Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

QELL DUTCHCO B.V.,

QUEEN CAYMAN MERGER LLC,

QELL ACQUISITION CORP.,

AND

LILIUM GMBH

DATED AS OF MARCH 30, 2021

TABLE OF CONTENTS

i

Exhibit A	Registration Rights Agreement
Exhibit B	Holdco Governing Documents
Exhibit C	Warrant Assumption Agreement
Exhibit D	Sponsor Letter Agreement
Exhibit E	Company Stockholders Support Agreement
Exhibit F	Form of Incentive Equity Plan
Exhibit G	Form of Restrictive Covenant
Exhibit H	Management Incentive Success Awards

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of March 30, 2021, is made by and among Qell DutchCo B.V., a Netherlands limited liability company (“Holdco”), Queen Cayman Merger LLC, a Cayman Islands limited liability company (“Merger Sub”), Qell Acquisition Corp., a blank check company incorporated as a Cayman Islands exempted company (“Qell”) and Lilium GmbH, a German limited liability company (the “Company”). Each of Holdco, Merger Sub, Qell and the Company shall individually be referred to herein from time to time as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Qell is a blank check company that was originally incorporated as a Cayman Islands exempted company on August 7, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, (b) Holdco is a newly formed entity that is, as of the date hereof, wholly owned by Sponsor and was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”) and (c) Merger Sub is a newly formed entity that is, as of the date hereof, a wholly owned subsidiary of Holdco that was formed for purposes of consummating the Transactions;

WHEREAS, after the execution of this Agreement and prior to the Merger Effective Time, the legal form of Holdco shall be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) on the terms and subject to the conditions set forth in this Agreement (the “Holdco Reorganization”);

WHEREAS, following the Holdco Reorganization, but after the Required Holdco Shareholder Approval (as defined below), upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (2021 Revision) (the “Cayman Companies Act”) and the Limited Liability Companies Act (2021 Revision) of the Cayman Islands (the “Cayman LLC Act” and together with the Cayman Companies Act, the “Cayman Islands Acts”), at the Merger Effective Time (as defined below), Qell will merge with and into Merger Sub, with Merger Sub surviving such merger (the “Merger”);

WHEREAS, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person, the Relevant Qell Shares (as defined below) shall be automatically cancelled and extinguished in exchange for the Merger Consideration (as defined below) and the Merger Consideration will be settled as follows: (i) each holder of Relevant Qell Shares will be entitled to the Merger Claims (as defined below), (ii) the Merger Claims will be contributed to Holdco in exchange for the issuance of Holdco Class A Shares (in each case, upon the terms and subject to the conditions set forth in this Agreement); and (iii) the Surviving Company will issue and allot to Holdco corresponding Equity Securities in the Surviving Company;

WHEREAS, immediately after the Merger Effective Time, Merger Sub shall, and Holdco shall cause Merger Sub to, commence winding up under the Cayman LLC Act and distribute any and all of its tangible and intangible assets (including all cash) and transfer any and all of its liabilities to Holdco;

WHEREAS, immediately following the commencement of its winding up and the distribution by Merger Sub of all of its (tangible and intangible) assets (including cash, which shall have been beneficially received by Holdco prior to the continuation of any other transaction to be consummated at or in connection with Closing) and the assignment of any and all of its liabilities referenced in the foregoing, in that order: (i) first, Holdco will consummate the PIPE Financing, (ii) second, no sooner than the Business Day following the Liquidation Distribution and Assumption (as defined below) the appointment of Mr Daniel Wiegand as executive director to the board of directors of Holdco (the “Holdco Board”) as approved in the Required Holdco Shareholder Approval will take effect, (iii) third, the Holdco Board will sign the Holdco Board Agreements (as defined below), (iv) fourth, Holdco (as approved in the Required Holdco Shareholder Approval) and the Company Shareholders will consummate the Company Share Exchange and (v) fifth, the appointment of additional members to the Holdco Board as approved in the Required Holdco Shareholder Approval will take effect;

WHEREAS, in connection with the Transactions, the Parties desire for Holdco to register the issuance of the Holdco Shares (as defined below) with the SEC to become a publicly traded company;

WHEREAS, pursuant to the Governing Documents of Qell, Qell is required to provide an opportunity to its shareholders to have their outstanding Qell Class A Shares redeemed pursuant to the Qell Shareholder Redemption on the terms and subject to the conditions set forth therein in connection with obtaining the Required Qell Shareholder Approval (as defined below);

WHEREAS, concurrently with the execution of this Agreement, each of the Company Shareholders is entering into a support agreement (the “Support Agreement”), with Holdco, Merger Sub and Qell, pursuant to which, among other things, each such Company Shareholder (a) granted or will grant, as applicable, the Company (or a designee of the Company) with a power of attorney, in substantially the form attached to the Support Agreements, permitting and directing the Company (or a designee of the Company) (acting on behalf of each Company Shareholder) to, or, in case of certain Company Shareholders, undertook or will undertake to, execute (i) the Dutch Deed of Issue, (ii) a German Share Transfer Deed and (iii) any Ancillary Documents to which such Company Shareholder is or will be a party, (b) undertook, or will undertake, as applicable, vis-à-vis the Company, Holdco, Qell and each other Company Shareholder to take all necessary or desirable actions in connection with the Transactions (including executing an exchange agreement in the form provided by the Company (and that is reasonably satisfactory to Qell and Holdco) to consummate the Company Share Exchange in accordance with the terms of this Agreement) and (c) agreed or will agree, as applicable, to certain covenants to support the Transactions (including restrictions on the sale, disposition or transfer of the Company Shares held by him, her or it), in each case, on the terms and subject to the conditions set forth in the Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, Qell Partners, LLC, a Cayman Islands limited liability company (the “Sponsor”), Qell, the Company and Holdco are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) the Sponsor has agreed to vote in favor of this Agreement and the Transactions (including the Merger), (b) the Sponsor has agreed to waive any adjustment to the conversion ratio set forth in the Governing Documents of Qell or any other anti-dilution or similar protection with respect to the Qell Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise) and (c) the Sponsor has agreed to certain forfeiture and vesting terms applicable to the Holdco Class A Shares acquired by Sponsor in the Merger, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, (a) concurrently with the execution of this Agreement, each of Holdco and Qell are entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “Investors”) pursuant to which, among other things, the Investors have agreed to subscribe for and purchase, and Holdco has agreed to issue and sell to the Investors, an aggregate number of Holdco Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $ 450,000,000 (which amount, for the avoidance of doubt, includes amounts subscribed for by the Sponsor and/or the Company Shareholders as well as the Investors) on the Final Closing Date prior to the Company Share Exchange, on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, immediately prior to the Closing, in accordance with Sections 7.2(d)(ii) and 7.3(d)(ii), Holdco, the Sponsor and each Company Shareholder shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, (a) the Sponsor and each such Company Shareholder will agree not to effect any sale or distribution of any Equity Securities of Holdco issued pursuant to this Agreement or the Subscription Agreements during the applicable lock-up period described therein and (b) the Sponsor and each such Company Shareholder will be granted certain registration rights with respect to their respective Holdco Class A Shares, in each case, on the terms and subject to the conditions therein;

WHEREAS, the Board of Directors of Qell (the “Qell Board”) has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, Qell, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the authorization of the Plan of Merger (as defined below) and the approval of the Transactions contemplated by this Agreement by the shareholders of Qell in order to procure the Required Qell Shareholder Approval;

WHEREAS, the Holdco Board has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Holdco, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the shareholders of Holdco;

WHEREAS, the advisory board of the Company (the “Company Board”) has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, the Company, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) procured the requisite approval and adoption of this Agreement, the Merger and the other Transactions by the shareholders of the Company with the majority necessary pursuant to Company’s Governing Documents (the “Required Company Shareholder Approval”);

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder in respect of each of the Company Share Exchange and the Merger, (b)  the Company Share Exchange constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and (c) the Merger constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code (together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1

CERTAIN DEFINITIONS

Section 1.1.         Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affordable Care Act” shall mean the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and regulations promulgated thereunder.

“Aggregate PIPE Proceeds” means the cash proceeds to be actually received by Holdco or an Affiliate thereof in respect of the PIPE Financing.

“Aggregate Holdco Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by Holdco or any of its Affiliates from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to the Qell Shareholder Redemption) and (b) the Aggregate PIPE Proceeds.

“Aggregate Share Consideration” means an amount of Holdco Shares equal to the Purchase Price divided by Holdco Per Share Value.

“Allocated Legacy ESOP Pool” means the number of Company Common Shares subject to Legacy Options immediately prior to the Merger Effective Time.

“Ancillary Documents” means the Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby (other than the Support Agreement).

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Antitrust Laws” means any antitrust, competition, merger control or trade regulatory law.

“Applicable Exchange Consideration Per Share” means, immediately prior to the Company Share Exchange, (i) with respect to each outstanding Company Common Share, the Company Common Share Value, (ii) with respect to each outstanding Company Seed Preferred Share, the Company Seed Preferred Share Value, (iii) with respect to each outstanding Company Series A Preferred Share, the Company Series A Preferred Share Value, (iv) with respect to each outstanding Company Series B Preferred Share, the Company Series B Preferred Share Value, (v) with respect to each outstanding Company Series B1 Preferred Share, the Company Series B1 Preferred Share Value, and (vi) with respect to each outstanding Company Series B2 Preferred Share, the Company Series B2 Preferred Share Value.

“Average Qell Share Price” means the average of the volume weighted averages of the trading prices of Qell Class A Shares on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Merger Effective Time.

“Business” means the business of, directly or indirectly, developing, manufacturing, operating, or marketing eVTOL jets and/or a network of eVTOL jets.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, the Cayman Islands, Amsterdam, the Netherlands and Munich, Germany are open for the general transaction of business.

“Business Intellectual Property” means all Intellectual Property Rights that are owned, used, held for use or practiced by the Group Companies in connection with the Business as currently conducted.

“BMWi” means the German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986.

“Company Common Shares” means the ordinary common shares of the Company.

“Company Common Share Value” means, as of immediately prior to the Company Share Exchange, with respect to a Company Common Share, an amount of Holdco Class A Shares equal to the Aggregate Share Consideration multiplied by a fraction, the numerator of which is the number of Fully-Diluted Company Shares represented by a single Company Common Share, and the denominator of which is the number of Fully-Diluted Company Shares.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Qell by the Company on the date hereof.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to the Company or any other Group Company pursuant to the terms this Agreement, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a),  (b) and (c) (Organization and Qualification), Section 3.2(a) and (b) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.5 (Consent and Requisite Governmental Approvals; No Violations), Section 3.8 (no Company Material Adverse Effect), and Section 3.18 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person other than a Group Company that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect, occurrence or state of facts that, individually or in the aggregate with any other change, event, effect, occurrence or state of facts, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of Holdco or the Company to consummate the Merger or the Company Share Exchange, as applicable; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect, occurrence or state of facts arising after the date hereof from or related to (i) general business or economic conditions in or affecting Germany, the United States or the Netherlands, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, or any escalation of the foregoing, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country or region in the world, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or IFRS or the interpretation thereof, (v) any change, event, effect, occurrence or state of facts that is generally applicable to the Business of the Group Companies, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines (irrespective of its geographic reach), acts of God or other natural disasters or comparable events in Germany, the United States, the Netherlands, or any other country or region in the world, or any escalation of the foregoing, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, guideline or recommendation issued by a Governmental Entities, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); provided, however, that any change, event, effect, occurrence or state of facts resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, occurrence or state of facts has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating similar businesses to the Business of the Group Companies.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Product” means each product that is being developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Group Company.

“Company Seed Preferred Share Value” means, as of immediately before the Company Share Exchange, with respect to a Company Seed Preferred Share, an amount of Holdco Class A Shares equal to the Aggregate Share Consideration multiplied by a fraction, the numerator of which is the number of Fully-Diluted Company Shares represented by a single Company Seed Preferred Share, and the denominator of which is the number of Fully-Diluted Company Shares.

“Company Series A Preferred Share Value” means, as of immediately before the Company Share Exchange, with respect to a Company Series A Preferred Share, an amount of Holdco Class A Shares equal to the Aggregate Share Consideration multiplied by a fraction, the numerator of which is the number of Fully-Diluted Company Shares represented by a single Company Series A Preferred Share, and the denominator of which is the number of Fully-Diluted Company Shares.

“Company Series B Preferred Share Value” means, as of immediately before the Company Share Exchange, with respect to a Company Series B Preferred Share, an amount of Holdco Class A Shares equal to the Aggregate Share Consideration multiplied by a fraction, the numerator of which is the number of Fully-Diluted Company Shares represented by a single Company Series B Preferred Share, and the denominator of which is the number of Fully-Diluted Company Shares.

“Company Series B1 Preferred Share Value” means, as of immediately before the Company Share Exchange, with respect to a Company Series B1 Preferred Share, an amount of Holdco Class A Shares equal to the Aggregate Share Consideration multiplied by a fraction, the numerator of which is the number of Fully-Diluted Company Shares represented by a single Company Series B1 Preferred Share, and the denominator of which is the number of Fully-Diluted Company Shares.

“Company Series B2 Preferred Share Value” means, as of immediately before the Company Share Exchange, with respect to a Company Series B2 Preferred Share, an amount of Holdco Class A Shares equal to the Aggregate Share Consideration multiplied by a fraction, the numerator of which is the number of Fully-Diluted Company Shares represented by a single Company Series B2 Preferred Share, and the denominator of which is the number of Fully-Diluted Company Shares.

“Company Seed Preferred Shares” means the ordinary seed shares of the Company.

“Company Series A Preferred Shares” means the ordinary Series A shares of the Company.

“Company Series B Preferred Shares” means the ordinary Series B shares of the Company.

“Company Series B1 Preferred Shares” means the ordinary Series B1 shares of the Company.

“Company Series B2 Preferred Shares” means the ordinary Series B2 shares of the Company.

“Company Shares” means, collectively, the Company Common Shares, Company Seed Preferred Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series B1 Preferred Shares and Company Series B2 Preferred Shares.

“Company Shareholders” means the holders of Company Shares as of any determination time.

“Company Shareholders Agreement” means the series B-2 shareholders agreement relating to the Company dated March 11, 2020 (notarial deed no. 318/2020 H of notary public Prof. Dr. Hasselbrink, Berlin, Germany) as amended by a “Series B-2 Extension Investment Agreement” dated May 29, 2020 (notarial deed no. 448/2020 H of notary public Prof. Dr. Hasselbrink, Berlin, Germany) and as further amended by an ”Amendment Agreement No. 2” dated November 10, 2020 (notarial deed no. 881/2020 H of notary public Prof. Dr. Hasselbrink, Berlin, Germany) and an “Amendment Agreement No. 3” dated March 26, 2020 (notarial deed no. 1728/2021 of notary public Dr. Bernhard Schaub, Munich, Germany).

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of December 3, 2020 (as amended), by and between the Company and Qell.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Action” means any inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Qell to withhold, condition or delay consent with respect to such action or inaction (whether or not Qell has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, “furlough”, social distancing, shut down, closure, sequester or any other Law, Order, Proceeding, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Data Room” means the electronic data room located at https://services.intralinks.com/web/index.html?#workspace/10309435/documents under the project name “Project Munich 2021 – Live VDR”.

“EIP” means the 2021 Equity Incentive Plan of Holdco.

“EIP Administrator” means the administrator of the EIP.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation plan, and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or provides benefits under, or under or with respect to which any Group Company has any Liability (contingent or otherwise), other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“ESPP” means the 2021 Employee Share Purchase Plan of Holdco.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“eVTOL Convertible Loan” means the convertible loan instrument dated January 22, 2021, between the Company and Stichting eVTOL Investment, and which shall be contributed to Holdco in exchange for Holdco Shares.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Contintental Stock Transfer & Trust Company.

“FDI Laws” means any provision in connection with the screening of non-German investments pursuant to the German Foreign Trade Act (Außenwirtschaftsgesetz), German Foreign Trade Ordinance (Außenwirtschaftsverordnung) and any Law and Order thereunder, in each case as amended from time to time.

“FDI Screening” means any proceedings pursuant to FDI Laws (i.e., so called phase 1 and 2 pursuant to FDI Laws) carried out by a Governmental Entity in relation to any Transactions.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Founders” means each of Daniel Wiegand, Sebastian Born, Matthias Meiner and Patrick Nathen.

“Fully-Diluted Company Shares” means, as of immediately prior to Company Share Exchange, the number of Company Common Shares issued and outstanding, and all Company Common Shares which would be issued and outstanding if (i) all Company Common Shares issuable upon conversion or exchange of the Company Seed Preferred Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series B1 Preferred Shares and Company Series B2 Preferred Shares, and (ii) all Company Common Shares issuable upon the exercise or exchange of issued and outstanding options, warrants, awards, convertible securities and any other right to subscribe for Company Common Shares had been exercised in full and to their maximum extent (including, for the avoidance of doubt, the Allocated Legacy ESOP Pool and the eVTOL Convertible Loan, but excluding the Unallocated Legacy ESOP Pool and the Legacy ESOP Refresh Pool).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a German limited liability company are its articles of association (Satzung) and Shareholders’ Agreement (Gesellschaftervertrag), the “Governing Documents” of a Netherlands company are its articles of association (statuten), the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association and the “Governing Documents” of a Cayman Islands limited liability company are its limited liability company agreement.

“Governmental Entity” means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), including the European Parliament and the Council of Europe.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to, Liability pursuant to any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances or radon.

“Holdco Class A Share” means an ordinary Class A share in the share capital of Holdco.

“Holdco Class B Share” means an ordinary Class B share in the share capital of Holdco.

“Holdco Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to Holdco pursuant to the terms of this Agreement, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Holdco and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Holdco pursuant to this Agreement or any Ancillary Document.

“Holdco Per Share Value” means $10.00.

“Holdco Shares” means, collectively, the Holdco Class A Shares and the Holdco Class B Shares.

“Holdco Warrants” means each warrant to purchase one Holdco Class A Share at a price of $11.50, subject to adjustment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards as promulgated by the International Standards Accounting Board.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets and rights under applicable trade secret Law in the foregoing (“Trade Secrets”), know-how and confidential and proprietary information, including (whether patentable or not and whether or not reduced to practice) invention disclosures, inventions and formulae, ideas, research in progress, processes, process technology, methodologies, algorithms, technical information, pricing and cost information, data, databases, data collections, designs, schematics, blueprints, models, prototypes, strategies, techniques, source code, and source code documentation; (e) proprietary rights in or to Software; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intervening Event” means an event that materially and adversely affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to Qell as of the date hereof (or the consequences of which were not reasonably foreseeable to Qell as of the date hereof), and that becomes known to Qell after the date of this Agreement, but specifically excluding (and none of the following shall specifically be taken into account in determining whether or not such an event has occurred), in each case, (x) any event that relates to or is reasonably likely to give rise to or result in any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination (other than the business combination effectuated by this Agreement), (y) general economic conditions, changes in capital markets or any declines or improvements in financial markets, including any such changes that disproportionately impact the trading of securities of one or more of the Company’s competitors (provided, for the avoidance of doubt, that any such changes that are brought about as a result of an event that otherwise constitutes an Intervening Event shall not, as a result of the foregoing, prevent such other event in and of itself constituting an Intervening Event), and (y) any event arising from, or related to epidemics, disease outbreaks or pandemics (other than, for the avoidance of doubt, arising from COVID-19).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Projections” means the presentations and projections set forth in the Data Room at: 1.1.2; 1.2.1.1; 1.2.1.2; 1.2.3.1; and 1.2.3.2 ; provided that, for the avoidance of doubt, the term “Investor Projections” shall not include any presentations or projections in respect of Taxes.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Legacy ESOP” means the Employee Stock Option Program Conditions, subject to such amendments or addendums as may apply to a particular Legacy Option holder, of the Company existing at the date of this Agreement.

“Legacy ESOP Pool” means an aggregate of 8,529 Company Common Shares.

“Legacy ESOP Refresh Pool" means an aggregate of 883 Company Common Shares.

“Legacy ESOP Subscription Agreement” means the agreement between the Company and a Legacy Optionholder pursuant to which the Company allotted to the Legacy Optionholder one or more Legacy Options under the Legacy ESOP.

“Legacy Option” means an option to purchase a Company Common Share issued pursuant to the Legacy ESOP.

“Legacy Optionholder” means each person holding a Legacy Option as of immediately prior to the Company Share Exchange.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Management Incentive Success Awards" means the number of Holdco Class A Shares issued or issuable (including pursuant to a joint ownership plan or otherwise) pursuant to and granted in accordance with those certain management incentive success award agreements that exist by and between the Company and certain employees of the Company attached hereto for information purposes only as Exhibit H; provided, that, for the avoidance of doubt, Holdco will assume such obligations of the Company thereunder at the Closing; and provided, further that, notwithstanding the terms of such Management Incentive Success Awards, no amount of the Management Incentive Success Awards shall be paid in cash without the prior consent of Qell.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“NSI Act” means the proposed UK National Security and Investment Act and related regulations to the extent they enter into force before the Closing.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license, or an ongoing licensee fee of less than $20,000 per year.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Qell Shareholder Approval” means the approval, at the Qell Shareholders Meeting where a quorum is present, in the case of each Transaction Proposal (other than the Business Combination Proposal and the Merger Proposal), by an ordinary resolution in accordance with Qell’s articles of association requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Qell Shares present in person or represented by proxy at the Qell Shareholders Meeting and entitled to vote on such matter.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Final Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, foundation or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified or identifiable natural person.

“Plan of Merger” means the plan of merger to be entered into between Qell, Merger Sub and Holdco in respect of the merger of Qell and Merger Sub, the terms of which will be in accordance with this Agreement.

“Pre-Closing Qell Holders” means the holders of Qell Shares at any time prior to the Merger Effective Time, as applicable.

“Privacy Laws” means Laws in any jurisdiction relating to the Processing or protection of Personal Data, including the European Union General Data Protection Regulation 2016/679 (“GDPR”), the e-Privacy Directive (2002/58/EC) and including any predecessor, successor or implementing legislation of the foregoing, and any amendments or re-enactments of the foregoing, in each case as and to the extent applicable to the operation of the Business.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, receipt, use, storage, processing, recording, storage, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

“Public Software” means any Software that contains, includes, incorporates or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is subject to a license or other agreement commonly referred to as free software, open source software (e.g., Linux and any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org) or similar licensing or distribution models, under any terms or conditions that requires, as a condition of the use, modification or distribution of Software subject to such license or agreement, that such Software or other Software linked with, called by, combined or distributed with such software (a) be made available, disclosed, distributed, offered, licensed or delivered publicly in source code form; (b) be licensed under terms that allow the creation of derivative works, reverse engineering, reverse assembly, or disassembly of any kind, or (c) be redistributable at no, or a nominal, charge.

“Purchase Price” means $2,400,000,000.

“Qell Class A Shares” means Qell’s Class A ordinary shares.

“Qell Class B Shares” means Qell’s Class B ordinary shares.

“Qell Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Qell on the date hereof.

“Qell Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to Qell pursuant to the terms of this Agreement, Qell in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Qell and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Qell pursuant to this Agreement or any Ancillary Document.

“Qell Financial Statements” means all of the financial statements of Qell included in the Qell SEC Reports.

“Qell Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.3 (Consents and Requisite Government Approvals; No Violations), Section 5.4 (Brokers), Section 5.6(a) (Capitalization of Qell), Section 4.1 (Organization and Qualification), Section 4.2 (Authority) and Section 4.3 (Capitalization of Holdco).

“Qell Material Adverse Effect” means any change, event, effect, occurrence or state of facts that, individually or in the aggregate with any other change, event, effect, occurrence or state of facts, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Qell or Holdco or (b) the ability of Qell, Merger Sub or Holdco to consummate the Merger provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Qell Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect, occurrence or state of facts arising after the date hereof from or related to (i) general business or economic conditions in or affecting Germany, the United States, the Cayman Islands or the Netherlands, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Cayman Islands, the Netherlands or any other country, including the engagement by Germany, the United States, the Cayman Islands, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism or any escalation of the foregoing, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Cayman Islands, the Netherlands or any other country or region in the world, or changes therein, including changes in interest rates in Germany, the United States, Cayman Islands, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or IFRS or the interpretation thereof, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 5.3 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties), or (vi) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines (irrespective of its geographic reach), acts of God or other natural disasters or comparable events in Germany, the United States, the Cayman Islands, the Netherlands, or any other country or region in the world, or any escalation of the foregoing, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement, guideline or recommendation issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic).

“Qell Shareholder Approval” means, collectively, the Required Qell Shareholder Approval and the Other Qell Shareholder Approval.

“Qell Shareholder Redemption” means the right of the holders of Qell Class A Shares to redeem all or a portion of their Qell Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Qell.

“Qell Shares” means, collectively, the Qell Class A Shares and the Qell Class B Shares.

“Qell Warrants” means each warrant to purchase one Qell Class A Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all (a) issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and pending applications for registration of Copyrights, that are the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world and (b) Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of Qell.

“Relevant Qell Shares” means the Qell Shares issued and outstanding immediately prior to the Merger Effective Time and that are held by Pre-Closing Qell Holders who (i) do not redeem their Qell Class A Shares for cash pursuant to the Qell Shareholder Redemption or (ii) hold Qell Class B Shares; provided, that “Relevant Qell Shares” shall exclude any Qell Shares held by Qell as treasury shares.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Holdco Shareholder Approval” means the adoption of the following resolutions at the Holdco Shareholder Meeting (in each case, subject to the applicable terms and conditions set forth in this Agreement including the chronological and conditional order specified in Section 2.2):

(i)                 to the extent required, the ratification of the execution of this Agreement;

(ii)                the issuance of Holdco Class A Shares to the holders of Merger Claims as part of the Merger, and to the extent required, the approval of the contribution in kind of such Merger Claims as payment for the Holdco Class A Shares so issued and the preclusion of pre-emptive rights for Holdco Class A Shares as part of such issuance;

(iii)              the ratification of the execution of the Warrant Assumption Agreement and the authorization of the assumption of Qell Warrants pursuant to the Warrant Assumption Agreement and issuance of the applicable amount of Holdco Shares pursuant to such Converted Warrants (and, to the extent required, the approval of this contribution in kind as payment for the warrants representing Holdco Class A Shares so issued and the preclusion of pre-emptive rights for Holdco Class A Shares as part of such issuance);

(iv)              the issuance of Holdco Shares pursuant to the PIPE Financing and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance;

(v)               the Wiegand Board Appointment;

(vi)              the issuance of Holdco Shares pursuant to the Dutch Deed of Issue to the Company Shareholders as part of the Company Share Exchange and, to the extent required, the approval of the contribution in kind of Company Shares as payment for the Holdco Shares so issued and the preclusion of pre-emptive rights for Holdco Shares as part of such issuance;

(vii)             the Remaining Holdco Board Appointments;

(viii)            the issuance of Holdco Shares under the Legacy ESOP pursuant to Section 2.5 and Section 6.10 and the approval of the Holdco Equity Plans pursuant to Section 6.10; and

(ix)              the issuance of Holdco Shares pursuant to the contribution of the eVTOL Convertible Loan to Holdco (and, to the extent required, the approval of this contribution in kind as payment for the Holdco Class A Shares so issued and the preclusion of pre-emptive rights for Holdco Class A Shares as part of such issuance).

“Required Qell Shareholder Approval” means the approval, at the Qell Shareholders Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with Qell’s articles of association requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Qell Shares present in person or represented by proxy at the Qell Shareholders Meeting and entitled to vote on such matter and (b) in the case of the Merger Proposal, by a special resolution in accordance with Qell’s articles of association requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Qell Shares present in person or represented by proxy at the Qell Shareholders Meeting and entitled to vote on such matter.

“Restrictive Covenants” means the non-compete and non-solicit agreements entered into by each of the Founders in the form appended to this Agreement at Exhibit G.

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and any other equivalent or comparable export control laws and regulations of other countries, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and the Qell Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation (including a German GmbH or a Dutch B.V. or Dutch N.V.), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any U.S. federal, state, local or non-United States income gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, obligation to repay input value added tax (Vorsteuerberichtungen), excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever (including but not limited to any taxes and auxiliary levies within the meaning of section 3 German Tax Act (Abgabenordnung) that are, in each case, in the nature of or similar to a tax), whether computed on a separate or combined, unitary or consolidated basis or in any other manner, owed as tax payer or as a secondary liability (Haftungsschuld), assessed, to be withheld or payable by law together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments, and reports relating to Taxes required to be filed with any Governmental Entity (including any amendments thereto).

“Unallocated Legacy ESOP Pool” means the number of Company Common Shares equal to the Legacy ESOP Pool less the Allocated Legacy ESOP Pool.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of the Final Closing Date.

“Unpaid Holdco Expenses” means the Holdco Expenses that are unpaid as of the Final Closing Date.

“Unpaid Qell Expenses” means the Qell Expenses that are unpaid as of the Final Closing Date.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of 29 September 2020, between Qell and the Trustee.

Section 1.2.         Certain Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	Section 6.6(a)
Additional Qell SEC Reports	Section 5.7
Agreed Holdco Governing Documents	Section 6.17(a)
Agreement	Introduction
Audited Financial Statements	Section 6.13
Business Combination Proposal	Section 6.8
Cayman Islands Act	Recitals
Certificates	Section 2.6
Closing	Section 2.2
Closing Commencement Date	Section 2.2
Closing Press Release	Section 6.4(b)
Company	Introduction
Company Board	Recitals

Term	Section
Company Share Exchange	Section 2.1(f)
Converted Warrant	Section 2.4
Creator	Section 3.14(d)
D&O Persons	Section 6.16(a)
Dutch Deed of Issue	Section 2.1(f)(ii)
Embargoed Jurisdictions	Section 3.22
Exchange Fund	Section 2.6(a)
eVTOL Contribution	Section 2.1(f)(iii)
Final Closing Date	Section 2.2
Financial Statements	Section 3.4(a)
GDPR
German Transfer Deed	Section 2.1(e)
Holdco	Introduction
Holdco Board	Recitals
Holdco Board Agreements	Section 6.18(b)
Holdco D&O Tail Policy	Section 6.16(c)
Holdco Equity Plan	Section 6.10
Holdco Reorganization	Recitals
Holdco Shareholder Meeting	Section 2.1(b)
Intended Tax Treatment	Recitals
Intervening Event Notice	Section 6.8(b)
Intervening Event Notice Period	Section 6.8(b)
Investors	Recitals
IP Contract	Section 3.14(c)
IPO	Section 9.18
Leased Real Property	Section 3.19(b)
Letter of Transmittal	Section 2.6(b)
Liquidating Distribution and Assumption	Section 2.1(d)
Material Contracts	Section 3.7(a)
Material Permits	Section 3.6
Merger	Recitals
Merger Claim	Section 2.1(c)(iv)
Merger Documents	Section 2.1(c)(ii)
Merger Effective Time	Section 2.1(c)(ii)
Merger Sub	Introduction
Merger Proposal	Section 6.8(a)
Modification in Recommendation	Section 6.8(b)
Parties	Introduction
PIPE Financing	Recitals
Privacy and Data Security Policies	Section 3.21(a)
Prospectus	Section 9.18
Public Shareholders	Section 9.18
Qell	Introduction
Qell Acquisition Proposal	Section 6.6(b)
Qell Board	Recitals

Term	Section
Qell Related Parties	Section 5.9
Qell Related Party Transactions	Section 5.9
Qell SEC Reports	Section 5.7
Qell Shareholders Meeting	Section 6.8
Registration Rights Agreement	Recitals
Related Parties	Section 3.19(d)
Related Party Transactions	Section 3.19(d)
Related Proceeding	Section 9.16
Remaining Holdco Board Appointments	Section 6.17
Required Company Shareholder	Recitals
Required Holdco Shareholder Approval	Section 2.1(b)
Rollover Legacy Option	Section 2.5
Signing Filing	Section 6.4(b)
Signing Press Release	Section 6.4(b)
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Subscription Agreements	Recitals
Subsidies	Section 3.28
Support Agreement	Recitals
Surviving Company	Section 2.1(c)(i)
Termination Date	Section 8.1(d)
Transaction Litigation	Section 6.19
Transaction Proposals	Section 6.8
Transactions	Recitals
Trust Account	Section 9.18
Trust Account Released Claims	Section 9.18
Trust Agreement	Section 5.8
Trustee	Section 5.8
Wiegand Board Appointment	Section 2.1(e)

Article 2

Business Combination

Section 2.1.         Transactions.

(a)               Holdco Reorganization. After the execution of this Agreement and prior to the Merger Effective Time, Holdco shall effectuate the Holdco Reorganization whereby Holdco shall (i) change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its Governing Documents substantially in the form set forth on Exhibit B, and, as so amended and restated, shall be the Governing Documents of Holdco until thereafter amended in accordance with the terms thereof and applicable Law.

(b)              Required Holdco Shareholder Approval. After the execution of this Agreement and at any time prior to the Merger Effective Time, Holdco shall duly convene and hold, an extraordinary general meeting of Holdco in accordance with the Governing Documents of Holdco (the “Holdco Shareholder Meeting”), at which Holdco Shareholder Meeting, the Required Holdco Shareholder Approval shall be obtained.

(c)               Merger.

(i)                 At the Merger Effective Time, which shall be after the Holdco Reorganization and the Required Holdco Shareholder Approval, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Islands Acts, Qell shall merge with and into Merger Sub. Following the Merger Effective Time, the separate existence of Qell shall cease and Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Qell in accordance with the Cayman Islands Acts.

(ii)              On the Closing Commencement Date, Qell and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to Qell, Merger Sub and Holdco (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Acts) (the “Plan of Merger”), along with all other documentation and declarations required under the Cayman Islands Acts in connection with such merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies, in accordance with the relevant provisions of the Cayman Islands Acts (together, the “Merger Documents”). The Merger shall become effective on such date and time as is agreed by Qell and the Merger Sub and specified in the Merger Documents in accordance with the Cayman Islands Acts (the time the Merger becomes effective being referred to herein as the “Merger Effective Time”).

(iii)             The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the Cayman Islands Acts. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of Qell shall vest in the Surviving Company and all debts, liabilities, obligations and duties of Qell shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv)             At the Merger Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person:

(1)              each Relevant Qell Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically canceled and extinguished in exchange for the right to receive the Merger Consideration, which Merger Consideration will be settled as follows: (A) each holder of Relevant Qell Shares will be entitled to a claim for a corresponding Equity Security in the Merger Sub that is held in the accounts of the Exchange Agent, solely for the benefit of the holders of Relevant Qell Shares (each, a “Merger Claim” and together, the “Merger Claims”); and (B) the Merger Claims will be contributed to Holdco by the Exchange Agent for and on behalf of the holders of Relevant Qell Shares in exchange for the issuance of a corresponding number of Holdco Class A Shares (resulting, for the avoidance of doubt, so far as legally possible (subject always to Section 2.6(f)), in each Relevant Qell Share being exchanged for a Holdco Class A Share, and in fulfillment of each such holder’s respective obligations to pay up such Holdco Class A Shares (together the “Merger Consideration”); and

(2)              each Qell Share held immediately prior to the Merger Effective Time by Qell as treasury shares shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(v)              Immediately after the Merger Effective Time, (x) the Governing Documents of Merger Sub shall become the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law and (y) the Managing Member (as defined in the Governing Documents of Merger Sub) of Merger Sub immediately prior to the Merger Effective Time shall be the Managing Member of the Surviving Company.

(vi)             From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of Qell Shares or Qell Shares held in book-entry form issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(vii)            If after the date hereof and prior to the Merger Effective Time, Qell pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any Qell Shares, then the consideration payable in respect of such Qell Share in accordance with Section 2.1(c)(iv) will be appropriately adjusted to provide to the holders of the Qell Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, any consideration payable pursuant to Section 2.1(c)(iv).

(viii)          Notwithstanding anything herein to the contrary, any Qell Share redeemed in the Qell Shareholder Redemption shall be canceled and converted into the right to receive the consideration offered in the Qell Shareholder Redemption and shall not be entitled to receive any consideration pursuant to Section 2.1(c)(iv).

(d)              Liquidation Commencement. Immediately after the Merger Effective Time and always at least one Business Day prior to the Wiegand Board Appointment, (i) the Surviving Company shall, and Holdco shall cause the Surviving Company to, commence winding-up on a voluntary basis under the Cayman LLC Act; (ii) the Surviving Company shall, and Holdco shall cause the Surviving Company to, effect a liquidating distribution of all of its tangible and intangible assets (including cash) to Holdco; and (iii) Holdco shall assume any and all liabilities of the Surviving Company (the “Liquidating Distribution and Assumption”).

(e)               Wiegand Board Appointment. No earlier than the Business Day after the consummation of the Liquidating Distribution and Assumption (including, for the avoidance of doubt, beneficial receipt by Holdco of the cash payment from such Liquidating Distribution and Assumption), Holdco shall appoint Mr Daniel Wiegand as executive director to the Holdco Board (as chief executive officer), with such appointment taking immediate effect (the “Wiegand Board Appointment”), and the Holdco Board shall execute the Holdco Board Agreements.

(f)                Company Share Exchange.

(i)                 After the Wiegand Board Appointment and the execution of the Holdco Board Agreements, and upon the terms and subject to the conditions set forth in the exchange agreement entered into among the Company and each Company Shareholder, and otherwise in accordance with Dutch Law and the Laws of Germany, each holder of Company Shares shall contribute each Company Share held by it and Holdco shall accept such contribution and in exchange issue to such holder such number of Holdco Class A Shares that is equal to the Applicable Exchange Consideration Per Share with respect to such Company Share provided that in exchange for any Company Share contributed to Holdco by Daniel Wiegand or any of his Affiliates in the Company Share Exchange, Holdco shall issue with respect to each Company Share contributed by such Company Shareholder such number of Holdco Class B Shares that is equal to the Applicable Exchange Consideration Per Share with respect to such Company Share (such transactions together being the “Company Share Exchange”).

(ii)              In connection with the Company Share Exchange, (i) the Company shall procure that each Company Shareholder will enter with Holdco (as approved in the Required Holdco Shareholder Approval) into a private “deed of issue” of shares in Holdco governed by Dutch Law in a form and substance reasonably satisfactory to Qell (the “Dutch Deed of Issue”) under which Holdco will issue to each such Company Shareholder such Holdco Shares in connection with the portion of the consideration to which he, she or it is entitled pursuant to Section 2.1(f)(i), and (ii) concurrently with the execution of the Dutch Deed of Issue, the Company and each Company Shareholder (or the Company on behalf and as representative of each Company Shareholder pursuant to a power of attorney) will enter with Holdco into a notarized “transfer deed” governed by German law and notarized by a German civil-law notary, in a form and substance reasonably satisfactory to Qell (the “German Transfer Deed”), under which each such Company Shareholder’s Company Shares will be assigned and transferred to Holdco in fulfilment of such Company Shareholder’s respective obligations under the Dutch Deed of Issue to pay up the respective Holdco Shares issued to such Company Shareholder under the Dutch Deed of Issue by payment in kind by way of contribution of the Company Shares.

(iii)            eVTOL Convertible Loan. Immediately after the Company Share Exchange, Holdco will enter, and the Company shall procure that Stichting eVTOL Investment will enter with Holdco (as approved in the Required Shareholder Approval), into a private deed of issue of shares in Holdco governed by Dutch law in a form reasonably satisfactory to Qell under which Holdco will issue to Stichting eVTOL Investment such Holdco Shares to which Stichting eVTOL Investment would otherwise had been entitled to had the eVTOL Convertible Loan been exercised into Company Shares immediately prior to, and Stichting eVTOL Investment had thereafter participated in, the Company Share Exchange in accordance with Section 2.1(f)(i), by payment in kind by way of assignment by Stichting eVTOL Investment to Holdco (with approval of the Company) of, and subsequent contribution to Holdco of, the eVTOL Convertible Loan (the “eVTOL Contribution”).

Section 2.2.        Closing. The closing of the Transactions (the “Closing”) shall commence at 09:00 a.m., Cayman Islands time, as promptly as practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Commencement Date”) at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036 or at such other place, date and/or time as Qell and the Company may agree in writing (including email, and which, for the avoidance of doubt, may include agreement to host a “virtual” closing). For the avoidance of doubt, after the Holdco Reorganization and the Required Holdco Shareholder Approval is obtained, the various Transactions shall take legal effect under applicable laws in the following chronological and conditional order:

(a)              First, the Merger shall be consummated (by means of the execution and filing of the Merger Documents) in accordance with Section 2.1(c);

(b)              Second, immediately after the consummation of the Merger, the Liquidating Distribution and Assumption shall be consummated in accordance with Section 2.1(d);

(c)              Third, the PIPE Financing shall be consummated in accordance with the terms and conditions set forth in the Subscription Agreements;

(d)              Fourth, at least one Business Day after the consummation of the Liquidating Distribution and Assumption (the “Final Closing Date”), the Wiegand Board Appointment shall be completed in accordance with Section 2.1(e);

(e)              Fifth, immediately after the Wiegand Board Appointment, the Holdco Board Agreements shall be executed in accordance with Section 6.18(b);

(f)               Sixth, the Company Share Exchange shall be consummated in accordance with Section 2.1(f);

(g)              Seventh, the eVTOL Contribution shall be consummated in accordance with Section 2.1(f)(iii); and

(h)              Eighth, the Remaining Holdco Board Appointments shall be effected in accordance with Section 6.17; and

(i)               Ninth, having previously satisfied all initial listing requirements, the Holdco Shares shall (subject to any restrictions set forth in this Agreement or any Ancillary Documents) become available for listing on NASDAQ in accordance with Section 6.11.

Section 2.3.         Withholding. Holdco and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than with respect to any payment subject to compensatory withholding, prior to deducting and withholding any amounts pursuant to this Section 2.3, Holdco shall use reasonable efforts to notify the payee a reasonable time in advance of any amounts that Holdco or any other applicable withholding agent intends to withhold from any payments hereunder, as well as for the basis pursuant to which Holdco or such other applicable withholding agent intends to withhold under applicable Tax Law. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.4.        Qell Warrants. As a result of the Merger and without any action of any Party or any other Person (but without limiting the obligations of Holdco pursuant to the last sentence of this Section 2.4), each Qell Warrant that is outstanding immediately prior to the Merger Effective Time shall automatically cease to represent a right to acquire Qell Class A Shares and shall automatically represent, immediately following the Merger Effective Time, a right to acquire Holdco Class A Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Agreement; provided, that each Converted Warrant: (a) shall represent the right to acquire the number of Holdco Class A Shares equal to the number of Qell Class A Shares subject to each such Qell Warrant immediately prior to the Merger Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one Holdco Class A Share; and (c) shall expire on the five (5) year anniversary of the Final Closing Date. Holdco shall enter into a warrant assumption agreement as of immediately prior the Merger Effective Time, such assumption agreement to be substantially in the form attached hereto as Exhibit C to this Agreement. Upon exercise, the Converted Warrants will be contributed to Holdco by the Exchange Agent as contribution in kind for and on behalf of the holders of the Converted Warrants in exchange for the issuance of a corresponding number of Holdco Class A Shares pursuant to this Section 2.4.

Section 2.5.         Legacy Options.

(a)               Prior to the Company Share Exchange, the Company will use commercially reasonable efforts to amend the Legacy ESOP in respect of each Legacy Optionholder effective as of the Company Share Exchange as follows: (1) no further Legacy Options will be issued under the Legacy ESOP on or after the Merger Effective Time; (2) existing Legacy Option awards will remain outstanding and, to the extent unvested, shall continue to vest in accordance with the applicable Legacy ESOP Subscription Agreement; (3) except as otherwise set forth in this Agreement, settlement of any award upon exercise of Legacy Options shall be made in Holdco Class A Shares; and (4) vested Legacy Options shall become exercisable on a quarterly basis, as determined by the EIP Administrator, commencing in the first quarter following the expiration of any lock up period applicable to Company Shareholders contained in any contractual agreement executed in connection with the Transactions. The Company shall use commercially reasonably efforts to obtain the approval of such amendments by each Legacy Optionholder to the extent required by law and the terms of the Legacy ESOP and/or Legacy ESOP Subscription Agreement, provided that if the approval of any Legacy Optionholder is not obtained, the Legacy Options held by such holder shall remain subject to the terms of the Legacy ESOP and Legacy ESOP Subscription Agreement and the governing documents of the Company as amended from time to time. Upon approval of the foregoing amendments, the number of Holdco Class A Shares that are deliverable upon exercise of a Legacy Option shall be equal to (A) the number of Company Common Shares subject to such Legacy Option immediately prior to the Merger Effective Time, multiplied by (B) the Company Common Share Value (each, a “Rollover Legacy Option”) at an exercise price per Holdco Class A Share equal to (X) the exercise price per Company Common Share of such Legacy Option immediately prior to the Effective Time, divided by (Y) the Company Common Share Value. Each Rollover Legacy Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the Legacy Option immediately prior to the Company Share Exchange, as amended pursuant to this Section 2.5(a). In the case of any Legacy Optionholders who are US tax payers, such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code.

(b)               Prior to the Closing, the Parties shall cooperate in good faith in order to finalise and agree any necessary amendment to the Company Governing Documents and the Legacy ESOP terms and conditions, and shall take all such other reasonably necessary or reasonably appropriate actions to cause Holdco Class A Shares to be delivered upon exercise of Rollover Legacy Options, or otherwise to give effect to the provisions of this Section 2.5. As soon as possible following execution (and in any event within fifteen (15) Business Days) of this Agreement, the Company shall provide to Qell and Holdco draft copies of the amended Governing Documents of the Company (to be adopted on Closing) and the amended Legacy ESOP terms and conditions, and shall grant Qell and Holdco a meaningful opportunity to provide comments on such drafts, which comments will be adopted in good faith.

Section 2.6.         Exchange of Certificates.

(a)               Exchange Agent. On the Closing Commencement Date (and after the Merger Effective Time), Holdco shall deposit with the Exchange Agent, for the benefit of the holders of the Merger Claims, the number of Holdco Shares (in uncertificated form or book-entry form) sufficient to deliver the applicable Holdco Shares to be issued to the holders of the Merger Claims pursuant to a private Dutch deed of issue entered into between Holdco and the Exchange Agent and this Agreement. In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, cash in lieu of any fractional shares payable pursuant in the Merger (all such Holdco Shares and cash, collectively, the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver that portion of the Merger Consideration consisting of Holdco Shares out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 2.6 hereof, the Exchange Fund shall not be used for any other purpose.

(b)               Exchange Procedures. As promptly as practicable after the Merger Effective Time, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of Qell Shares entitled to receive Holdco Shares in accordance with Section 2.1(c) pursuant to the contribution of its Merger Claim (as set forth in Section 2.1(c)(iv)), a letter of transmittal, which shall be in a form reasonably acceptable to Qell and the Company (the “Letter of Transmittal”). Within five (5) Business Days of the surrender to the Exchange Agent of all certificates evidencing ownership of Qell Shares (“Certificates”) held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver (i) the applicable number of Holdco Shares and (ii) an amount in immediately available funds equal to any cash in lieu of fractional shares, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated by this Section 2.6, each Certificate entitled to receive any Holdco Shares in accordance with Section 2.1(c)(iv) shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the applicable number of Holdco Shares that such holder is entitled to receive in accordance with the provisions of Section 2.1(c)(iv).

(c)               Distributions with Respect to Unexchanged Qell Shares. No dividends or other distributions declared or made after the Merger Effective Time with respect to the Holdco Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Qell Shares represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 2.6. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, Holdco shall pay or cause to be paid to the holder of the certificates representing shares of Qell Shares, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to the Holdco Shares to which a holder of Qell Shares would be entitled pursuant to Section 2.1(c)(iv), and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to the Holdco Shares to which a holder of Qell Shares would be entitled pursuant to Section 2.1(c)(iv).

(d)               Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed for one (1) year after the Merger Effective Time shall be delivered to Holdco, and any holders of Qell Shares who have not theretofore complied with this Section 2.6 shall thereafter look only to Holdco for the applicable consideration for the Merger. Any portion of the Exchange Fund remaining unclaimed by holders of Qell Shares, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(e)               No Liability. None of the Exchange Agent, Qell, Holdco, the Surviving Company or any of their respective Affiliates shall be liable to any holder of Qell Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.6.

(f)                Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Shares will be issued, and any holder of Qell Shares entitled to receive a fractional share of Holdco Shares but for this Section 2.6(f) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Holdco Share based on the Average Qell Share Price.

(g)               Post Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the applicable consideration under Section 2.1(c)(iv), as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.6.

Article 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Qell, in each case, as of the date hereof and as of the Closing Commencement Date, as follows:

Section 3.1.         Organization and Qualification.

(a)               Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the legal form, jurisdiction of formation or organization (as applicable) registered seat, registration details, business address and share capital for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its Businesses. There are no pending applications for registration (and no resolutions or other actions requiring such registration) in the commercial register or with any other competent authority in respect of any Group Company that have not yet been registered.

(b)               True and complete copies of the Governing Documents of each Group Company and the Company Shareholders Agreement have been made available to Qell, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company and the Company Shareholders Agreement are in full force and effect, and no Group Company is in material breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholders Agreement. The Company Shareholders Agreement and all rights, claims and Liabilities thereunder will terminate upon consummation of the Company Share Exchange.

(c)               Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect. At no time have events occurred with respect to any of the German Group Companies that would qualify as a so-called new economic formation (wirtschaftliche Neugründung) that has not been duly and timely notified to the competent commercial register.

Section 3.2.         Capitalization of the Group Companies.

(a)               Section 3.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof, as of immediately prior to the Closing, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Group Company issued and outstanding and (ii) the identity of the Persons that are the legal owners thereof. All of the Equity Securities of each Group Company have been duly authorized and validly issued and, where applicable, are fully paid and non-assessable. The Equity Securities of each Group Company (A) were not issued in violation of the Governing Documents of such Group Company or the Company Shareholders Agreement (if applicable) or any other Contract to which any Group Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Company Share Exchange). Except for the ESOP, no Group Company has any outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the applicable Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Group Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of a Group Company’s Equity Securities.

(b)               Other than set forth in Section 3.2(b) of the Company Disclosure Schedule, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(c)               Section 3.2(c) of the Company Disclosure Schedules sets forth each item of Indebtedness of the Group Companies that is in excess of $1,000,000 as of the date hereof, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 3.3.         Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). For the purposes of this Section 3.3 only, the defined term “Ancillary Documents” will be deemed to include the Support Agreement.

Section 3.4.         Financial Statements; Undisclosed Liabilities.

(a)               The Company has made available to Qell a true and complete copy of (i) the unaudited (as applicable) statutory individual financial statements (Jahresabschluss) of Lilium Schweiz GmbH for the fiscal year 2019 (comprising a balance sheet as of December 31, 2019 and the related statements of income for the year then ended), (ii) the audited statutory individual financial statements (Jahresabschluss) of Lilium GmbH and Lilium Aviation UK Ltd. for the fiscal year 2019 (comprising a balance sheet as of December 31, 2019 and the related statements of income for the year then ended) and (iii) the unaudited consolidated profits and loss statements, cash flow statements and balance sheets for the Company and Lilium eAircraft GmbH, a German limited liability company for the nine-month period ending on September 30, 2020 (collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) was prepared in accordance with the applicable local generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). Except as set forth in Section 3.4.(a) of the Company Disclosure Schedules those Financial Statements identified in (x) Section 3.4(a)(i) and 3.4(a)(iii) fairly present, in all material respects, and (y) Section 3.4(a)(ii) give a true and fair view of, in each case, the financial position and results of operations of the applicable Group Company, as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein. Except as set forth on Section 3.4(a) of the Company Disclosure Schedules, at the time of the preparation of the respective Financial Statements, all identifiable risks, reductions in value and losses have been reflected therein with sufficient write-offs (Abschreibungen), value adjustments (Wertberichtigungen) and provisions (Rückstellungen).

(b)               Except (i) as set forth or expressly provided for in the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since September 30, 2020 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

(c)               The Group Companies have established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Group Companies, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with applicable local generally accepted accounting principles.

Section 3.5.         Consents and Requisite Governmental Approvals; No Violations.

(a)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company (or any Group Company) with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities, including approval from the German Federal Ministry for Economic Affairs and Energy, that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the Merger Documents under the applicable Law of the Cayman Islands, (v) the Required Holdco Shareholder Approval or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)               Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of the Company or any other Group Company, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Group Company Permits, (iii) violate, or constitute breach under, any Order or applicable Law to which any Group Company or any of it properties or assets are bound as of the date hereof or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6.         Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies. Each Group Company is, and (where applicable) has been, in all material respects fulfilling and performing its obligations under each of the Material Permits held by it or to which it is bound.

Section 3.7.         Material Contracts.

(a)               Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date hereof that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)                any Contract relating to Indebtedness of any Group Company in excess of $1,000,000 or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii)              any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii)             any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv)             any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;

(v)               any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any material line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, any operations of any Group Company or (B) contains any exclusivity, “most favored nation” or similar restrictive provisions that are material to the business of the Group Companies, taken as a whole;

(vi)             any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $4,000,000 over the life of the agreement;

(vii)            any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(viii)           any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person other than a Subsidiary of the Company or made any capital contribution to, or other investment in, any Person other than a Subsidiary of the Company, in each case, in excess of $500,000;

(ix)              any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(x)               any Contract with any Person (A) pursuant to which any Group Company is required to pay (in each case) in excess of $1,000,000 in respect of milestones or other contingent payments based on any research, testing, development, regulatory filings or approvals, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material Company Product or any material Intellectual Property Rights;

(xi)             any employment or service agreement with any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) plus any bonus, payment or award (including where contingent) is in aggregate in excess of $300,000, in any case that is not an Employee Benefit Plan;

(xii)            any Contract that contains a non-competition, non-solicitation or other material restrictive covenant relating to the respective business of any Group Company, other than an Employee Benefit Plan or agreements with the Company’s employees or independent contractors in the ordinary course;

(xiii)            any Contract providing for severance, change-in-control, retention, or transaction-related compensation, in each case, in excess of $300,000;

(xiv)           any settlement and or separation Contract that any Group Company has entered into with any current or former director, manager, officer, employee, individual independent contractor or other service providers of a Group Company with any outstanding payment obligation on a Group Company with a total value in excess of $300,000;

(xv)            any collective bargaining Contracts or any other Contract with a labor union and any works agreement (Betriebsvereinbarung) or any other Contract with a works council (Betriebsrat) or any other employee representation body;

(xvi)         any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xvii)      any settlement or conciliation or Contract with a Governmental Entity (A) the performance of which would be reasonably likely to involve any payments after the date hereof, or (B) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company;

(xviii)         any other Contract, entered into outside the ordinary course of business, the performance of which requires either (A) annual payments to or from any Group Company in excess of $300,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b)               Except as would not be material to the Group Companies, taken as a whole, (i) each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the Knowledge of the Company, the counterparts thereto are not in breach of, or default under, any Material Contract. As of the date hereof, no written notice of termination has been received by the Company with respect to any Material Contract, and to the Knowledge of the Company none of the other parties to any Material Contract has indicated to a Group Company that it intends to terminate the Material Contract or to terminate or reduce its business dealings with a Group Company.

Section 3.8.         Absence of Changes. During the period beginning on September 30, 2020 and ending on the date of this Agreement, except as otherwise expressly accounted for in the Financial Statements, as set forth in Section 3.8 of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, any Ancillary Document or in connection with the transaction contemplated hereby and thereby, (a) no Company Material Adverse Effect has occurred, (b) each Group Company has conducted its business in the ordinary course in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19 and (c) no Group Company has incurred any Indebtedness in excess of $1,000,000 and (c) no Group Company has taken any action that had it been taken after the date hereof would require Qell’s approval under Section 6.1(b)(i), (ii), (v), (vii), (xi), (xii), (xiv), (xv), (xvii), (xx), and/or (xxi).

Section 3.9.         Operation of the Business during COVID-19. To the Knowledge of the Company, none of the Group Companies’ actions or inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in any Group Company experiencing any material business interruption or material losses; or (ii) if taken following the date of this Agreement would constitute a Company Material Adverse Effect or a material breach of the covenants set forth in Section 6.1.

Section 3.10.        Litigation. There is (and since January 1, 2017 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person where the amount in dispute exceeds $300,000 in each case.

Section 3.11.      Compliance with Applicable Law. Each Group Company (a) conducts (and since January 1, 2017 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not (and since January 1, 2017 has not been) in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.12.       Employee Benefit Plans.

(a)               Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have made available to or provided Qell with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b)              (i) Each Employee Benefit Plan has been established and administered in all material respects in accordance with applicable laws and regulations and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act. (ii) No Employee Benefit Plan is, or within the past three years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program. (iii) All payments and/or contributions required to have been timely made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable law, except as would result in a material liability to the Company.

(c)               No Group Company nor any ERISA Affiliate has, within the immediately preceding six (6) years, maintained, contributed to or had any liability or obligation (including on account of an ERISA Affiliate) with respect to (whether contingent or otherwise): (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law.

(d)               Each Employee Benefit Plan that is intended to be qualified is the subject of a favorable determination or opinion or advisory letter from the Internal Revenue Service, and to the Knowledge of the Company, there is no fact or circumstance that is reasonably expected to adversely affect the qualified status of such Employee Benefit Plan.

(e)               There are no pending or, to the Company’s knowledge, threatened, material Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits).

(f)                The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any material payment or benefit becoming due under any Employee Benefit Plan to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee or other service providers of any of the Group Companies, (ii) increase the amount of any compensation or benefits payable under any Employee Benefit Plan to any current or former director, manager, officer, employee or other service providers of any of the Group Companies or (iii) except as set forth on Section 3.12(f) of the Company Disclosure Schedules, result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, or other service providers of any of the Group Companies under any Employee Benefit Plan.

(g)               No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h)               The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i)                Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder with respect to any participant of such Employee Benefit Plan that is subject to U.S. income tax.

(j)               Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in all material respects in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material payments and/or contributions required to have been timely made by or on behalf of the Group Companies with respect to all Foreign Benefit Plans either have been timely made or have been accrued in all material respects in accordance with the terms of the applicable Foreign Benefit Plan and applicable law, including plans or arrangements maintained or sponsored by a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.)

Section 3.13.     Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)              Each Group Company is (and where still relevant, was) in compliance with all applicable material Environmental Laws (including whether applicable to its operations and the use or condition of any real property currently or formerly owned or leased, including the Leased Real Property).

(b)              None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation or remediation requirement in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(c)              There is (and there has been) no Proceeding pending or, threatened in writing against any Group Company pursuant to Environmental Laws.

(d)               There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person or any real property currently or formerly owned or leased (including the Leased Real Property) to, any Hazardous Substances.

(e)             To the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls or any other condition or contamination at or on any material real property currently or formerly owned or leased (including the material Leased Real Property) by a Group Company that require reporting, investigation, cleanup, remediation or any other type of response action by a Group Company pursuant to any Environmental Laws.

(f)                The Group Companies are not in possession of, and have not commissioned, any material environmental reports relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.14.     Intellectual Property.

(a)               Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of all currently issued or pending Company Registered Intellectual Property, and for each item of Company Registered Intellectual Property as of the date hereof, (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item. Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, the Company exclusively owns each item of Company Registered Intellectual Property free and clear of all Liens other than Permitted Liens.

(b)                All necessary fees and filings (i) with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity; and (ii) with respect to Internet domain names owned or purposed to be owned by a Group Company have been timely submitted to the relevant Internet domain name registrars, to maintain such Company Registered Intellectual Property in full force and effect, in each case (i) and (ii), except where such Group Company has, in its reasonable business judgment, affirmatively decided not to maintain such Company Registered Intellectual Property. No issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, affirmatively decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no Proceedings, including litigations, interference, re-examination, inter parties review, reissue, opposition, post-grant review, nullity or cancellation proceedings pending, that challenge the validity or enforceability of any Company Registered Intellectual Property; and, to the Company’s knowledge, no such Proceedings are threatened in writing by any Governmental Entity or any other Person.

(c)               A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). Section 3.14(c) of the Company Disclosure Schedules sets forth (i) a list of all current written Contracts containing licenses, sublicenses or other agreements under which a Group Company has granted rights (including covenants not to sue under) to others in any of the Company Owned Intellectual Property Rights, and (ii) a list of all current Contracts for Company Licensed Intellectual Property as of the date hereof to which any Person has, granted to a Group Company any license or covenant not to sue under, or pursuant to which a Group Company has otherwise received or acquired any right (whether or not current exercisable) or interest in, any third party’s Intellectual Property Rights, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, and (D) non-exclusive licenses granted to customers, distributors, resellers and suppliers in the ordinary course of business (collectively, the “IP Contracts”). Except as would not have a Company Material Adverse Effect, the applicable Group Company and, to the Company’s knowledge, the counterparts thereto are not in breach of, or default under, any IP Contract. The applicable Group Company has valid and binding rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, and except as would not have a Company Material Adverse Effect, to the Company’s knowledge, such Contracts are in full force and effect and no notice of termination, intention of termination, or reduction in business dealings has been received by the Company with respect to such Contracts. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, constitutes all of the Business Intellectual Property, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted. The Company Owned Intellectual Property is subsisting, and to the knowledge of the Company, valid, and enforceable, (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d)               Each Group Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property, (each such person, a “Creator”) have, since January 1, 2017 agreed to maintain and protect the Trade Secrets and confidential information of all Group Companies. Each Creator has assigned to the applicable Group Company any of such person’s rights, title and interest (including all Intellectual Property Rights) in any material Intellectual Property Rights relating to the business of the Company.

(e)               Each Group Company has taken commercially reasonable steps, including instituting commercially reasonable security measures, to safeguard and maintain the secrecy of any Trade Secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any Trade Secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets, or to the Company’s knowledge, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f)                 None of the Company Owned Intellectual Property is subject to any outstanding Order or settlement that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or materially affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(g)                To the Company’s knowledge, the conduct of the Business does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person.

(h)               There is no Proceeding pending or that has been settled preciously, nor, to the knowledge of the Company, has any Group Company received any written communications alleging that a Group Company is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person.

(i)                (x) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property; and (y) no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(j)                 To the knowledge of the Company, each Group Company has obtained, possesses and is in material compliance with valid licenses to use all of the material Software present on the computers and other Software-enabled electronic devices that it owns or otherwise uses in connection with the Group Company business.

(k)               Except as set forth on Section 3.14(k) of the Company Disclosure Schedules, no Group Company has granted, disclosed or delivered, directly or indirectly, to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and to the knowledge of the Company, no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the knowledge of the Company, no event has occurred, no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(l)                 To the knowledge of the Company, none of the Company Products contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices that could disrupt or interfere with the operation of the Company Products or equipment upon which the Company Products operate, or the safety, security or integrity of the data, information or signals the Company Products produce or process. To the Company’s knowledge, the Company Products do not include or install undocumented or unauthorized portals, key-logs, codes, commands or other access (including backdoors) to the Company Products or the data, information or signals the Company Products produce or process, or any spyware, adware, or other similar software that monitors the use of the Company Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Company Product or remote computer, as applicable.

(m)            To the knowledge of the Company, no Group Company has accessed, used, modified, linked to, created derivative works from or incorporated any Public Software into any Company Owned Intellectual Property that is distributed outside of the Group Companies, or has otherwise used Public Software in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made publicly available in source code form, (ii) grants, or requires any Group Company to grant, the right to create derivative works from, decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, or (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property. Each Group Company is in material compliance with all licenses for Public Software that it uses in Company Owned Intellectual Property.

Section 3.15.     Labor Matters.

(a)               To the extent permitted by applicable Law, Section 3.15(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all employees of the Company and its Subsidiaries (on a redacted basis, if needed to comply with applicable Law), including (i) each such employee’s position or title; annualized base salary or hourly wage (as applicable); annual commission opportunity or bonus potential (as applicable); date of hire and business location; (ii) the total amount of bonus, severance, retention, change of control and/or other similar amount to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby; and (iii) for employees located in the US, whether such employee is classified as exempt or non-exempt for wage purposes, the total amount of bonus. Each of the employees of the Company and its Subsidiaries are employed on an at-will basis save for employees employed in a non-US jurisdiction.

(b)              To the extent any independent contractors, consultants, temporary workers or leased workers of the Company and its Subsidiaries are currently or have been employed or engaged within the past four (4) years, the Group Companies have properly classified and treated them in all material respects in accordance with applicable Laws, in particular the German Temporary Employment Act (Arbeitnehmerüberlassungsgesetz) and to the extent applicable have ensured that the relevant employer companies leasing employees to the Group Companies dispose of valid permits (Arbeitnehmerüberlassungserlaubnis) issued the German Employment Agency (Agentur für Arbeit).

(c)               Except as set forth on Section 3.15(c) of the Company Disclosure Schedules, since January 1, 2017, (i) none of the Group Companies (A) has or has had any Liability for any arrears for wages or other compensation for services, or any penalty or sums for failure to comply with any of the foregoing, and (B) has any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employee of any Group Company (other than payment made in the ordinary course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other compensatory payments to employees or other service providers (including independent contractors).

(d)              Since January 1, 2017, the Group Companies have been in compliance with all applicable Laws pertaining to labor or employment, including but not limited to, employment practices, immigration, terms and conditions of employment, wages and hours, overtime pay, pension auto-enrolment, payment of overtime, vacation, classification of independent contractors, payroll documents, equal opportunity, discrimination, harassment, retaliation, occupational health and safety, COVID-19 Measures, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, and collective bargaining.

(e)               Other than set forth in Section 3.15(e) of the Company Disclosure Schedules, since January 1, 2017 (i) there are not, nor have there been any actions, suits, claims, investigations, audits, formal or informal grievances, complaints, charges or other legal proceedings pending against any of the Group Companies, or to the knowledge of the Group Companies, threatened to be brought or filed, by or with any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally in connection with employment or labor matters, including, but not limited to, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, unpaid wages, equal pay or any other labor- or any other employment-related matter arising under applicable Laws and (ii) none of the Group Companies are liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, workers’ compensation, social security or other benefits or obligations for employees that remains unsatisfied on the date hereof (other than routine payments to be made in the normal course of business and consistent with past practice).

(f)                To the Knowledge of the Group Companies, no employee of the Group Companies is in material violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer or third party.

(g)               To the Knowledge of the Group Companies, none of the employment policies or practices of the Group Companies are currently being audited or investigated by any Governmental Entity.

(h)               To the Knowledge of the Group Companies, no officer or employee that is material to the business has or have indicated an intention to terminate his, her, or their employment or engagement with any of the Group Companies as a result of the transactions contemplated by this Agreement.

(i)                 Since January 1, 2019, there has been no “mass layoff” or “plant closing” as defined by WARN or any similar state, local, or foreign Law or regulation related to any Group Company, and the Group Companies have not incurred any material Liability under WARN or any similar state, local, or foreign Law or regulation nor will they incur any Liability under WARN or any similar state, local, or foreign Law or regulation as a result of the transactions contemplated by this Agreement.

(j)                 Other than set forth in Section 3.15(j) of the Company Disclosure Schedules, no Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including any reconciliation of interest agreements (Interessenausgleiche) and social plans (Sozialpläne) agreed upon, any general commitments (Gesamtzusagen) and material customs and practices (betriebliche Übungen). There has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, within the preceding three (3) years there have been no labor organizing activities with respect to any employees of any Group Company.

(k)               To the knowledge of the Group Companies, neither it nor its payroll providers have received any notification from a Tax Authority or from any other Person that any employee of the Company or its Subsidiaries had reached or was close to reaching the tax-advantaged lifetime allowance for pension contributions.

Section 3.16.     Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date hereof. All such policies are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and true and complete copies of all such policies have been made available to Qell. As of the date hereof, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.17.     Tax Matters.

(a)               Except as set forth on Section 3.17(a) of the Company Disclosure Schedules, each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)              Except as set forth on Section 3.17(b) of the Company Disclosure Schedules, each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, licensor or other third party.

(c)              Except as set forth on Section 3.17(c) of the Company Disclosure Schedules, each Group Company has only claimed for input VAT (Vorsteuer) to the extent legally permissible except to the extent such amounts are not material.

(d)                Except as set forth on Section 3.17(d) of the Company Disclosure Schedules, no Group Company is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(e)              No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)                No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) has been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Commencement Date. No German Group Company has entered into an agreement on the facts (tatsächliche Verständigung) in the meaning of Sections 204 et seqq. German Tax Act (Abgabenordnung). No German Group Company has obtained a binding advance ruling (verbindliche Auskunft) in the meaning of Section 89 German Tax Act (Abgabenordnung) or an ad-hoc ruling (Anrufungsauskunft) in the meaning of Section 42e German Income Tax Act (Einkommensteuergesetz).

(g)               No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, or local income Tax Law).

(h)               There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(i)                 During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j)                  No Group Company organized outside of the United States is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case as defined in the Code as in effect on the date hereof.

(k)                No written claim has ever been made by a Tax Authority within the past three (3) years in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to Tax by that jurisdiction.

(l)                 No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates), (ii) has been or is a member of a German income tax group, or (iii) has any Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(m)               No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes).

(n)               The Company is a tax resident in Germany.

(o)             The Company believes, based on (i) information available to the Company as of the date hereof and (ii) the Code and Treasury Regulations in effect as of the date hereof (assuming those certain final Treasury Regulations with respect to the determination of “passive foreign investment companies” issued in January 2021 apply), that it will not be a “passive foreign investment company” within the meaning of Section 1297 of the Code as of the end of 2021.

(p)               No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Company Share Exchange from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger or the Company Share Exchange from qualifying for the Intended Tax Treatment.

Section 3.18.     Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.18 of the Company Disclosure Schedules and the fees of any broker, finder, investment banker or similar Person pursuant to any Contract entered into after the date hereof that is either expressly permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b) (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.19.     Real and Personal Property.

(a)               Owned Real Property. No Group Company owns any real property.

(b)               Leased Real Property. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Qell. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by, any party to such Real Property Leases. No Group Company has leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has a Group Company assigned its interest under any Real Property Lease to any third party, in each case, in any material respects. No other Person is otherwise interfering with the unrestricted use of such property by a Group Company in all material respects. The Leased Real Property constitutes all of the material real property used or occupied by the Company in connection with the conduct of the Business. Other than the expiry or other possible future termination of the relevant Real Property Lease in accordance with its terms, there is no other covenant, restriction or obligation other than set forth under the relevant Real Property Lease which materially adversely affects, or may materially adversely affect in the future, the use of any Leased Real Property by a Group Company

(c)               Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business. Such assets and properties are free and clear of any Liens (other than Permitted Liens or Liens that do not materially and adversely affect the operation of the businesses of the Group Companies).

(d)               The tangible assets owned, leased or otherwise used by a Group Company are in good condition (except for ordinary wear and tear).

Section 3.20.     Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “Related Parties”), other than (i) Contracts with respect to a Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii)  any Ancillary Document, (iii) Contracts that are immaterial to the Group Companies and (iv) Contracts entered into after the date hereof that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Related Party (A) owns any interest in any material asset used in the Business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date hereof that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “Related Party Transactions”.

Section 3.21.     Data Privacy and Security.

(a)               Each Group Company has since January 1, 2017 (i) complied in all material respects with all applicable Privacy Laws and published interpretations by Governmental Entities and supervisory authorities of such Privacy Laws. Each Group Company has implemented adequate written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”) and has complied in all material respects with all Privacy and Data Security Policies, including (A) all privacy policies and similar disclosures published on each web site or mobile app of the Group Company or otherwise communicated in writing to users of any such web site or mobile app and other third parties, (B) any notice to or consent from the provider or data subject of Personal Data, and (C) any contractual commitment made by the Group Company with respect to such Personal Data.

(b)               There is no pending, nor has there been any material Proceedings against any Group Company, and, to the Company’s knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such material Proceedings, initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any supervisory authority of any member state of the European Union or the United Kingdom, or any regulatory or self-regulatory entity alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c)               (i) Since January 1, 2018, to the knowledge of the Company, there has been no material personal data breaches (as defined in the GDPR), unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and any of its contractors or service providers with regard to any Personal Data obtained from or on behalf of a Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Group Company systems. Each Group Company maintains a commercially reasonable data breach response plan that is designed to ensure material compliance with Privacy Laws in the event of a personal data breach.

(d)              Except as set forth on Section 3.21(d) of the Company Disclosure Schedules, each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Company IT Systems are sufficient to operate the Business and the Company owns or has valid and enforceable rights to use the Company IT Systems. The Company has commercially reasonable backup and disaster recovery plans, procedures and facilities for the business of the Group Companies, and has taken and implemented commercially reasonable technical, organizational and security measures to safeguard the Company IT Systems and all data and information processed on the Company IT Systems. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company IT Systems or infections by viruses or other harmful code. The Company IT Systems operate in a reasonable manner sufficient for the needs of the business of the Group Companies as currently conducted, and there has not been any material known malfunction with the Company IT Systems that has not been remedied or replaced in all material respects, or any material unplanned downtime or material service interruption.

(e)               Each Group Company has (a) taken commercially reasonable organizational, physical, administrative and technical measures required by Privacy Laws and consistent with commercially reasonable industry standards in the industry in which the Group Company operates, any existing contractual commitment made by the Group Company that is applicable to Personal Data and the Group Company's information security program to protect (i) the integrity, security and operations of the Group Company's information technology systems, and (ii) the data owned by the Group Company and Personal Data against data security incidents or other misuse. The Group Company has (a) implemented commercially reasonable procedures, satisfying the requirements of applicable Privacy Laws, to detect data security incidents; and (b) implemented and monitored compliance with commercially reasonable measures with respect to technical and physical security, to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

Section 3.22.     Compliance with International Trade & Anti-Corruption Laws.

(a)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2016, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity ; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any territorial Sanctions and Export Control Laws (“Embargoed Jurisdictions;” at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria); (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)-(iii) or any Embargoed Jurisdiction.

(b)              Neither the Group Companies nor, any of their Representatives while acting on the direction of the Group Companies, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or (ii) otherwise made, offered, received, authorized, promised or paid any payment that is unlawful under any Anti-Corruption Laws. The Group Companies maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) reasonably designed to promote compliance with applicable Anti-Corruption Laws and to ensure that all books and records accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.

(c)               None of the Group Companies is nor operates a TID U.S. business, as that term is defined at 31 C.F.R. 800, et seq.

Section 3.23.     Aviation Regulation. To the Company’s knowledge:

(a)               since January 1, 2018, no civil aviation Governmental Entity has imposed any material fines or penalties or other sanctions on any of the Group Companies, nor, to the Company’s knowledge, are any officers or employees of any Group Company currently or since January 1, 2018, have been the subject of any investigation or enforcement action by a civil aviation Governmental Entity;

(b)               none of the Company’s projections, assumptions, and business plan, as set forth in the Investor Projections are believed to be based on, or use, an operational or business structure that, if implemented today, would be in violation of or contrary to applicable Law or any aviation regulations of the U.S. Department of Transportation (USDOT), Federal Aviation Administration (FAA), European Union Aviation Safety Agency (EASA), Luftfahrt-Bundesamt (LBA) or any other applicable civil aviation authority (CAA); and

(c)                the USDOT, FAA, EASA, LBA and any other applicable CAA have not informed any of the Group Companies in writing that the operational or business structure upon which the Investor Projections are believed to be based on or use, would be in violation of or contrary to applicable Law or any aviation regulations of the USDOT, FAA, EASA, LBA or any other applicable CAA.

Section 3.24.     Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Qell Holders or at the time of the Qell Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.25.     Investigation; No Other Representations.

(a)               The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Qell and (ii) it has been furnished with or given access to such documents and information about Qell and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)                In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party and no other representations or warranties of Qell or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party, neither Qell nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26.     Solvency.

(a)               No order has been made, resolution passed or meeting convened for the purpose of winding-up any Group Company or whereby the assets of any Group Company are to be distributed to creditors, shareholders or other contributories.

(b)              No winding-up, liquidation or administration order has been made and no petition for such an order has been presented in respect of any Group Company.

(c)             No event analogous to any of those described in Sections 3.26(a) or (b) above has occurred in any jurisdiction in which the Group Companies operate.

Section 3.27.     Ownership of Assets.

(a)               All assets included in the Financial Statements and all assets and rights acquired by any Group Company since January 1, 2020 (other than any assets disposed of or realised in the normal course of trading):

(i)                are, other than as set forth in Section 3.27(a)(i) of the Company Disclosure Schedules, legally and beneficially owned by the relevant Group Company (or the relevant Group Company otherwise has valid and legal right or title for their use), in all material respects; and

(ii)              are free from Liens (except rights and retention of title arrangements or liens arising by operation of law in the ordinary and usual course of business) and other Permitted Liens.

Section 3.28.     Subsidies. Section 3.28 of the Company Disclosure Schedules, sets forth a true and complete list of all material public or quasi-public grants, allowances, aids or subsidies in whatever form (the “Subsidies”) that have been awarded to or received by a Group Company, indicating the nature of the Subsidy and the Person granting the Subsidy. True and complete copies of the terms and conditions (including any ancillary provisions, other than those to which reference is made in the award without being made available to the Group Companies) of the Subsidies received or applied for have been made available to Qell prior to the date hereof. The Group Companies are complying and (where still relevant) have complied in material respects with all such terms and conditions. As of the date hereof, to the Company’s Knowledge, no proceedings for the revocation or withdrawal of any Subsidies awarded have been initiated or threatened. Neither the execution of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby will result in the revocation or withdrawal of any Subsidies, an obligation to repay any Subsidies received or the denial of yet unpaid Subsidy amounts or the rejection of any application for Subsidies or any other disadvantage for the Group Companies relating to or resulting from Subsidies and their terms and conditions. The total amount of Subsidies received by the Group Companies during a period of five (5) years prior to the date of this Agreement does not exceed $1,000,000.

Section 3.29.    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS PROVIDED IN THIS ARTICLE (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO QELL OR HOLDCO OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED OR MADE AVAILABLE TO QELL, HOLDCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES. WITHOUT LIMITING THE FOREGOING, QELL AND HOLDCO ACKNOWLEDGES THAT QELL, HOLDCO AND THEIR ADVISORS, HAVE MADE THEIR OWN INVESTIGATION OF THE COMPANY AND ITS SUBSIDIARIES.

Article 4

REPRESENTATIONS AND WARRANTIES

RELATING TO HOLDCO

Subject to Section 9.8, Holdco hereby represents and warrants to Qell and the Company, in each case, as of the date hereof and as of the Closing Commencement Date, as follows:

Section 4.1.         Corporate Organization. Holdco is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable).

Section 4.2.         Authority. Holdco has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Required Holdco Shareholder Approval the execution and delivery of this Agreement, the Ancillary Documents to which Holdco is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of Holdco. This Agreement has been and each Ancillary Document to which Holdco is or will be a party, will be, upon execution thereof, duly and validly executed and delivered by Holdco and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company and Qell, a valid, legal and binding agreement of Holdco (assuming this Agreement has been and the Ancillary Documents to which Holdco is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Holdco in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3.         Capitalization of Holdco.

(a)               On the Closing Commencement Date, (i) the authorized share capital of Holdco shall be sufficient so as to permit Holdco to issue such number of Holdco Shares as will be required in order to effect the transactions contemplated by this Agreement (ii) all of the issued and outstanding Holdco Shares (A) shall be duly authorized, validly issued, fully paid, (B) shall have been issued in compliance with applicable Law and (C) shall not have been issued in breach or violation of any preemptive rights or Contract. Except as set forth in the first sentence of this Section 4.3(a) or on Section 4.3(a) of the Qell Disclosure Schedules, following issuance of the Holdco Shares in accordance with this Agreement, there shall be no other shares or other equity interests of Holdco authorized, reserved, issued or outstanding other than the Holdco Shares or other equity interests of Holdco (including the Qell Warrants that are to be assumed by Holdco pursuant to the Warrant Assumption Agreement) that are issued or issuable under and in accordance with this Agreement or any Ancillary Document.

(b)                Except as set forth on Section 4.3(b) of the Qell Disclosure Schedules, immediately prior to the issuance of Holdco Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Holdco Shares, or any other Contracts to which Holdco or any of its Subsidiaries is a party or by which Holdco or any of its Subsidiaries is bound obligating Holdco or any of its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Holdco or any of its Subsidiaries, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Holdco or any of its Subsidiaries and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of Holdco Shares.

Section 4.4.         Consents and Requisite Governmental Approvals; No Violations.

(a)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Holdco with respect to Holdco’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities, including approval from the German Federal Ministry for Economic Affairs and Energy, that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the Merger Documents under the applicable Law of the Cayman Islands, (v) the approvals and consents to be obtained by Holdco pursuant to Section 6.8(b) or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Qell Material Adverse Effect.

(b)                Neither the execution, delivery or performance by Holdco of this Agreement nor the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the Holdco’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which Holdco is a party, (iii) violate, or constitute breach under, any Order or applicable Law to which Holdco or any of it’s respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not have Qell Material Adverse Effect.

Section 4.5.         Business Activities. Holdco was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.6.         Investment Company Act. Holdco is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

Section 4.7.        Tax Matters. Holdco has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or Company Share Exchange from qualifying for the Intended Tax Treatment.

Section 4.8.         Investigation; No Other Representations.

(a)               Holdco, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Qell and (ii) it has been furnished with or given access to such documents and information about Qell and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is a party, Holdco has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party and no other representations or warranties of Qell and the Company or any other Person, either express or implied, and Holdco, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party, neither Qell and the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.9.         EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS PROVIDED IN THIS ARTICLE 4, NEITHER HOLDCO NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO THE COMPANY OR ANY OF ITS RESPECTIVE REPRESENTATIVES AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE COMPANY OR ITS AFFILIATES. WITHOUT LIMITING THE FOREGOING, THE COMPANY ACKNOWLEDGES THAT THE COMPANY AND ITS ADVISORS, HAVE MADE THEIR OWN INVESTIGATION OF HOLDCO AND ITS AFFILIATES.

Article 5

REPRESENTATIONS AND WARRANTIES RELATING TO QELL

Subject to Section 9.8, except as (a) set forth on the Qell Disclosure Schedules, or (b) except as set forth in any Qell SEC Reports (all of which are publically available) (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Qell represents and warrants to the Company and Holdco, in each case, as of the date hereof and as of the Closing Commencement Date, as follows:

Section 5.1.        Organization and Qualification. Qell is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation.

Section 5.2.         Authority. Qell has the requisite exempted company power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which Qell is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Qell Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which Qell is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Qell. This Agreement has been and each Ancillary Document to which Qell is or will be a party will be upon execution thereof, duly and validly executed and delivered by Qell and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of Qell (assuming this Agreement has been and the Ancillary Documents to which Qell is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Qell in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3.         Consents and Requisite Government Approvals; No Violations.

(a)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Qell with respect to Qell’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities, including approval from the German Federal Ministry for Economic Affairs and Energy, that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the Merger Documents under the applicable Law of the Cayman Islands, (v) the Qell Shareholder Approval or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have or reasonably be expected to have a Qell Material Adverse Effect.

(b)               Neither the execution, delivery or performance by Qell of this Agreement nor the Ancillary Documents to which Qell is or will be a party nor the consummation by Qell of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of Qell’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Qell is a party or by which Qell or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which Qell or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of Qell, except in the case of clauses (ii) and (iii) above, as would not have a Qell Material Adverse Effect.

Section 5.4.         Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 5.4 of the Qell Disclosure Schedules and the fees of any broker, finder, investment banker or similar Person pursuant to any Contract entered into after the date hereof that is either expressly permitted pursuant to Section 6.9 or entered into in accordance with Section 6.9 (which fees shall be the sole responsibility of the Qell, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Qell for which Qell has any obligation.

Section 5.5.        Information Supplied. None of the information supplied or to be supplied by or on behalf of Qell expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Qell Holders or at the time of the Qell Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6.         Capitalization of Qell.

(a)               Section 5.6(a) of the Qell Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Qell Shares and the Qell Warrants. All outstanding Equity Securities of Qell (except to the extent such concepts are not applicable under the applicable Law of Qell’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Qell and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Qell) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Qell, and, except as expressly contemplated by this Agreement or the Ancillary Documents, there is no obligation of Qell, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Qell.

(b)               As of the date hereof, Qell has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 5.7.         SEC Filings. Qell has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Qell SEC Reports”), and, as of the Closing Commencement Date, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Qell SEC Reports”). Each of the Qell SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Qell SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Qell SEC Reports or the Additional Qell SEC Reports. As of their respective dates of filing, the Qell SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Qell SEC Reports.

Section 5.8.         Trust Account. As of the date hereof, Qell has an amount in cash in the Trust Account equal to at least $380,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated September 29, 2020, between Qell and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Qell SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, the Qell SEC Reports to be inaccurate in any material respect or, to Qell’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pre-Closing Qell Holders who shall have elected to redeem their Qell Class A Shares pursuant to the Governing Documents of Qell or (iii) if Qell fails to complete a business combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Qell (in limited amounts to permit Qell to pay the expenses of the Trust Account’s liquidation and dissolution) and then the Pre-Closing Qell Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Qell and the Trust Agreement. Qell has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Qell, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There, as of the date hereof, are no claims or proceedings pending with respect to the Trust Account. Since September 29, 2020, Qell has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from Trust Account to (A) in respect of deferred underwriting commissions or Taxes, (B) Qell shall have no further obligation to Pre-Closing Qell Holders who shall have elected to redeem their Qell Class A Shares pursuant to the Governing Documents of Qell and (C) Holdco, each in accordance with the terms of and as set forth in the Trust Agreement, Qell shall have no further obligation under either the Trust Agreement or the Governing Documents of Qell to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.9.         Transactions with Affiliates. Subject to any duty of confidentiality to which Qell may be subject, Section 5.9 of the Qell Disclosure Schedules sets forth all Contracts between (a) Qell, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either Qell or Sponsor, on the other hand (the Persons identified in this clause (b), “Qell Related Parties”), other than (i) Contracts with respect to a Qell Related Party’s employment with, or the provision of services to, Qell (including benefit plans, indemnification arrangements and other ordinary course compensation from) and (ii) Contracts entered into after the date hereof that are either permitted pursuant to Section 6.9 or entered into in accordance with Section 6.9. No Qell Related Party (A) owns any interest in any material asset used in the business of Qell, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of Qell or (C) owes any material amount to, or is owed material any amount by, Qell. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.9 are referred to herein as “Qell Related Party Transactions”.

Section 5.10.      Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Qell’s knowledge, threatened against or involving Qell that, if adversely decided or resolved, would be material to Qell. Neither Qell nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by Qell pending against any other Person.

Section 5.11.      Compliance with Applicable Law. Qell is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a Qell Material Adverse Effect.

Section 5.12.     Internal Controls; Listing; Financial Statements.

(a)               Except as not required in reliance on exemptions from various reporting requirements by virtue of Qell’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) Qell has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Qell’s financial reporting and the preparation of Qell’s financial statements for external purposes in accordance with GAAP and (ii) Qell has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Qell is made known to Qell’s principal executive officer and principal financial officer by others within Qell.

(b)               Qell has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)               Since its incorporation, Qell has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Qell Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Qell, threatened against Qell by Nasdaq or the SEC with respect to any intention by such entity to deregister Qell Class A Shares or prohibit or terminate the listing of Qell Class A Shares on Nasdaq. Qell has not taken any action that is designed to terminate the registration of Qell Class A Shares under the Exchange Act.

(d)               The Qell SEC Reports contain true and complete copies of the applicable Qell Financial Statements. The Qell Financial Statements (i) fairly present in all material respects the financial position of Qell as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Qell Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)               Qell has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Qell’s and its Subsidiaries’ assets. Qell maintains and, for all periods covered by the Qell Financial Statements, has maintained books and records of Qell in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of Qell in all material respects.

(f)                Since its incorporation, Qell has not received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Qell, (ii) “material weakness” in the internal controls over financial reporting of Qell or (iii) fraud, whether or not material, that involves management or other employees of Qell who have a significant role in the internal controls over financial reporting of Qell.

Section 5.13.     Prior Business Operation. Qell has limited its activities in all material respects to those activities (a) contemplated in the Prospectus (as defined below), or (b) otherwise necessary to consummate the Transactions.

Section 5.14.     Investment Company Act. Qell is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

Section 5.15.     No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 5.15 of the Qell Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the Qell Financial Statements included in the Qell SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Qell SEC Reports in the ordinary course of business, (e) either permitted to be incurred pursuant to Section 6.9 or incurred in accordance with Section 6.9 or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Qell, Qell has no Liabilities.

Section 5.16.     Tax Matters.

(a)               Qell has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Qell has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)               Qell has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)               Qell is not currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)               Qell has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)               No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) has been entered into or issued by any Tax Authority with respect to Qell which agreement or ruling would be effective after the Final Closing Date.

(f)                Qell is tax resident only in the Cayman Islands.

(g)               Qell has not taken or agreed not to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Mergers or the Company Share Exchange from qualifying for the Intended Tax Treatment. To the knowledge of Qell, no facts or circumstances exist that could reasonably be expected to prevent the Mergers or the Company Share Exchange from qualifying for the Intended Tax Treatment.

Section 5.17.      Investigation; No Other Representations.

(a)               Qell, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is a party, Qell has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3, Article 4, in the Ancillary Documents to which it is a party and the Support Agreement and no other representations or warranties of the Company, Holdco or any other Person, either express or implied, and Qell, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3, Article 4, in the Ancillary Documents to which it is a party and the Support Agreement, neither the Company, Holdco nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 5.18.     PIPE Financing. Section 5.18 of the Qell Disclosure Schedules sets forth a complete list of Subscription Agreements that Qell has received and accepted from the Investors as of the date hereof pursuant to which the Investors have committed, subject solely to the terms and conditions thereof and expressly stated therein, to acquire the Holdco Shares set forth therein immediately prior to the Closing. Qell has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than two (2) Business Days following the date of this Agreement, to the Company true, complete and correct copies of the executed Subscription Agreements. Except as set forth in the Subscription Agreements, there are no conditions precedent to the obligations of the Investors to provide the PIPE Financing or any contingencies that would permit the Investors to reduce the total amount of the PIPE Financing. There are no other agreements, side letters or arrangements relating to the PIPE Financing to which Qell or any of its Affiliates is a party that could impose conditions to the funding of the PIPE Financing, other than those set forth in the Subscription Agreements. To Qell’s knowledge, (i) none of the executed Subscription Agreements have been modified, altered or amended and (ii) none of the commitments under the executed Subscription Agreements have been withdrawn, terminated or rescinded prior to the date of this Agreement. The Subscription Agreements are (or shall be when executed) (as to Qell and to Qell’s knowledge, the other parties thereto) valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, constitutes a default or breach or a failure to satisfy a condition precedent on Qell’s part under the terms and conditions of the Subscription Agreements, other than any such default, breach or failure that has been irrevocably waived by the applicable Investor or otherwise cured in a timely manner by Qell to the satisfaction of such Investor. There are no commitment fees or other fees required to be paid pursuant to the terms of the Subscription Agreements.

Section 5.19.     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS PROVIDED IN THIS ARTICLE 5 (AS AMENDED BY THE QELL DISCLOSURE SCHEDULES), NEITHER QELL NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES (OR ANY OF THEIR AFFILIATES) HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO THE COMPANY AND/OR HOLDCO OR ANY OF THEIR RESPECTIVE REPRESENTATIVES AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE COMPANY AND/OR HOLDCO OR THEIR AFFILIATES. WITHOUT LIMITING THE FOREGOING, THE COMPANY AND HOLDCO ACKNOWLEDGE THAT THE COMPANY AND HOLDCO AND THEIR ADVISORS, HAVE MADE THEIR OWN INVESTIGATION OF QELL.

Article 6
COVENANTS

Section 6.1.         Conduct of Business of the Company.

(a)               From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(a) of the Company Disclosure Schedules, or as consented to in writing by Qell (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and in accordance with all applicable law (including, for the avoidance of doubt, advancing the Group Company’s Patent strategy and diligently pursuing Patent filings in accordance with such strategy) and (ii) use commercially reasonable best efforts to maintain and preserve intact the business organization, assets and properties of the Group Companies, taken as a whole.

(b)             Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing by Qell (such consent, other than in the case of Section 6.1(b)(i), (v), (vi), or (xiv)), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)              declare, set aside, make or pay a dividend (whether in cash or as a deemed dividend) on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of any Group Company, other than  dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is wholly owned by the Company;

(ii)             (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)           adopt any amendments, supplements, restatements or modifications to any Group Company Governing Document or the Company Shareholders Agreement;

(iv)            split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Group Companies’ Equity Securities, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(v)             (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Group Companies, other than inventory or obsolete equipment or otherwise in the ordinary course of business or (B) create, subject or incur any Lien over any material assets or properties of the Group Companies (other than Permitted Liens);

(vi)            transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company; provided, that the Company can increase the number of Company Common Shares authorized for grant under the Legacy ESOP by the Legacy ESOP Refresh Pool, and provided further, that the Company can grant Legacy Options to eligible service providers to the full extent of the Unallocated Legacy ESOP Pool;

(vii)          incur, create or assume any Indebtedness, other than (A) ordinary course trade payables and (B) for borrowed money in an aggregate amount not to exceed $5,000,000;

(viii)        enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(ix)             acquire any ownership interest in any real property other than in the ordinary course of business;

(x)              make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(xi)            except as required under the terms of any Employee Benefit Plan that is set forth on the Section 3.12(a) of the Company Disclosure Schedules, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of the Group Companies or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date hereof or the terms of service, employment or engagement of any director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies who has an annual aggregate compensation (including bonus payments and awards) in excess of $500,000, (B)  increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies by more than 10% (measured based on the compensation or benefits as of the date hereof) who has an annual aggregate compensation (including bonus payments and awards) in excess of $500,000, or (C) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies, or (D) initiate any Proceeding with respect to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies;

(xii)          make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xiii)        enter into any settlement, conciliation or similar Contract, the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company;

(xiv)         authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xv)           change any member of the Group Companies’ methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvi)          enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvii)         except in the ordinary course of business consistent with past practices, (i) grant to or acquire from, or agree to grant to or acquire from, any Person rights to any Intellectual Property Rights that is material to the Company and its Subsidiaries, (ii) dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property or (iii) disclose any material Trade Secret of the Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(xviii)        enter into, amend, terminate or vary, or grant any approval or consent under or in connection with, the Contracts set forth on Section 6.1(b)(xviii) of the Company Disclosure Schedules (it being acknowledged and agreed that it will be unreasonable for Qell to withhold or delay its consent to any such action where the terms on which such Contract is entered into, amended, terminated or varied, or on which such approval or consent is granted under or in connection with such Contract, materially reflects the terms of any term sheet or memorandum of understanding disclosed to Qell as at the date of this Agreement);

(xix)           amend, vary, waive any provision of or terminate any of the Restrictive Covenants;

(xx)            settle, compromise, withdraw, or commence any claim, litigation or other Proceedings with a value in excess of $100,000; or

(xxi)           enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Section 6.2.         Efforts to Consummate.

(a)             Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, (iii) the Company taking all actions necessary or advisable to cause the agreements set forth on Section 6.2(a) of the Company Disclosure Schedules to be, subject to any conditions precedent expressly set forth thereon, terminated effective as of the Closing without any further obligations or liabilities to Holdco or any of its Affiliates (including the Group Companies or Qell) and (iv) making all such filings with and obtaining all such approvals of Nasdaq to permit Holdco Shares to be issued in accordance with this Agreement to be listed on Nasdaq,). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to promptly obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons that Qell and the Company determine are necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents and for any Consent required under the HSR Act, shall make all filings as required no later than fifteen (15) Business Days after the date hereof). The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Qell and Holdco shall promptly inform the Company of any communication between Qell or Holdco, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Qell and Holdco of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.

(b)              From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties will keep each other apprised of the status of matters relating to any Consent of any Governmental Entity contemplated by this Agreement or any Ancillary Document, including: (i) give the counsel for, the Company, in the case of Qell or Holdco, or, in the case of the Company, Qell and Holdco a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to any Consent of any Governmental Entity contemplated by this Agreement or any Ancillary Document; (ii) furnishing to each other all information required for any application or other filing to be made pursuant to any Antitrust Law in connection with the transactions contemplated by this Agreement or the Ancillary Documents; (iii) not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with any Consent of any Governmental Entity contemplated by this Agreement unless it consults with, in the case of Qell or Holdco, the Company, or, in the case of the Company, Qell and Holdco in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of Qell or Holdco, the Company, or, in the case of the Company, Qell and Holdco, the opportunity to attend and participate in such meeting or discussion and (iv) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with judicial proceedings under or relating to any Antitrust Law. If either Party thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or the Ancillary Documents, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Party, an appropriate response to such request. If, following the date of this Agreement, either Party reasonably believes, or receives notice from a Governmental Entity, that any Consent is required in connection with the Transaction, and which is not otherwise contemplated by this Agreement or any Ancillary Document, the Parties undertake to cooperate with one another in ascertaining the veracity of such requirement, and thereafter procuring such Consent (if so required) in accordance with this Section 6.2.

(c)             Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 6.3.         Confidentiality and Access to Information.

(a)             The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, that remains unaffected.

(b)              From and after the date of this Agreement until the earlier of the Final Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Qell, Holdco and their respective Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to disclose to Qell or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Group Companies are subject, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding or ethical obligation of the Group Companies with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any of the Group Companies under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and Qell, Holdco or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)             From and after the date of this Agreement until the earlier of the Final Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Qell shall provide, or cause to be provided, to Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of Qell (in a manner so as to not interfere with the normal business operations of Qell). Notwithstanding the foregoing, Qell shall not be required to disclose to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Qell is subject, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding or ethical obligation of Qell with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to Qell under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Qell shall use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if Qell or Holdco, on the one hand, and any Group Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Qell and Holdco shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 6.4.         Public Announcements.

(a)             Subject to Section 6.4(b), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Qell or, after the Closing, Holdco and Qell; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company (prior to the Closing) or Holdco (after the Closing), if the disclosing party is Qell and/or Holdco, or Qell (prior to the Closing) or Holdco (after the Closing), if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 6.4 or otherwise in this Agreement, the Parties agree that the Company, Qell, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b)             The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Qell prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Qell shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Qell shall consider such comments in good faith. The Company, on the one hand, and Qell, on the other hand, shall, prior to the Closing, mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Qell, as applicable) upon a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”), and on the Final Closing Date, the Parties shall issue the Closing Press Release. Promptly after the Closing (but in any event within four (4) Business Days after the Final Closing Date), Holdco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws which Qell shall have the opportunity to review and comment upon prior to filing and Holdco shall consider such comments in good faith. In connection with the preparation of the Signing Press Release and the Signing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.5.         Tax Matters.

(a)               Tax Treatment.

(i)               The Parties intend that the Company Share Exchange shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment (whether in audits, Tax Returns or otherwise) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)              The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) in respect of each of the Company Share Exchange and the Merger. The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(b)               Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding and with any requests that enable Holdco to deduct input VAT and treat the costs as a tax-deductible, with regard to Holdco’s payment obligations under Section 9.6. Such cooperation may include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.6.         Exclusive Dealing.

(a)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to (A) acquire, in one transaction or a series of transactions, all or a substantial portion of any of the assets of any Group Company, the Equity Securities of any Group Company or the businesses of any Group Company (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), or (B) make an equity or similar investment in any Group Company or their respective Affiliates (clause (A) or (B), an “Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 6.6(a) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 6.6 or further an Acquisition Proposal. The Company agrees to (x) notify Qell promptly upon receipt of any Acquisition Proposal by any Group Company, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), and (y) keep Qell fully informed on a current basis of any modifications to such offer or information.

(b)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Qell shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to (A) acquire, in one transaction or a series of transactions, all or a material portion of any of the assets of Qell, the Equity Securities of Qell or the businesses of Qell (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (B) make an equity or similar investment in Qell or their Affiliates (clause (A) or (B), an “Qell Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Qell Acquisition Proposal” for the purposes of this Section 6.6(b) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Qell Acquisition Proposal; (iii) enter into any Contract regarding an Qell Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 6.6 or further an Qell Acquisition Proposal. Qell agrees to (x) notify the Company promptly upon receipt of any Qell Acquisition Proposal by Qell, and to describe the terms and conditions of any such Qell Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Qell Acquisition Proposal), and (y) keep the Company fully informed on a current basis of any modifications to such offer or information.

Section 6.7.         Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable (but in any event no more than seven (7) Business Days following the delivery of the Audited Financial Statements in accordance with Section 6.13) following the date of this Agreement, Qell, Holdco and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and Holdco shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus and which will be used for the Qell Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Qell’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Qell, Holdco and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Qell and Holdco, on the one hand, and the Company, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.7 or for including in any other statement, filing, notice or application made by or on behalf of Qell or Holdco to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including delivering customary tax representation letters to counsel, satisfactory to counsel, to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of Qell or Holdco, the Company, or, in the case of the Company, Qell thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Qell or Holdco, the Company, or, in the case of the Company, Qell (such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Holdco shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Qell Holders. Holdco and Qell shall promptly advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Holdco Shares for offering or sale in any jurisdiction, and each of Qell and Holdco shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.8.         Qell Shareholder Approval.

(a)               As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, Qell shall duly give notice of, and within thirty (30) days of the effectiveness of the Registration Statement / Proxy Statement, Qell shall duly convene and hold, an extraordinary general meeting (the “Qell Shareholders Meeting”) in accordance with the Governing Documents of Qell, for the purposes of obtaining the Qell Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an Qell Shareholder Redemption. Qell shall, through the Qell Board, recommend to its shareholders the (i) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Qell, Holdco and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; (iii) adoption and approval of the Merger, along with, in each case, Merger Documents and the transactions contemplated thereby (the “Merger Proposal”); and (iv) the adjournment of the Qell Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (iv) together, the “Transaction Proposals”); provided, that Qell may postpone or adjourn the Qell Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Qell Shareholder Approval, (B) for the absence of a quorum or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Qell has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Qell Holders prior to the Qell Shareholders Meeting; provided that in no event shall Qell adjourn the Qell Shareholders Meeting, without the consent of the Company, for more than fifteen (15) days later than the most recently adjourned meeting or to a date more than thirty (30) days after the original date of the Qell Shareholders Meeting or to a date that is beyond the Termination Date.

(b)               Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Qell Shareholder Approval, the Board of Directors of Qell determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure of the Qell Board to modify its voting recommendation to Qell Shareholders (in respect of the Business Combination Proposal) (a “Modification in Recommendation”) would reasonably be expected to constitute a breach by the board of directors of Qell of its fiduciary obligations to the Qell Shareholders under applicable Law, the Board of Directors of Qell may, prior to obtaining the Qell Shareholder Approval, make a Modification in Recommendation; provided, however, that Board of Directors of Qell will not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (i) Qell delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Board of Directors of Qell proposes to take such action and containing the material facts underlying the Board of Directors of Qell’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which Qell delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which Qell delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional four (4) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”), the Board of Directors of Qell reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Modification in Recommendation would be a breach of its fiduciary duties under applicable Law. If requested by the Company, Qell will use its reasonable best efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Modification in Recommendation. Qell acknowledges that its obligations hereunder to furnish the Registration Statement / Proxy Statement, convene the Qell Shareholders Meeting and solicit the Qell Shareholder Approval as provided hereunder shall apply notwithstanding any Modification in Recommendation in accordance with the terms hereof.

Section 6.9.         Conduct of Business of Qell. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Qell shall not except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.9 of the Qell Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a)               adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of Qell or any of its Subsidiaries;

(b)             declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Qell or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Qell or any of its Affiliates, other than, for the avoidance of doubt, for the Qell Shareholder Redemption;

(c)             split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)             incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $1,500,000 in the aggregate that is incurred to fund actual obligations due and payable prior to the Closing;

(e)               make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Qell or any of its Subsidiaries;

(f)               issue any Equity Securities of Qell or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the forgoing of Qell or any of its wholly owned Subsidiaries;

(g)             enter into, renew, modify or revise any Qell Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Qell Related Party Transaction), other than the entry into any Qell Related Party Contract with respect to the incurrence of Indebtedness permitted by Section 6.9(d);

(h)             engage in any activities or business, or incur any material Liabilities, other than any activities, businesses or Liabilities that are otherwise permitted under this Section 6.9 (including, for the avoidance of doubt, any activities or business contemplated by, or Liabilities incurred in connection with, this Agreement, any Ancillary Document or the Support Agreement) or consented to by the Company pursuant to this Section 6.9;

(i)               authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j)              enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(k)              enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.9.

Section 6.10.     Holdco Equity Plans. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Holdco Board shall approve and adopt the EIP and ESPP (collectively, the “Holdco Equity Plans”) (subject to its approval by the Holdco Shareholders), each in substantially the form attached hereto as Exhibit F, and with any changes or modifications thereto as the Company and Qell may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Qell, as applicable), in the manner prescribed under applicable Laws, effective as of the Final Closing Date.

(a)          The EIP shall reserve a number of shares of Holdco Class A Shares for grant thereunder equal to:

(i)              eight per cent. (8%) of: (A) the number of shares of Holdco Class A Shares and Holdco Class B Shares outstanding following the Closing after giving effect to the Merger and the Transactions contemplated hereby, including, without limitation, the PIPE Financing and Company Share Exchange (but not, for the avoidance of doubt, exercise of any Holdco Warrants), plus (B) the number of Holdco Class A Shares equal to (x) the Allocated Legacy ESOP Pool, multiplied by (y) the Company Common Share Value, plus (C) the number of Holdco Class A Shares equal to (x) Unallocated Legacy ESOP Pool, multiplied by (y) the Company Common Share Value, plus (D) the number of Holdco Class A Shares equal to (x) (1) the Legacy ESOP Refresh Pool less (2) the number of Company Common Shares represented by Legacy Options issued from such Legacy ESOP Refresh Pool prior to Closing, multiplied by (y) the Company Common Share Value; plus

(ii)              (A) the Unallocated Legacy ESOP Pool, multiplied by (B) the Company Common Share Value; plus

(iii)            (A) (x) the Legacy ESOP Refresh Pool less (y) the number of Company Common Shares represented by Legacy Options issued from such Legacy ESOP Refresh Pool prior to Closing, multiplied by (B) the Company Common Share Value; plus

(iv)             (A) the amount of Company Common Shares represented by the Legacy Options outstanding as of the Closing but which following the Closing are forfeited or no longer become exercisable, multiplied by (B) the Company Common Share Value.

(b)         The ESPP shall reserve a number of shares of Holdco Class A Shares for issuance on the terms set forth thereunder equal to the amount as otherwise agreed to by the Company and Qell.

Section 6.11.      Public Filings; Nasdaq Listing. From the date hereof through the Closing, Qell will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.Qell shall use reasonable best efforts to ensure Qell remains listed as a public company on, and for shares of Qell Shares and Qell Warrants to be listed on Nasdaq. Qell shall cause Holdco to, and Holdco shall, use its reasonable best efforts to cause Holdco Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq (and Qell and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Final Closing Date and to cause Holdco to satisfy any applicable initial and continuing listing requirements of Nasdaq.

Section 6.12.     Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) on or prior to the Closing Commencement Date, Qell shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Qell pursuant to the Qell Shareholder Redemption, (B) pay the amounts due to the underwriters of Qell’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Holdco in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.13.     Audited Financial Statements.

(a)               As soon as practicable following the date hereof (but in any event no more than ten (10) Business Days following the date hereof), the Company shall provide Qell the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Group Companies for each of the years then ended (the “Audited Financial Statements”). The Audited Financial Statements (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (iii) will contain an unqualified report of the Company’s auditors.

(b)               The Company shall use its commercially reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Holdco and Qell in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Holdco with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law.

Section 6.14.     PIPE Investment; PIPE Documents; Cooperation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement, each of Qell, the Company and Holdco shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that such Party or any of its Affiliates waive the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Subscription Agreements at or prior to Closing. Without limiting the generality of the foregoing, each of Qell and Holdco, on the one hand, and the Company, on the other hand, shall give the other prompt written notice: (A) of any breach or default by any party to any Subscription Agreement known to such Party; and (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any material provisions of any Subscription Agreement. Qell or Holdco, on the one hand, and the Company, on the other hand, as applicable, shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

Section 6.15.     EU Securities Regulation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the Parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Prospectus Regulation. If the Parties determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each Party shall use its reasonable best efforts to take such actions and to do such things that such Party deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company or Holdco to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation.

Section 6.16.     Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Qell, as provided in Qell’s Governing Documents or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Holdco will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Holdco shall advance expenses in connection with such indemnification as provided in Qell’s Governing Documents or other applicable agreements. Notwithstanding the Merger, the indemnification and liability limitation or exculpation provisions contained in the Qell Governing Documents shall, during such six (6)-year period, be deemed to continue as unamended or otherwise modified and as though they remained in full force and effect after the Merger and Closing so as not to adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of Qell (the “D&O Persons”) were so indemnified.

(b)               Holdco shall not have any obligation under this Section 6.16 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)               Holdco shall purchase, at or prior to the Closing, and maintain in effect for a period of six (6) years after the Final Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Qell as of the date hereof with respect to matters occurring on or prior to the Closing (the “Holdco D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Qell’s directors’ and officers’ liability insurance policies as of the date hereof; provided, however that Holdco shall not be required to pay a premium for such “tail” policy in excess of 300% of the most annual premium paid by Qell prior to the date of this Agreement. In the event that the premium for the Holdco D&O Tail Policy is in excess of 300% of the most recent premium paid by Qell prior to the date of this Agreement, Holdco shall purchase the maximum coverage available for 300% of the most recent premium paid by Qell prior to the date of this Agreement.

(d)               If Holdco, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Holdco or such Group Company shall assume all of the obligations set forth in this Section 6.16.

(e)               The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.16 are intended to be third-party beneficiaries of this Section 6.16. This Section 6.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Holdco and the Group Companies.

Section 6.17.     Post-Closing Directors and Officers.

(a)               Holdco shall take all such action within its power as may be necessary or appropriate such that (a) effective immediately after the Closing, (i) the Holdco Board shall consist of seven (7) directors (the six (6) remaining directors other than in respect of the Wiegand Board Appointment, the “Remaining Holdco Board Appointments”); and (ii) the Governing Documents of Holdco shall be in a form that reflects the terms set forth on Exhibit B, subject to such amendments, changes and other terms and conditions that may be mutually agreed and are reasonably satisfactory to the Company, Holdco and Qell (the “Agreed Holdco Governing Documents”), and each of Qell, Holdco and the Company shall reasonably cooperate and work in good faith with each other in order to finalize and agree to other terms and conditions of the Agreed Holdco Governing Documents.

(b)               Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, Qell shall designate one (1) individual to serve as a director on the Holdco Board immediately after the Closing for a three year term, who shall be Barry Engle. At the end of such three year term, Qell, acting by Barry Engle, may (but shall not be obliged to) demand that Barry Engle be nominated by the Holdco Board for reelection as a director for up to an additional two year term, subject to any Holdco shareholder approval required by the Holdco Governing Documents.

(c)               Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, the Company shall designate six (6) individuals to serve as directors on the Holdco Board, one of which shall be Daniel Wiegand who shall act as CEO and who shall be appointed in accordance with the Wiegand Board Appointment, in each case (other than in respect of the Wiegand Board Appointment, which shall occur in accordance with Sections 2.1(e) and 2.2(d) herein), immediately after the Closing.

(d)               Following Closing, the officers of Holdco shall consist of the existing officers of the Company as of immediately prior to the Closing Commencement Date.

Section 6.18.     Conduct of Business of Holdco.

(a)               Except as set forth in Section 6.18 of the Qell Disclosure Schedules, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Holdco shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are expressly contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (d) those that are consented to in writing by Qell (such consent not to be unreasonably withheld, conditioned or delayed).

(b)               Immediately after the Wiegand Board Appointment and in accordance with Section 2.2, Mr Daniel Wiegand in his capacity of authorized member of the Holdco Board and the Company will execute the following agreements, in a form and substance reasonably satisfactory to Qell (the “Holdco Board Agreements”):

(i)                 a service agreement between Holdco and the Company pursuant to which Holdco commits to perform certain services (e.g. investor relations-/capital market interactions-related services) for the Company in return for an arm’s length compensation, and at the same time the Company would grant access to Holdco to its German facilities for undertaking such services; and/or

(ii)              one or more offers of employment to employ one or more employees of the Company as employees of Holdco.

Section 6.19.     Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Qell and Holdco, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceeding (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Qell or Holdco, it or any of its Representatives (in their capacity as a representative of Qell or Holdco) or, in the case of the Company, it or any of its Representatives (in their capacity as a representative of the Company). Qell and Holdco, on the one hand, and the Company, on the other hand, shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other party set forth in the immediately preceding sentence, Qell and Holdco shall control the negotiation, defense and settlement of any Transaction Litigation brought against Qell, Holdco or any of their Representatives and the Company shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company or any of its Representatives; provided, however, that in no event shall any of Qell or Holdco or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company nor shall the Company settle or compromise any Transaction Litigation without the prior written consent of Qell (in each such case, the consent of Qell, Holdco or Company (as applicable) not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for a party to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of such party and any Representative of such party that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by such party or any Representative of such party or (y) any non-monetary, injunctive, equitable or similar relief against such party or (C) contains an admission of wrongdoing or lability by such party or any of its Representatives).

Section 6.20.     Holdco Management Incentive Success Awards. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Holdco Board shall approve the Management Incentive Success Awards effective as of the Final Closing Date, reserving a number of shares of Holdco Class A Shares for grant equal to the Management Incentive Success Awards effective as of the Final Closing Date.

Section 6.21.     Policies. Prior to the Closing, the Company shall, and shall cause other Group Companies to, adopt and implement commercially reasonable and appropriate internal policies and procedures to prevent, detect and deter violations of applicable anti-bribery, anti-money laundering (including financial crime), anti-corruption and international sanctions laws to which the Group Companies are subject.

Section 6.22.     Cybersecurity Insurance. Prior to the Closing, the Company shall acquire a commercially reasonable and appropriate (in terms of price, scope of coverage and indemnification) cybersecurity insurance policy from a reputable insurance provider.

Article 7

CONDITIONS TO CONSUMMATION OF THE
TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1.         Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by all of the Parties of the following conditions:

(a)               any applicable waiting period under the HSR Act shall have expired or terminated and any consent pursuant to any applicable Antitrust Law shall have been obtained;

(b)               no Order or Law issued by any court of competent jurisdiction or other Governmental Entity, FDI Screening, or other legal restraint or prohibition preventing the consummation of (including, where the consummation of the transactions contemplated by this Agreement comprises one or more notifiable acquisitions under the NSI Act, if no approval of such transactions has been received from the UK Secretary of State under the NSI Act), or, in case of an FDI Screening, with respect to, any of the transactions contemplated by this Agreement, shall be in effect or pending (as applicable), and the Parties shall act reasonably and in good faith and consult each other when assessing the application of any such restraint, prohibition or pending FDI Screening;

(c)               the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)               the Required Qell Shareholder Approval shall have been obtained;

(e)               after giving effect to the transactions contemplated hereby (including the PIPE Financing), Holdco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

(f)                Holdco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Closing, Holdco shall satisfy any applicable initial and continuing listing requirements of Nasdaq and Holdco shall not have received any notice of non-compliance therewith, and the Holdco Shares shall have been approved for listing on Nasdaq; and

(g)               the Holdco Equity Plans shall have been adopted in accordance with Section 6.10 and approved in accordance with the Required Holdco Shareholder Approval.

Section 7.2.         Other Conditions to the Obligations of Qell and Holdco. The obligations of Qell or Holdco to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Qell of the following further conditions:

(a)               (i) the Company Fundamental Representations (other than the representations set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations and Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)               the Company Shareholders shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement or the Support Agreement at or prior to the Closing;

(c)               since the date of this Agreement, no Company Material Adverse Effect has occurred; and

(d)               at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to Qell the following documents:

(i)                 a certificate duly executed by an authorized officer of the Company, dated as of the Closing Commencement Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to Qell; and

(ii)              the Registration Rights Agreement duly executed by the Company Shareholders.

Section 7.3.         Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)               (i) the Qell Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of Qell and Holdco contained in this Agreement (other than the Qell Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Qell Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Commencement Date, as though made on and as of the Closing Commencement Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Qell Material Adverse Effect;

(b)               Qell and Holdco shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)               the Aggregate Holdco Transaction Proceeds shall be equal to or greater than $ 450,000,000;

(d)               at or prior to the Closing, Qell shall have delivered, or caused to be delivered, the following documents to the Company:

(i)                 a certificate duly executed by an authorized officer of Qell, dated as of the Closing Commencement Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii)              the Registration Rights Agreement duly executed by the Sponsor and Holdco; and

(e)               the Holdco Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the Holdco Shareholder Meeting in the Required Holdco Shareholder Approval and Holdco’s Governing Documents.

Section 7.4.         Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement by the Company. Neither Qell nor Holdco may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by Qell’s or Holdco’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement by Qell or Holdco.

Article 8
TERMINATION

Section 8.1.         Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)               by mutual written consent of Qell and the Company;

(b)               by Qell, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a), or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (A) thirty (30) days after written notice thereof is delivered to the Company, and (B) the Termination Date; provided, however, that Qell is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)               by the Company, if any of the representations or warranties set forth in Article 4 or Article 5 shall not be true and correct or if Holdco or Qell has failed to perform any covenant or agreement on the part of Holdco or Qell set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Qell and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)               by either Qell or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the later of (i) the date that is six (6) calendar months after the date of this Agreement, and (ii) the date that is 6 calendar months following (A) notification from the BMWi, within six (6) calendar months of this Agreement, that a certificate of non-objection is required in respect of the Transaction, or (B) the Parties’ mutual decision, within six (6) calendar months of this Agreement, to seek a certificate of non-objection from the BMWi (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Qell if Qell’s or Holdco’s breach of any of their respective covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)               by either Qell or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; or

(f)                by either Qell or the Company if the Qell Shareholders Meeting has been held (including any adjournment thereof) and concluded, Qell’s shareholders have duly voted and the Required Qell Shareholder Approval was not obtained.

Section 8.2.         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 6.3, this Section 8.2, Article 1 and Article 9 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for a willful or material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud.

Article 9
MISCELLANEOUS

Section 9.1.         Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate immediately following completion of the Closing, except for Section 6.4 (Public Announcements), Section 6.10 (Holdco Equity Plans), Section 6.16 (Indemnification; Directors’ and Officers’ Insurance) and Section 6.17 (Post-Closing Directors and Officers), which by their terms contemplate performance after the Closing.

Section 9.2.         Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Qell or Holdco (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3.         Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Qell and Holdco on the one hand, and the Company, on the other hand, prior to the Closing and (b) Holdco, on the one hand, and the Company, on the other hand, after the Closing; provided, however, that none of the provisions that survive the Closing shall be amended or modified without the prior written consent of the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4.         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)               If to Qell or, before the Closing, Holdco to:

Qell Acquisition Corp.

505 Montgomery Street, Suite 1100

San Francisco, CA 94111

Attention:     Barry Engle

       Sam Gabbita

E-mail:           sam.gabbita@qellpartners.com

       Barry.engle@qellpartners.com

with a copy (which shall not constitute notice) to:

Goodwin Proctor LLP

100 Northern Avenue

Boston, MA 02210

Attention:     Jocelyn Arel

       Joshua Klazkin

E-mail:           Jarel@goodwinlaw.com

       Jklatzkin@goodwinlaw.com

(b)            If to the Company or, after the Closing, Holdco to:

Lilium GmbH

Claude-Dornier Straße 1, Geb. 335

82234 Wessling Germany

Attention:     CEO

E-mail:            daniel.wiegand@lilium.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 02210

Attention:     Carl P. Marcellino

       Tara Fisher

E-mail:           carl.marcellino@ropesgray.com

       tara.fisher@ropesgray.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe (UK) LLP

107 Cheapside

London EC2V 6DN

United Kingdom

Attention:     Christopher Grew

        Christopher Rödter

E-mail:           cgrew@orrick.com

       croedter@orrick.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York (except that the Cayman Islands Acts shall apply to the Merger).

Section 9.6.         Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Qell shall pay, or cause to be paid, all Unpaid Qell Expenses and Unpaid Holdco Expenses and (b) if the Closing occurs, then Holdco shall pay or reimburse, or cause to be paid or reimbursed, all Unpaid Qell Expenses, while Unpaid Company Expenses shall be paid by the Company. Holdco will render services against consideration to the Company. In this respect, Holdco will enter and charge a consideration for its services that includes expenses incurred by Holdco itself, but arising for the ultimate benefit of the Company. A respective service agreement between Holdco and the Company shall be concluded as part of the Holdco Board Agreements.

Section 9.7.         Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Qell, any documents or other materials posted to the Data Room as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date hereof; (l) the word “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Qell’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19); provided, that, notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (i) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (ii) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (iii) no such COVID-19 Actions shall serve as a basis for Qell to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Support Agreement, the terms of this Agreement shall prevail.

Section 9.8.         Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, shall form an integral part of this Agreement and are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Qell Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 5 or Article 4 (in the case of the Qell Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 5 or Article 4 (in the case of the Qell Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3, 4 or 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9.         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.16, Section 6.17, the last sentence of this Section 9.9 and Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 6.17 and this Section 9.9.

Section 9.10.       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11.     Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.12.     Knowledge of Company; Knowledge of Qell.

(a)               For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports.

(b)               For all purposes of this Agreement, the phrase “to Qell’s knowledge” and “to the knowledge of Qell” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the Qell Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(b) of the Company Disclosure Schedules or Section 9.12(b) of the Qell Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13.     No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Qell (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 9.14.     Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of Qell or Holdco set forth herein, (b) waive any inaccuracies in the representations and warranties of Qell or Holdco set forth herein or (c) waive compliance by Qell or Holdco with any of the agreements or conditions set forth herein. Qell or Holdco may prior to the Merger Effective Time (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of Qell or Holdco to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of Qell or Holdco (as applicable) and any agreement on the part of the Company to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Company. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15.     Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16.     Arbitration. Each of the Parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each, a “Related Proceeding”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (as amended from time to time) by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York and (b) neutral and independent of each Party. The Parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this Section 9.16, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 9.16 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

Section 9.17.     Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18.     Trust Account Waiver. Qell has filed with the SEC its final prospectus (File No. 333-248765) on September 25, 2020, which is publicly available (the “Prospectus”). The Company and Holdco each acknowledges and agrees and understand that Qell has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Qell’s public shareholders (including overallotment shares acquired by Qell’s underwriters, the “Public Shareholders”), and Qell may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Qell entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Holdco each hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, Holdco or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Qell or its Representatives, on the one hand, and the Company, Holdco or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company and Holdco on its own behalf and on behalf of its Representatives hereby irrevocably waives any Trust Account Released Claims that the Company, Holdco or any of their respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Qell or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Qell or its Affiliates).

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

QELL DUTCHCO B.V.

By:	/s/ Attorney
Name: Attorney
Title: A validly appointed attorney under power of attorney.

LILIUM GMBH

By:	/s/ Attorney
Name: Attorney
Title: A validly appointed attorney under power of attorney.

QELL ACQUISITION CORP.

By:	/s/ Attorney
Name: Attorney
Title: A validly appointed attorney under power of attorney.

QUEEN CAYMAN MERGER LLC

By:	/s/ Attorney
Name: Attorney
Title: A validly appointed attorney under power of attorney.

[Signature Page to Business Combination Agreement]

EXHIBIT A

REGISTATION RIGHTS AGREEMENT

ATTORNEY WORK PRODUCT
PRIVILEGED & CONFIDENTIAL
AGREED FORM

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Qell DutchCo N.V., a Netherlands public limited liability company (the “Company”), Qell Partners LLC, a Cayman Islands exempted limited liability company (the “Sponsor”) and certain former stockholders of Lilium GmbH (a German limited liability company) (“Target”) set forth on Schedule 11 hereto (such stockholders, the “Target Holders” and, collectively with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.11 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor are party to that certain Registration Rights Agreement, dated as of September 29, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of March [●], 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Qell Acquisition Corp, Queen Cayman Merger LLC, a Cayman exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Target, pursuant to which Merger Sub merged with and into Qell (the “Merger”), with Merger Sub continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company, and the Company acquired Target, with Target becoming a direct, wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, the Target Holders received shares of the Company’s Ordinary Shares, par value $10 per share;

WHEREAS, pursuant to Section 6.6 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder in the aggregate of at least a majority in interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Target Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Target Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1 Note to Draft: To consist of all target stockholders, including those who are directors, officers or affiliates. Such target stockholders will need registration rights even though their shares will to be registered on Form F-4.

ARTICLE I

DEFINITIONS

1.1              Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure (i) would be reasonably likely to have an adverse impact on the Company, (ii) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (iii) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all reasonable action as necessary to promptly make such determination and conclude such investigation or inquiry.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Final Closing Date” shall have the meaning given in the Business Combination Agreement.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holdco Equity Plans” shall have the meaning given in the Business Combination Agreement.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 6.10.

“Legacy Options” shall have the meaning given in the Business Combination Agreement.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean, as applicable, the Sponsor, the Target Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean:

(A)             with respect to the Target Holders, the period beginning on the Final Closing Date and ending on the date that is 180 days after the Final Closing Date; and

(B)              with respect to the Sponsor, the period beginning on the Final Closing Date and ending on the earlier of (i) 360 days after the Final Closing Date and (ii) (x) if the closing price of an Ordinary Share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Final Closing Date, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all the Company’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property.

“Lock-up Shares” shall mean the Ordinary Shares and any other equity securities convertible into or exercisable or exchangeable for the Ordinary Shares (including, without limitation, any Private Placement Warrants, Legacy Options and/or awards issued under the Holdco Equity Plans) held by the Sponsor or Target Holders immediately following the Closing (other than the Sponsor Earn-Out Shares, PIPE Shares or Ordinary Shares acquired in the public market).

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“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” means the Company’s Class A shares and the Company’s Class B shares.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Target Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Shares” shall mean the Ordinary Shares acquired by any Target Holder in connection with such Target Holder’s participation in the PIPE Financing as defined in the Business Combination Agreement.

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any Ordinary Shares issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) any outstanding Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise or conversion of any other such equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (b) any Additional Holder Ordinary Shares, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F)  such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)             all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(B)              fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)              printing, messenger, telephone and delivery expenses;

(D)             reasonable fees and disbursements of counsel for the Company;

5

(E)              reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)              in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $50,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor EarnOut Shares” shall have the meaning given to such term in the Sponsor Letter Agreement, between, among others, the Sponsor, Qell Acquisition Corp., Target and the Company, dated [●].

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subscription Agreement” shall have the meaning given in the Business Combination Agreement.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

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“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1              Shelf Registration.

2.1.1        Filing. Within thirty (30) calendar days following the Final Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day (or ninetieth (90th) calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following Closing and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that if such Effectiveness Deadlines falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadlines shall be extended to the business day on which the SEC is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use a Form F-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2        Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3        Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Target Holders.

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2.1.4        Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, or a Target Holder (any of the Sponsor or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least $10 million in the aggregate (the “Minimum Takedown Threshold”); provided that, with respect to all remaining Registrable Securities held by the Demanding Holder no Minimum Takedown Threshold shall apply. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, a majority-in-interest of the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Target Holders may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 within any six (6) month period. For the avoidance of doubt, the Company shall not be required to effect an aggregate of more than four (4) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

2.1.5        Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

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2.1.6        Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2              Piggyback Registration.

2.2.1        Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Except with respect to an Underwritten Shelf Takedown under Section 2.1.4, the rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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2.2.2        Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)               if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

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(b)               if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)               if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3        Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4        Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

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2.3              Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer or director or Holder (i) in excess of five percent (5%) of the outstanding shares (and for which it is customary for such Holder to agree to a lock-up) or (ii) who is participating in the Underwritten Offering, agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4              Block Trades; Other Coordinated Offerings.

2.4.1        Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price of at least $10 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2        Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3        Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4        The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

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2.4.5        A Demanding Holder in the aggregate may demand no more than (i) one (1) Block Trade pursuant to this Section 2.4 within any six (6) month period or (ii) two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1              General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1        prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2        prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3        prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

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3.1.4        prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5        cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6        provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7        advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8        at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9        notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11    obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15    with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

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Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2              Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3              Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4              Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1        Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

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3.4.2        Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3        Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4        The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than sixty (60) consecutive calendar days and not more than twice for not more than one hundred and twenty (120) total calendar days, during any twelve (12)-month period.

3.5              Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1              Indemnification.

4.1.1        The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2        In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3        Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4        The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5        If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

LOCK-UP

5.1              Lock-Up. Subject to Section 5.2 and Section 5.3, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of, in respect of such Lock-up Party, the applicable Lock-up Period (the “Lock-up”).

5.2              Permitted Transferees.

5.2.1        Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any Target Holder Affiliate, (iv) any direct or indirect partners, members or equity holders of such Lock-up Party, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (v) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (g) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, (h) to the Company, or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Final Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

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5.3              Except as otherwise agreed to by the Company and the Sponsor, if any Lock-up Party is granted a release or waiver from the Lock-up provided in this Article V (such party a “Triggering Holder”), then each other Lock-up Party shall also be granted an early release from its obligations hereunder or under any contractual lock-up agreement with the Company on the same terms and on a pro-rata basis with respect to such number of Lock-up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-up Shares held by the Triggering Holder immediately following the Closing that are being released from the Lock-up agreement multiplied by (ii) the total number of Lock-up Shares held by such other Lock-up Party immediately following the Closing .

5.4              For the purposes of this Agreement:

“Control” means, in relation to any Person, (i) direct, indirect or beneficial ownership of the majority of the voting rights and/or capital interests in such Person, (ii) the power, directly or indirectly, to designate, nominate or remove more than half of the members of the board of directors, management board, supervisory board or similar corporate body of such Person, and/or (iii) the power, directly or indirectly, whether by contract or otherwise, to direct or cause the direction of the management, the affairs, the policies and/or investment decisions of such Person and the terms “Controlled” and “Controlling” have meanings correlative thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, investment fund, foundation or other similar entity, whether or not a legal entity.

“Target Holder Affiliate” means any Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Target Holder, or in case of an investment fund, its investment manager and/or advisor or an investment fund that is managed and/or advised by an entity that is under common Control with one of the foregoing.

ARTICLE VI

MISCELLANEOUS

6.1              Notices. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], Attention: [●] or by email: [●], and, if to any Holder, at such Holder’s address, electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

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6.2              Assignment; No Third Party Beneficiaries.

6.2.1        This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2        Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor and the Target Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees), and (ii) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more Target Holder Affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees) . Upon a transfer by the Sponsor pursuant to subsection (i) to Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor’s board of managers in accordance with the Sponsor’s operating agreement.

6.2.3        This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4        This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5        No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3              Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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6.4              Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK

6.5              Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6              Arbitration. Each of the parties irrevocably and unconditionally agrees that any proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each, a “Related Proceeding”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York and (b) neutral and independent of each Party. The parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties and the arbitrators will keep confidential, and will not disclose to any person, except the parties’ respective representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any order of a governmental entity of competent jurisdiction, the existence of any Related Proceeding under this Section 6.6, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 6.6 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

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6.7              Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective Target Holder Affiliates hold, in the aggregate, at least one percent (1%) of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.8              Other Registration Rights. Other than the certain Holders and third-party investor stockholders who each have registration rights pursuant to (i) their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of 29 September 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding Ordinary Shares, and (ii) a Target Holder, for so long as such Target Holder and Target Holder Affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding Ordinary Shares, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

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6.9              Term. This Agreement shall terminate with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.10          Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.11          Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding Ordinary Shares) and each Target Holder (in each case, so long as such Target Holder and Target Holder Affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

6.12          Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.13          Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

26

6.14          Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

27

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: QELL DUTCHCO N.V. a Netherlands public limited liability company

By:
Name:
Title:

HOLDERS:

[TARGET HOLDERS AND INVESTOR STOCKHOLDERS SIGNATURE BLOCKS]

[Signature Page to Registration Rights Agreement]

Schedule 1

Target Holders

[TO COME]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Qell DutchCo N.V., a Netherlands public limited liability company (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder Its:

Address:

Agreed and Accepted as of
____________, 20__

Qell DutchCo N.V.

By:
Name:
Its:

EXHIBT B

HOLDCO GOVERNING DOCUMENTS

[Exhibit B]

EXHIBIT C

WARRANT ASSUMPTION AGREEMENT

[Exhibit C]

FORM OF WARRANT

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [•], 2021, by and among Qell Acquisition Corp., a Cayman Islands exempted company (“Qell”), [Qell Dutchco] N.V., a Netherlands public limited liability company (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation, a warrant agent (the “Warrant Agent”).

WHEREAS, Qell and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 29, 2020, and filed with the United States Securities and Exchange Commission on October 5, 2020 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, Qell issued (i) 7,060,000 private placement warrants to the Sponsor (collectively, the “Private Placement Warrants”) to purchase Qell’s Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), with each Private Placement Warrant being exercisable for one Class A Share and with an exercise price of $1.50 per share, and (ii) 12,650,000 warrants as part of units to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase Class A Shares, with each whole Public Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on March [•], 2021, Holdco, Qell, Queen Merger Sub, a Cayman Islands exempted company (“Merger Sub”) and Lilium GmbH, a German limited liability company (“Lilium”) entered into that certain Business Combination Agreement (“BCA”);

WHEREAS, pursuant to the BCA, the parties thereto agreed to enter into a multi-step business combination as part of which, among other things, Qell will merge with and into Merger Sub (“Merger”) and in such Merger each Warrant that is outstanding immediately prior to the effective time of the Merger (as determined in accordance with the applicable terms and conditions set forth in the BCA, the “Effective Time”) shall cease to represent a right to acquire Class A Shares and shall, subject to the terms and conditions set forth in the BCA, automatically represent, immediately following the Effective Time, a right to acquire ordinary Class A shares of $10.00 in the share capital of Holdco (“Holdco Class A Shares”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the Existing Warrant Agreement (the “Warrant Conversion”);

WHEREAS, the Board of Directors of Qell has determined that the consummation of the transactions contemplated by the BCA will constitute a Business Combination for the purposes of the Existing Warrant Agreement;

WHEREAS, the Warrant Conversion in connection with such Business Combination is permitted under Section 4.5 of the Existing Warrant Agreement and does not require the consent of any Registered Holders;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that Qell and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as Qell and the Warrant Agent may deem necessary or desirable and that Qell and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants;

WHEREAS, in connection with the Merger and the Warrant Conversion, Qell desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.             Assignment and Assumption; Consent.

1.1              Assignment and Assumption. Qell hereby assigns to Holdco all of Qell’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time and Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of Qell’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2              Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by Qell to Holdco pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Existing Warrant Agreement by Holdco from Qell pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.             Amendment of Existing Warrant Agreement. Qell and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

2.1              Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Qell Acquisition Corp., a Delaware corporation” and replacing it with “Qell Dutchco N.V., a public limited company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Qell Dutchco N.V. rather than Qell Acquisition Corp.

2.2              Reference to Holdco Shares. All references to “Class A Shares” or “shares of Class A Shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Holdco Class A Shares” or “class A shares in the share capital of Holdco.”

2.3              Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

[INSERT HOLDCO ADDRESS]
[INSERT HOLDCO ADDRESS]
[INSERT HOLDCO ADDRESS]
Attention:
Email:

3.             Miscellaneous Provisions.

3.1              Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the BCA shall be terminated for any reason.

3.2              Successors. All the covenants and provisions of this Agreement by or for the benefit of Holdco or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3              Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4              Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5              Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6              Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.7              Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8              Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Qell, Holdco and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

QELL ACQUISITION CORP.

By:
Name:
Title:

[QELL DUTCHCO] N.V.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

EXHIBIT D

SPONSOR LETTER AGREEMENT

[Exhibit D]

EXHIBIT E

COMPANY STOCKHOLDERS SUPPORT AGREEMENT

[Exhibit E]

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of March 30, 2021, is entered into by and among Qell Acquisition Corp., a Cayman exempted company (“Qell”), Qell DutchCo B.V., a Netherlands private limited liability company (“Holdco”), Queen Cayman Merger LLC, a Cayman Islands exempted company and wholly-owned subsidiary of Holdco (“Merger Sub”), Lilium GmbH, a German limited liability company (the “Company”) and each shareholder of the Company set forth in Exhibit A attached hereto (each, a “Shareholder”, and collectively, the “Shareholders”, Qell, Holdco, Merger Sub, Company and Shareholder, each a "Party", jointly referred to as the “Parties”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as a result of the Company Share Exchange (as defined below), the Company will become a wholly-owned subsidiary of Holdco;

WHEREAS, concurrently herewith, Qell, Holdco, the Company and Merger Sub are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, Qell is to merge with and into Merger Sub, with Merger Sub continuing on as the surviving entity, on the terms and conditions set forth therein;

WHEREAS, as of the date hereof, each Shareholder is the sole and unrestricted owner (and is registered as such in the list of shareholders of the Company) of (except with respect to the existing sub-participation agreements which existence was previously disclosed to Qell and the Company), and subject to required approvals of the Company Shareholders and the Company Board, is entitled to dispose of, each Shareholder’s Company Shares as set forth on Exhibit A attached hereto (collectively, the “Owned Shares”; the Owned Shares and any additional shares of Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which such Shareholder acquires ownership, or the right to vote or share in the voting, after the date hereof, including by way of purchase or by way of capital increase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares or otherwise, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of Qell, Holdco, the Company and Merger Sub to enter into the Business Combination Agreement, each Shareholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                  Company Share Exchange.

(a)	Prior to the Merger Effective Time, each Shareholder shall enter into an exchange agreement (in a form provided by the Company) with the Company (“Exchange Agreement”), pursuant to which, after the Merger Effective Time, the Wiegand Board Appointment and the execution of the Holdco Board Agreements, and subject to and in accordance with the terms and conditions and sequence of events as set forth in the Business Combination Agreement, and otherwise in accordance with applicable laws, each Shareholder shall be obligated to contribute each Covered Share held by it to Holdco and Holdco shall accept such contribution and in exchange issue to such Shareholder such number of Holdco Class A Shares, or in the case of the Founder Shareholder, such number of Holdco Class B Shares, that is equal to the Applicable Exchange Consideration Per Share with respect to such Covered Share (and in connection with and in order to facilitate such contribution and exchange, such Shareholder shall, for the avoidance of doubt, also be obligated to execute a Dutch Deed of Issue and a German Share Transfer Deed) (the “Company Share Exchange”).

(b)	Each Shareholder hereby:

(i)	unconditionally and irrevocably agrees that, hereafter until the Termination Date, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company distributed by the Company Board or otherwise undertaken in connection with or as contemplated by the Business Combination Agreement or the transactions contemplated thereby, and in accordance with the terms and subject to the conditions of the Company’s Governing Documents, such Shareholder shall, if a meeting is held, use its best efforts to appear at the meeting, in person, remotely, or by proxy, or otherwise cause its Covered Shares (to the extent such Covered Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Shareholder shall vote or provide consent (or cause to be voted or consented), in person, remotely or by proxy, regardless of such Shareholder’s attendance at such meeting, all of its Covered Shares (to the extent such Covered Shares are entitled to vote on or provide consent with respect to such matter):

(1)	to approve and adopt, and instruct the management of the Company to grant written consent to, the Business Combination Agreement and the transactions contemplated thereby, including the Merger and the Company Share Exchange;

(2)	in any other circumstances upon which a consent, waiver or other approval may be required under the Company’s Governing Documents or under any agreements between the Company and its shareholders, including the Company Shareholders Agreement, to implement the Business Combination Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of such Shareholder’s Covered Shares held at such time in favor thereof;

(3)	against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Business Combination Agreement and the transactions contemplated thereby); and

(4)	against any proposal, action or agreement that, to the knowledge of such Shareholder, would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the transactions contemplated thereby, including the Merger and the Company Share Exchange, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, or (C) result in any of the conditions set forth in Article 7 of the Business Combination Agreement not being fulfilled.

(ii)	undertakes, hereafter until the Termination Date, to take all other reasonably necessary and desirable actions in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Documents;

(iii)	agrees that, upon request by Qell, Holdco and/or the Company, such Shareholder shall grant the Company (or a designee of the Company) a separate proxy or power of attorney in a form as may be required to comply with local Law (including any requirements as to notarization), permitting and directing the Company (or a designee of the Company) (acting on behalf of such Shareholder) to, conditional upon the parties to the Business Combination Agreement being required to proceed to Closing, (a) effect the execution of the Dutch Deed of Issue, a German Share Transfer Deed, and the Exchange Agreement, as applicable, to cause and (b) to exercise any rights as a shareholder of the Target Company necessary in order to approve, the Company Share Exchange to occur in accordance with the Business Combination Agreement and this Agreement (including Section 9 hereof). The proxy or power of attorney granted by such Shareholder pursuant to this Section 1(b)(iii) shall, in each case, subject to applicable Law, be a durable proxy and power of attorney and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Shareholder and shall not issue any contrary instructions or otherwise seek to act in relation to the relevant matters under any and all prior proxies and powers of attorney granted by such Shareholder with respect to the Covered Shares; and

(iv)	agrees that it shall not commit in writing or agree in writing to take any action inconsistent with the foregoing.

(c)	Power of Attorney. In furtherance of the foregoing, and concurrent with the execution of this agreement, each Shareholder, will execute a German law governed power of attorney, substantially in the form attached as Exhibit B or in another form mutually acceptable to Holdco and the relevant Shareholder, in favour of Holdco and the other “attorneys” named therein; provided that, for the avoidance of doubt, and notwithstanding such execution, Qell, Holdco and/or the Company may exercise their rights set forth in Section 1(3)(b)(iii) above so as to remedy any local Law deficiencies or inconsistencies identified in such power of attorney.

(d)	FDI Matters. With respect to any potential matter under applicable FDI Laws in connection with the Company Share Exchange, any Company Shareholder’s participation in the PIPE Financing or any of the other Transactions, the Parties agree as follows:

(i)	Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

(1)	“FDI Certificate” means a certificate of non-objection (Unbedenklichkeitsbescheinigung) pursuant to section 58 (1) German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any other clearance pursuant to section 15 German Foreign Trade Act (Außenwirtschaftsgesetz) issued by the German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie, “BMWi”) relating to the Transactions.

(2)	“FDI Screening” means any proceedings pursuant to FDI Laws (i.e., so called phase 1 and 2 pursuant to FDI Laws) carried out by a Governmental Entity in relation to any Transactions. For clarity: The Parties agree that the Working Level Call (as defined below) triggers phase 1 of a pending FDI Screening.

(3)	“FDI Laws” means any provision in connection with the screening of non-German investments pursuant to the German Foreign Trade Act (Außenwirtschaftsgesetz), German Foreign Trade Ordinance (Außenwirtschaftsverordnung) and any Law and Order thereunder, in each case as amended from time to time.

(ii)	FDI clearance and Closing. After signing of the Business Combination Agreement, the Company, together with the Major Shareholders, will contact the department in charge of FDI matters at the BMWi and inform the department about the Transactions (the “Working Level Call”). Subsequently, the Company, Qell and the Major Shareholders shall jointly determine whether they provide a formal written submission regarding the Transactions to the BMWi proactively or wait for an approach by the BMWi. The Company, Qell and the Major Shareholders shall act reasonably and in good faith and consult with each other when making this determination while taking into account the then current status of the lawmaking process with respect to FDI Laws, the feedback received in the Working Level Call and the reception in the press.

(iii)	Waiver of FDI clearance.

(1)	The closing condition included in Section 7.1(b) of the Business Combination Agreement, so far as such closing condition applies to an FDI Screening, shall only be waived with the prior written consent of the Company, Qell and the Major Shareholders. Each such Party shall grant or withhold its written consent in the respective Party’s sole and unfettered discretion it being understood the consent shall not unreasonably be withheld in case no mandatory FDI Certificate is required. For the avoidance of doubt, if the Company, Qell, and the Major Shareholders agree, as at the applicable date of determination, that no mandatory FDI Certificate is required and no FDI Screening is pending, then (notwithstanding any other term of this Agreement) the consent of the Major Shareholders pursuant this Section 1(d)(iii) shall not be required in order to waive Section 7.1(b) of the Business Combination Agreement.

(2)	In case of a pending FDI Screening at the contemplated Closing Date under the Business Combination Agreement, but the Company, Qell, and the Major Shareholders agree that no mandatory FDI Certificate is required, the Company, Qell and the Major Shareholders shall jointly discuss in good faith whether to waive the closing conditions set forth in Section 7.1 (b) of the Business Combination Agreement. The Company, Qell and the Major Shareholders shall take into account the status of the pending FDI Screening, the arguments of the relevant authorities and the consequences for the Parties in case no waiver is declared.

(iv)	No liability. The Parties are aware that FDI Laws may change between the date of this Agreement and the contemplated Closing Date under the Business Combination Agreement and a lawmaking process with respect to FDI Laws is ongoing and, as a result of and subject to the changes of the FDI laws (if any), the closing of one or more Transactions might in future require an FDI Certificate and/or might in future be in scope of FDI Laws. Except as explicitly provided in Section 1(d) of this Agreement (in respect of the Parties), and in the Business Combination Agreement (in respect of those of the Parties that are parties thereto) none of the Parties makes any representation or warranty, covenants or in any other way assumes any obligation, responsibility or liability to the other Parties with respect to any effects or risks in connection with FDI Laws and the outcome of FDI Screenings. No action or omission of a Party taken in accordance with this Section 1(d) in connection with an FDI Screening, including any commercially reasonable decision to submit and/or withdraw a filing, shall be construed to mean that such Party has breached this Agreement, the Business Combination Agreement or any Ancillary Documents.

(v)	FDI filing. No Party shall be required under this Agreement, the Business Combination Agreement or any Ancillary Documents to submit a filing pursuant to FDI Laws to the BMWi, unless the BMWi has informed a Party in writing that, according to the assessment of the BMWi, a mandatory FDI Certificate requirement applies to one or more Transactions (the “BMWi Notification”) involving such Party. Such Party will submit a filing pursuant to FDI Laws in relation to such Transactions. It shall use reasonable best efforts to provide the submission promptly after having been informed by the BMWi.

(vi)	Orders and commitments. In the event that a Governmental Entity addresses a Party with any Order or any request for commitments pursuant to FDI Laws in connection with any of the Transactions, such Party shall neither have any obligation to accept any such Orders or make any commitments nor shall the Party be required to make use of available legal remedies. If the addressed Party, in its sole and unfettered discretion, accepts certain Orders or commitments as binding and/or commercially reasonable for itself, the non-addressed Parties shall use reasonable best efforts to procure that such Orders and commitments may be implemented with respect to the addressed Party.

(vii)	Cooperation. The Parties shall reasonably cooperate with respect to any FDI Screening and any other matter under FDI Laws related to the Transactions. The Parties shall, in particular, provide information and documentation in connection with an FDI Screening or other matter under FDI Laws related to the Transactions in good time, subject to appropriate protection of confidential information. Each Party shall (i) promptly inform the other Parties about any communication and meeting with any Governmental Entity on matters in connection with FDI Laws and (ii) provide the other Parties advance opportunity to participate in such communications and meetings. No Party shall be obliged to disclose business secrets to other Parties. If the BMWi approaches one Party with reasonable requests for information during FDI Screening, all Parties shall use reasonable best efforts to promptly submit all information or documents necessary to provide complete and prompt response to the BMWi.

(viii)	FDI-related termination of the Business Combination Agreement. If an FDI Screening is pending two (2) months after the Termination Date (as defined in Section 8.1(d) of the Business Combination Agreement), any Major Shareholder may request that the Company shall terminate the Business Combination Agreement.

2.                  No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that such Shareholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would restrict, limit or interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.                  Termination. This Agreement shall terminate upon the earliest of (i) the consummation of the Company Share Exchange and closing of the transactions contemplated by the Business Combination Agreement, (ii) the termination of the Business Combination Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the parties hereto (such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 11 through 20 shall survive the termination of this Agreement.

4.                  Representations and Warranties of the Shareholders. Each Shareholder, several but not jointly, hereby represents and warrants to Qell, Holdco, the Company and Merger Sub as to itself as follows:

(a)	The Shareholder is the sole and unrestricted owner (and is registered as such in the list of shareholders of the Company) of (except with respect to the existing sub-participation agreements which existence was previously disclosed to Qell and the Company), and has good, valid and marketable title to, the Covered Shares, free and clear of Liens or any other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of the Covered Shares) other than Liens (a) pursuant to (i) this Agreement, (ii) the organizational documents of the Company (including, for the purposes hereof, any agreements between or among shareholders of the Company), (iii) the Business Combination Agreement or (iv) any applicable securities Laws or (b) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Shareholder to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the Business Combination Agreement. As of the date hereof, other than the Covered Shares, the Shareholder does not own, and does not hold or own any rights to acquire (directly or indirectly), any shares in the share capital of the Company (or any securities convertible into, or which can be exchanged for, shares in the share capital of the Company) or any interest therein.

(b)	The Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)	The Shareholder affirms that (i) if the Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and shall deliver evidence of the consent of the Shareholder’s spouse (if applicable) to this Agreement, the Business Combination Agreement and the transactions contemplated thereby (including, but not limited to, the Merger and the Company Share Exchange), and (ii) if the Shareholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Shareholder.

(d)	Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), and save as provided for under Section 1(d) above, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Shareholder from, or to be given by the Shareholder to, or be made by the Shareholder with, any Governmental Entity in connection with the execution, delivery and performance by the Shareholder of this Agreement, the consummation of the transactions contemplated hereby, the Company Share Exchange and the other transactions contemplated by the Business Combination Agreement.

(e)	The execution, delivery and performance of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated hereby, the Company Share Exchange and the other transactions contemplated by the Business Combination Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Shareholder (if the Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation,modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Shareholder pursuant to any Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Company Share Exchange or the other transactions contemplated by the Business Combination Agreement.

(f)	As of the date of this Agreement, there is no action, proceeding or investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the ownership of the Shareholder’s Owned Shares, the validity of this Agreement or that in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Shareholder of its obligations under this Agreement.

(g)	The Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Qell and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Qell or the Company and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Shareholder acknowledges that Qell and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Shareholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Shareholder are irrevocable.

(h)	The Shareholder understands and acknowledges that each of Qell, Holdco, the Company and Merger Sub is entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Shareholder contained herein.

(i)	No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Qell, Holdco, Merger Sub or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by the Shareholder in his, her or its capacity as a shareholder or, to the knowledge of the Shareholder, on behalf of the Shareholder in his, her or its capacity as a shareholder.

5.                  Certain Covenants of the Shareholders. Except in accordance with the terms of this Agreement, each Shareholder hereby covenants and agrees as of itself as follows:

(a)	No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, the Shareholder agrees not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Shareholder also agrees that immediately following the execution of this Agreement the Shareholder shall, and shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or its advisory board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (ii) the Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 6.6 of the Business Combination Agreement shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that the Shareholder shall remain responsible for any breach by the Shareholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) of this Section 5(a)).

(b)	No Transfer. The Shareholder hereby agrees not to, at any time prior to the Termination Date, directly or indirectly, (i) sell, offer to sell, or agree to sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert, grant any option to purchase or otherwise dispose of or agree to dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any of the Shareholder’s Covered Shares (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Shareholder’s Covered Shares,(ii) publicly announce any intention to effect any transaction specified in clause (i), or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to a Shareholder Affiliate (as defined below) (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Qell and Holdco, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Shareholder’s Covered Shares shall be null and void.

(c)	The Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d)	Binding Effect of the Business Combination Agreement. The Shareholder hereby acknowledges that it has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Shareholder shall be bound by and comply with Sections 6.6(a) (Exclusive Dealing) in respect of Acquisition Proposals regarding the Company and 6.4 (Public Announcements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) the Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.6(a) of the Business Combination Agreement (other than for purposes of the definition of Acquisition Proposal) also referred to each the Shareholder.

(e)	Registration Rights Agreement. The Shareholder agrees that it will deliver, substantially simultaneously with the Merger Effective Time, a duly-executed copy of that certain Registration Rights Agreement substantially in the form attached as Exhibit A to the Business Combination Agreement.

(f)	Company Shareholders Agreement. The Shareholder hereby acknowledges and agrees that to the extent the transactions contemplated by the Business Combination Agreement consummate and the Closing occurs, then the Company Shareholders Agreement (and all agreements ancillary thereto, including any addendums or side letters to such Shareholders Agreement) shall no longer be in effect and will be terminated in accordance with its terms and conditions set forth therein.

6.                  Further Assurances. From time to time, at the request of Qell, Holdco or the Company and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (including under applicable Laws) or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement, including the Company Share Exchange and other transactions contemplated by the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable. Each Shareholder further agrees not to commence or participate in, assist or encourage, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Qell, Qell’s Affiliates, the Sponsor, Holdco, the Company or any of their respective successors and assigns, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) challenging the transactions contemplated by the Business Combination Agreement, (c) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or (d) disputing the allocation of the consideration payable as part of the Company Share Exchange pursuant to the terms of the Business Combination Agreement, in each case of (a) through (d) except for cases of fraud.

7.                  Publicity and Disclosure.

(a)	Each Shareholder hereby authorizes the Company, Holdco and Qell to publish and disclose in any announcement or disclosure required by the SEC such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement and, if deemed appropriate by Qell, Holdco or the Company, a copy of this Agreement; provided, that prior to any such publication or disclosure the Company and Qell have provided each Shareholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company, Holdco and Qell will consider in good faith. Except with respect to FDI Screenings, which shall be exclusively governed by Section 1(d) above, each Shareholder will promptly provide any information reasonably requested by Qell, Holdco or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law.

(b)	Except as explicitly provided for otherwise in Section 7(a) above, (i) no Party shall disclose the terms and conditions of this Agreement, or the names of the other Parties, to any third party without the prior written consent of the other Parties other than to their respective directors, employees or professional advisers, and other than as required by applicable laws, regulations and listing rules of relevant stock exchanges and (ii) no Party shall use the name or logo of the Shareholders or any of their Shareholder Affiliates, or refer to the Shareholders or their Shareholder Affiliates, directly or indirectly, in connection with such Shareholder’s relationship with the Company, in each case in any manner, context or format (including, without limitation, links to websites, press or news releases, marketing materials, social media or otherwise), without the prior written consent of the applicable Shareholder other than as required by applicable laws, regulations and listing rules of relevant stock exchanges.

8.                  Changes in Share Capital. In the event of a stock split, stock dividend or distribution, or any change in the Company’s share capital by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.                  Certain Covenants of Qell, Holdco, Merger Sub and the Company.

(a)	Qell, Holdco, Merger Sub and the Company agree that:

(i)	neither the Business Combination Agreement, the Subscription agreements, the Sponsor Letter Agreement nor any agreement contemplated thereunder (including any forms of agreements attached thereto, including the form Registration Rights Agreement) shall be amended, modified or supplemented in any manner without the prior written consent of each Major Shareholder;

(ii)	without the prior written consent of each Shareholder, the Business Combination Agreement, and other Ancillary Documents shall not be amended or modified such that the amendment or modification would (i) result in the Applicable Exchange Consideration Per Share with respect to each Shareholder’s Covered Share being materially lower than the Applicable Exchange Consideration Per Share with respect to each Shareholder’s Covered Share had that amendment or modification not been effected without the prior consent of each Shareholder or (ii) otherwise adversely affect the equityholders of the Company in any material respect; and

(iii)	promptly after Closing, Holdco shall accede to the Cooperation and Preferred Partner Agreement entered into between the Company and Tencent Mobility (Luxembourg) S.à r.l. on 26 March 2021 (notarial deed no. 1728/2021 of the Civil Law Notary Dr. Bernhard Schaub, Munich, Germany) as additional Party and shall procure that the Company fulfills all of its obligation thereunder.

(b)	The Company further agrees that it shall not waive any of its rights, powers or privileges under the Business Combination Agreement or any agreement contemplated thereby, including waiver of any of the conditions to the Closing set forth in Section 7 of the Business Combination Agreement without the prior written consent of each Major Shareholder.

(c)	Without prejudice to Section 9(a) above and unless otherwise agreed between Qell, the Company and each Major Shareholder, Holdco shall procure that Holdco's Governing Documents, as of Closing, include provisions substantially in the form attached hereto as Exhibit D.

10.              Founder Tax Covenant.

(a)	Irrespective of, and superseding, any deviating provisions under the Agreement, the Ancillary Agreements and/or this Agreement, Holdco undertakes exclusively to the benefit of the respective Beneficiary (as defined below) to:

(i)	(x) exercise any existing election right under section 21(1) sent. 2 of the German Reorganisation Tax Act (Umwandlungssteuergesetz, "UmwStG") for recognition of the Company Shares contributed by such Beneficiary in the Company Share Exchange ("Contributed Company Shares") at such value as notified to Holdco in writing by such Beneficiary until 31 December 2021, provided that such value must be equal to or higher than the respective book value (or acquisition costs) for German tax accounting or tax purposes, but in no case exceed the respective fair market value of the Contributed Company Shares of such Beneficiary, and (y) duly apply for recognition of the relevant Beneficiary´s Contributed Company Shares in Holdco´s German tax accounts upon their receipt at the aforementioned value;

(ii)	not take any actions on its level, and to procure that its subsidiaries do not take any actions on their levels, which would trigger a retroactive taxation of a contribution gain for the respective Beneficiary pursuant to section 22(2) UmwStG, potentially in conjunction with section 22(6), (7) or (8) UmwStG (Einbringungsgewinn II), and

(iii)	render upon written request of the respective Beneficiary information reasonably requested by the respective Beneficiary and duly required to comply with the notification obligation pursuant to section 22(3) UmwStG to the Beneficiary, provided that Holdco shall be released from this obligation if the respective Beneficiary failed to specify and request from Holdco in writing such relevant information required under section 22(3) UmwStG until 15 April of the relevant calendar year.

Any Tax and any ancillary charges thereon each in the meaning of section 3 German fiscal code (Abgabenordnung) accruing as a consequence of a breach of an undertaking of Holdco set forth in this Section 10(a) is referred to in this Section 10 as a “Covenant Breach Tax”.

(b)	In case of a breach of a covenant according to Section 10(a) above, and except to the extent that the respective Covenant Breach Tax results solely from any action or omission by the respective Beneficiary without the consent of Holdco´s board under general rules of procedure, in order to compensate the respective Beneficiary for the respective Covenant Breach Tax, Holdco shall protect the respective Beneficiary from any negative financial, in particular negative liquidity effects from the breach of the covenant under section (a) and the respective Beneficiary shall return any refund of a Covenant Breach Tax and any Tax Advantage to Holdco, each solely in accordance with Sections 10(c) to 10(h).

(c)	Holdco shall grant and pay out a non-interest-bearing loan in the amount of any Covenant Breach Tax accruing on the respective Beneficiary’s level to the respective Beneficiary, subject to repayment exclusively as set forth in Section 10(d) below by such Beneficiary (“Loan”). A Loan shall become due to be paid out three (3) Business Days prior to the date on which a respective Covenant Breach Tax is due to be paid by the respective Beneficiary to a Tax authority but not earlier than ten (10) Business Days after the respective Beneficiary has:

(i)	notified Holdco in writing of the existence of a respective claim, its volume and its due date inter alia. by providing a copy of the respective tax assessment notice; and

(ii)	requested in writing payment of the Loan.

After the payment of a Loan to the respective Beneficiary, such Beneficiary and Holdco shall agree on adequate security for the respective Beneficiary´s obligations under Section 10(d) below, whereby, i.a., (x) a pledge (Pfandrecht) or security assignment (Sicherheitenübertragung) with respect to an amount of Holdco Shares amounting in value to 100% of the Tax Advantage (as defined below, but calculated upon the hypothetical sale of 100% Holdco Shares at the relevant fair market value (calculated upon the average of the consecutive twenty trading days prior to the date three Business Days prior to the grant date which shall be agreed in good faith) or (y) the offering to Holdco of a security blockage over the custody account (Wertpapierdepotkonto) where such amount of securities as calculated under (x) is deposited shall be deemed to constitute grant of adequate security. Holdco and the respective Beneficiary shall agree in good faith on the release or addition of security in the first six weeks of each calendar year, depending on the increase or reduction of the relevant fair market value (calculated upon the average of the consecutive twenty trading days prior to the preceding calendar year end) in comparison with the relevant fair market value as at the relevant previous date at which security was granted, released or added. “Holdco Shares” shall include any securities received in exchange for these Holdco Shares or for any such securities for all purposes of this Section 10.

(d)	After having received a Loan, the respective Beneficiary shall pay to Holdco without undue delay upon having received or realized a respective item, as full or partial repayment of such Loan, an amount equal to:

(i)	any refund of a Covenant Breach Tax (including interest on such Tax), and recovery without recourse from a third party of a Covenant Breach Tax and/or such interest (net of any Taxes on such recovery and of reasonable external expenses of the relevant Beneficiary incurred to assert and enforce such recovery), each to the extent such Loan has been granted with respect to such Covenant Breach Tax; and

(ii)

any Tax Advantage received or realized solely because of a disposal of Holdco Shares received for the Contributed Company Shares or because of any other taxable event with respect to those Holdco Shares, by the respective Beneficiary or, with respect to a gift of those Holdco Shares by such Beneficiary to a Donee (as defined below), by such Donee. A “Tax Advantage” shall always be calculated as the difference (in EUR) between (x) aggregate Taxes accruing to and being payable by the respective Beneficiary or by such Donee due to such disposal or other taxable event after, and considering, the occurrence of a step-up in the Tax basis of those Holdco Shares received by the Beneficiary for the Contributed Company Shares which is triggered by a breach of a covenant under Section10(a) which in turn triggered an aforementioned Covenant Breach Tax for which Holdco has granted a Loan and (y) aggregate Taxes hypothetically accruing to and being payable by the respective Beneficiary or by such Donee due to such disposal or other taxable event if the step-up in the Tax basis of Holdco Shares referred to under (x) is ignored for Tax calculation purposes, with all other conditions relevant for (x) and (y) being equal;

provided further that the aggregate amount of such repayments of the respective Beneficiary and/or Donee shall not exceed the amount of the respective Loan. After having requested a payment from Holdco according to Section 10(c) above, until the respective Loan has been fully repaid, the respective Beneficiary shall not dispose of Holdco Shares other than through a sale at fair market value for non-deferred cash consideration or, if the Beneficiary gifts Holdco Shares to another person (any such person with respect to Holdco Shares gifted by the respective Beneficiary a “Donee”) and if such Donee undertakes towards Holdco to assume as a guarantor the respective Beneficiary´s obligations under Section 10(d)(ii). solely with respect to the Holdco Shares gifted to him, her or it, by way of gift to such Donee. The Beneficiary shall be entitled to any such permitted sale or gift transfer at his or her discretion and to request in case of a sale that Holdco duly waives any security granted over Holdco Shares to that effect and to request in case of a gift to a Donee that Holdco allows for transfer of Holdco Shares over which security is granted to Holdco if such security continues to exist or is re-established to the benefit of Holdco after the transfer. The relevant Beneficiary shall inform Holdco in writing of any events which may result in a repayment of the Loan pursuant to this Section 10(d) and of his or her holding of Holdco Shares, in each case without undue delay after any such event, but in any case as at the end of each calendar year until 31 March of the following year

(e)	If additional Taxes (including any ancillary charges thereon in the meaning of section 3 German fiscal code (Abgabenordnung)) are being incurred by a Beneficiary due to the grant of the Loan, its conditions or its partial or full non-repayment, the respective Beneficiary and Holdco shall (i) use their joint reasonable best efforts to review and, to the extent reasonable, challenge any detrimental Tax assessment underlying such Taxes with a view to mitigating Tax impacts on the level of Beneficiary and/or Holdco and (ii) Holdco shall mitigate any negative Tax and/or liquidity impact for the Beneficiary from such an additional Tax by granting an additional loan to the respective Beneficiary, as the case may be. Sections 10(b) through 10 (d) above and Section 10(f) below shall apply mutatis mutandis to such additional loan.

(f)	A claim of a Beneficiary under Sections 10(b) and 10(c) above shall be time barred six months after the underlying Covenant Breach Tax or the additional Tax referenced in Section 10(e) is assessed in a final and binding manner (formell und materiell bestandskräftige Festsetzung) or cannot be legally assessed anymore due to prescription under statutory law (Festsetzungsverjährung).

(g)	“Beneficiary” means any of the following Company Shareholders: Daniel Wiegand, Sebastian Born, Matthias Meiner, Patrick Nathen and their universal successors and e42 II GmbH.

(h)	Capitalized terms used, but not otherwise defined in this Section 10 shall have the meaning ascribed to them (i) in this Agreement and (ii) if not otherwise defined in this Agreement, in the Business Combination Agreement.

11.              Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Qell, Holdco, Merger Sub, the Company and the Shareholders.

12.              Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

13.              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or seven (7) business days after being sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 12):

if to the Shareholders, to them at:

the applicable address (including email) each Shareholder has specified as set forth on Exhibit C.

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:	Carl P. Marcellino
Tara Fisher
Email:	carl.marcellino@ropesgray.com
tara.fisher@ropesgray.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe (UK) LLP
107 Cheapside
London EC2V 6DN
United Kingdom
Attention:	Christopher Grew
Christopher Rödter
Email:	cgrew@orrick.com
croedter@orrick.com

if to Qell, to it at:

Qell Acquisition Corp.
505 Montgomery Street, Suite 1100
San Francisco, CA 94111
Attention:	Barry Engle
Sam Gabbita
Email:	Barry.engle@qellpartners.com
Sam.gabbita@qellpartners.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Jocelyn Arel
Joshua Klazkin
Email:	Jarel@goodwinlaw.com
Jklatzkin@goodwin.com

14.              No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Qell, Holdco or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Shareholders. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholders shall remain vested in and belong to the Shareholders, and Qell shall have no authority to direct the Shareholder in the voting or disposition of any of the Shareholders’s Covered Shares, except as otherwise provided herein.

15.              Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

16.              No Third-Party Beneficiaries. Each Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Qell, Holdco and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

17.              Miscellaneous. Sections 9.1 (Non-Survival), 9.5 (Governing Law), 9.7 (Construction; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), and 9.16 (Arbitration) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

18.              Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

19.              Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity.

20.              Capacity as a Shareholder.

(a)	Notwithstanding anything herein to the contrary, each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of the Company and as owner of such Shareholder’s Covered Shares, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Shareholders or any Shareholder Affiliate, employee or designee of the Shareholders or any Shareholder Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

(b)	For the purposes of this Agreement:

(i)	“Control” means, in relation to any Person, (i) direct, indirect or beneficial ownership of the majority of the voting rights and/or capital interests in such Person, (ii) the power, directly or indirectly, to designate, nominate or remove more than half of the members of the board of directors, management board, supervisory board or similar corporate body of such Person, and/or (iii) the power, directly or indirectly, whether by contract or otherwise, to direct or cause the direction of the management, the affairs, the policies and/or investment decisions of such Person and the terms “Controlled” and “Controlling” have meanings correlative thereto.

(ii)	“Major Shareholder” means (a) Tencent Mobility (Luxembourg) S.à r.l or any Shareholder Affiliate thereof, and (b) in respect of all Sections of this Agreement other than Section 1(d), Lightrock Growth Fund I S.A., SICAV-RAIF, Atomico IV, L.P., Atomico IV (Guernsey), L.P., Scottish Mortgage Investment Trust plc or any Shareholder Affiliates thereof.

(iii)	“Founder Shareholder” means Mr Daniel Wiegand.

(iv)	“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, investment fund, foundation or other similar entity, whether or not a legal entity.

(v)	“Shareholder Affiliate” means any Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, each Shareholder, as applicable, or in case of an investment fund, its investment manager and/or advisor or an investment fund that is managed and/or advised by an entity that is under common Control with one of the foregoing.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

EACH SHAREHOLDER

/s/ Attorney
Name: Attorney
Title: A validly appointed attorney under power of attorney

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

QELL ACQUISITION CORP.

By:	/s/ Attorney
Name: Attorney
Title: A validly appointed attorney under power of attorney

QELL DUTCHCO B.V.

By:	/s/ Attorney
Name: Attorney
Title: A validly appointed attorney under power of attorney

QUEEN CAYMAN MERGER SUB LLC

By:	/s/ Attorney
Name: Attorney Title: A validly appointed attorney under power of attorney

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

Lilium GmbH.

By:	/s/ Attorney
Name: Attorney
Title: A validly appointed attorney under power of attorney

[Signature Page to Support Agreement]

Exhibit A

(Shareholders)

Shareholder	Details	Shares
Daniel Wiegand	Born on 12 June 1985, resident at Steinstraße 73, 81667 Munich, Germany	8,545 Common Shares
Sebastian Born	Born on 27 May 1986, resident at Tassiloplatz 15, 81541 Munich, Germany	6,323 Common Shares
Matthias Meiner	Born on 22 February 1987, resident at Tegernseer Landstraße 44a, 81541 Munich, Germany	6,323 Common Shares
Patrick Nathen	Born on 11 December 1986, resident at Augustenstraße 74, 80333 Munich, Germany	3,545 Common Shares
e42 II GmbH	Joseph-Schumpeter-Allee 25, 53227 Bonn, Germany, registered with the commercial register of the local court of Bonn under registration no. HRB 20711	4,412 Seed Shares 84 Series B2 Shares
Atomico IV L.P.	One Capital Place, Grand Cayman, KY1-1103 Cayman Islands, registered with the General Registry Cayman Islands under registration no. 83321	8,833 Series A Shares 1,634 Series B Shares 91 Series B1 Shares 711 Series B2 Shares
Atomico IV (Guernsey) L.P.	Old Bank Chambers, La Grande Rue St. Martin’s, Guernsey, GY4 6RT, Channel Islands, registered with the Guernsey registry under the registration no. 2506	1,993 Series A Shares 364 Series B Shares 20 Series B1 Shares 160 Series B2 Shares
Alexander Makram George Asseily	Born on 29 July 1975, resident at 76 Aylestone Avenue, London NW6 7AB, United Kingdom	108 Series A Shares 62 Series B Shares 42 Series B2 Shares

Tencent Mobility (Luxembourg) S.à r.l	6 rue Eugéne Ruppert, L-2453 Luxembourg, registered with the Registre de Commerce et des Sociétés Luxembourg under registration no. B215463	7,236 Series B Shares 402 Series B1 Shares 8,870 Series B2 Shares
LGT Global Invest Limited	Grand Pavilion Commercial Centre, 1st Floor, 802 West Bay Road, Grand Cayman KY1-1207, Cayman Islands, registered with General Registry of the Cayman Islands under registration no. CR-113462	1,668 Series B Shares 92 Series B1 Shares 798 Series B2 Shares
Lightrock Growth Fund I S.A.	8, rue Lou Hemmer, L-1748 Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B218998	1,226 Series B Shares 69 Series B1 Shares 799 Series B2 Shares
Obvious Ventures II L.P.	220 Halleck Street, Suite 120, San Francisco, California, USA 94129, registered with the State of Delaware, USA and registered with the register of Delaware under number 6015709	578 Series B Shares 33 Series B1 Shares
Lilium Beteiligungs UG (haftungsbeschränkt) & Co. KG	Claude-Dornier-Straße 1, Geb. 335, 82234 Wessling, Germany, registered with the commercial register at the local court of Munich under no. HRA 108847	627 Series B Shares
Stichting Evtol Investment	Naritaweg 165, 1043 BW Amsterdam, the Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under no. 76050165	688 Series B2 Shares
Scottish Mortgage Investment Trust PLC	Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, registered with the Registrar of Companies for Scotland under number SC007058	2,695 Series B2 Shares

EXHIBIT B

POWER OF ATTORNEY

[Exhibit B to Support Agreement]

POWER OF ATTORNEY	VOLLMACHT
The undersigned	Die unterzeichnende
[Tencent Shareholder]
a limited liability company established under the laws of [●], with registered seat in [●] and registered with the commercial register of [●] under registration number [●] (the "Principal")	eine nach dem Recht von [●] gegründete Gesellschaft mit beschränkter Haftung, mit Sitz in [●] und eingetragen im Handelsregister [●] unter Nummer [●] (die "Vollmachtgeberin")
envisages to enter into a support agreement (the "Support Agreement") to support the conclusion of a business combination agreement with respect to the acquisition of all shares in Lilium GmbH, a limited liability company established under the laws of the Federal Republic of Germany, with registered seat in Munich and registered with the commercial register at the local court of Munich under HRB 216921 (the "Target Company") by Qell DutchCo BV, a limited liability company (to be transformed into a NV prior to closing of the DeSPAC Transaction) established under the laws of the Netherlands, with registered seat in Amsterdam and registered with the commercial register of 82165874 under registration number 862361357 ("HoldCo") inter alia among the Target Company, HoldCo, Qell Acquisition Corp., a corporation established under the laws of the Cayman Islands, with registered seat in the Cayman Islands and its business address at 601 Marshall Street Redwood City Ca 94063 ("Qell") and affiliates of Quell (the "DeSPAC Transaction"). Pursuant to the Support Agreement the Principal will be obliged to transfer all of its shares held in the Target Company to HoldCo and to support the DeSPAC Transaction by taking all necessary or desirable actions in connection with the DeSPAC Transaction vis-à-vis the Target Company, Qell and other shareholders of the Target Company. In order to effect the transfer of its shares held in the Target Company, the Principal further envisages to enter into a share exchange agreement according to which the Principal transfers its shares held in the Target Company to HoldCo by way of contribution against issuance of shares in HoldCo and potentially further agreements, transfer deeds or deeds of issuance required in the context of German and / or Dutch law to effectively transfer the shares to HoldCo and / or to subscribe for and to acquire shares in HoldCo (the "Share Exchange Agreement").	beabsichtigt den Abschluss eines sog. Support-Vertrages (der "Support Vertrag"), um den Abschluss eines Unternehmenszusammenschlussvertrags in Hinblick auf den Erwerb sämtlicher Anteile an der Lilium GmbH, einer nach dem Recht der Bundesrepublik Deutschland gegründeten Gesellschaft mit beschränkter Haftung, mit Sitz in München und eingetragen im Handelsregister des Amtsgerichts München unter HRB 216921 (die "Zielgesellschaft"), durch die Qell DutchCo BV, einer nach dem Recht der Niederlande gegründeten Gesellschaft mit beschränkter Haftung (vor Vollzug der DeSPAC Transaktion wird sie in eine NV umgewandelt werden), mit Sitz in Amsterdam und eingetragen im Handelsregister 82165874 unter Nummer 862361357 ("HoldCo"), unter anderem zwischen der Zielgesellschaft, HoldCo, Qell Acquisition Corp., einer nach dem Recht der Cayman Inseln gegründeten Gesellschaft mit beschränkter Haftung, mit Sitz in den Cayman Inseln und geschäftsansässig in 601 Marshall Street Redwood City Ca 94063 ("Qell") und verbundenen Unternehmen von Quell, zu unterstützen (die "DeSPAC Transaktion"). Gemäß dem Support Vertrag verpflichtet sich die Vollmachtgeberin sämtliche von ihr gehaltenen Geschäftsanteile an der Zielgesellschaft an die HoldCo zu übertragen, sowie die DeSPAC Transaktion durch das Ergreifen aller notwendigen oder wünschenswerten Handlungen im Zusammenhang mit der DeSPAC Transaktion gegenüber der Zielgesellschaft, Qell und den sonstigen Gesellschaftern der Zielgesellschaft zu unterstützen. Um die Übertragung der Geschäftsanteile der Vollmachtgeberin an der Zielgesellschaft zu bewirken, beabsichtigt die Vollmachtgeberin zusätzlich einen sog. Share Exchange Vertrag abzuschließen, unter welchem die Vollmachtgeberin ihre Geschäftsanteile an der Zielgesellschaft im Wege der Einbringung in die HoldCo gegen Gewährung von Anteilen an der HoldCo überträgt, sowie potentiell zusätzliche Verträge, Übertragungsurkunden oder Begebungsurkunden welche nach deutschem und / oder niederländischem Recht zur wirksamen Übertragung der Geschäftsanteile an die HoldCo und / oder zur Zeichnung und Erwerb der Geschäftsanteile an der HoldCo notwendig sind (der "Share Exchange Vertrag").
(the entering into the Support Agreement, the Share Exchange Agreement and into any ancillary document in relation to the DeSPAC Transaction and any process in preparation thereto and thereafter, the "Transaction").	(der Abschluss des Support Vertrages, des Share Exchange Vertrages und sämtlicher weiteren Dokumente im Zusammenhang mit der DeSPAC Transaktion sowie die Vorbereitung und die Nachsorge, nachfolgend die "Transaktion").
The Principal hereby grants power of attorney to	Die Vollmachtgeberin bevollmächtigt hiermit

Qell DutchCo BV,

a limited liability company established under the laws of the Netherlands (to be transformed into a NV prior to closing of the DeSPAC Transaction), with registered seat in Amsterdam and registered with the commercial register of 82165874 under registration number 862361357

/

einer nach dem Recht der Niederlande gegründeten Gesellschaft mit beschränkter Haftung (vor Vollzug der DeSPAC Transaktion wird sie in eine NV umgewandelt werden), mit Sitz in Amsterdam und eingetragen im Handelsregister 82165874 unter Nummer 862361357

and	und
Daniel Wiegand
with business address at	geschäftsansässig
Claude-Dornier-Str. 1, Geb. 335 82234 Weßling, Germany
and	und
Dr. Christoph Rödter Dr. Thomas Schmid Dr. Timo Holzborn Adrian Dengler Verena Schwarz Viktor Kolberg Martina Pfaffinger
all with business address at	alle geschäftsansässig
Orrick, Herrington & Sutcliffe LLP Lenbachplatz 6 80333 Munich Germany

2

and	und
Gregor Klenk, Heiko Penndorf, Felix Krüger, Joana Pamukova, Christina Stella Papadimitriou, Carolin Keferstein,
all with business address at	alle geschäftsansässig
Goodwin Procter LLP TaunusTurm Taunustor 1 60310 Frankfurt am Main, Germany
individually with sole power of representation, hereinafter referred to as the "Attorney" or altogether the "Attorneys", to the following:	und zwar jeweils einzeln mit Einzelvertretungsbefugnis, nachstehend als der "Bevollmächtigte" oder gemeinsam als die "Bevollmächtigten" bezeichnet, zu Folgendem:
I. Subject to the parties to the Business Combination Agreement (as defined in the Support Agreement) being required to proceed to Closing in accordance with, and as such term is defined in, the Business Combination Agreement, the Attorneys may enter into and perform any transaction, take any measures and give and receive any declaration which they deem necessary or conducive in order to effect the Company Share Exchange (as defined in, and always in accordance with, the Support Agreement).	I. Vorbehaltlich, dass die Parteien des Business Combination Agreement (wie im Support Vertrag definiert) verpflichtet sind, das Closing gemäß den Vorschriften und entsprechend der Definition des Business Combination Agreement, durchzuführen, sind die Bevollmächtigten zum Abschluss und zur Durchführung sämtlicher Rechtsgeschäfte und Maßnahmen sowie zur Abgabe und Entgegennahme sämtlicher Erklärungen berechtigt, die im Ermessen der Bevollmächtigten für erforderlich oder förderlich erachtet werden um den Company Share Exchange (wie im Support Vertrag definiert und stets im Einklang mit dem Support Vertrag) herbeizuführen.
This includes, and is limited to:	Dies umfasst insbesondere und ist beschränkt auf:
1. (i) execution, amendment, performance and/or termination of the Share Exchange Agreement; (ii) a Dutch Deed of Issue (as defined in the Support Agreement), and (iii) a German Share Transfer Deed (as defined in the Support Agreement).	1. (i) Abschluss, Änderung, Durchführung, Aufhebung und/oder Beendigung des Share Exchange Vertrags, (ii) einer Dutch Deed of Issue (wie im Support Vertrag definiert), und (iii) einer German Share Transfer Deed (wie im Support Vertrag definiert);
2. Exercise of any rights as a shareholder of the Target Company necessary to approve the Company Share Exchange, including convening and conducting shareholders’ meetings (also waiving all formalities and notice periods under applicable law and the articles of association), participation in shareholders’ meetings of the Target Company and exercising Principal's voting rights attached to shares held by the Principal in and outside shareholders’ meetings, and adopting shareholders’ resolutions on the consent to the Transaction or waiver of any pre-emption rights or similar rights, in each case as explicitly set forth in the Support Agreement.	2. Ausübung aller Rechte als Gesellschafter in der Zielgesellschaft welche erforderlich sind um dem Company Share Exchange zuzustimmen, insbesondere die Einberufung und Durchführung von Gesellschafterversammlungen (auch unter Verzicht auf sämtliche gesetzliche und gesellschaftsvertragliche Frist- und Formvorschriften), die Teilnahme an Gesellschafterversammlungen der Zielgesellschaft sowie die Ausübung von Stimmrechten aus den Gesellschaftsanteilen der Vollmachtgeberin in und außerhalb von Gesellschaftersammlungen, und bei der Fassung von Beschlüssen über die Zustimmung zu der Transaktion oder den Verzicht auf Vorkaufsrechte oder ähnliche Rechte, in jedem Fall wie ausdrücklich im Support Vertrag vorgesehen.

3

3. Subscription for and acceptance of newly issued shares to Principal in HoldCo on and subject to the terms set forth in the Support Agreement. Contribution of and/or acceptance or acknowledgement of the contribution of existing shares in the Target Company by the Principal into HoldCo on and subject to the terms set forth in the Support Agreement.	3. Übernahme/Zeichnung und Annahme neu ausgegebener Anteile an HoldCo durch die Vollmachtgeberin zu und vorbehaltlich der Bedingungen welche im Support Vertrag festgelegt sind. Einbringung von oder Entgegennahme und/oder Anerkennung der Einbringung vorhandener Anteile an der Zielgesellschaft der Vollmachtgeberin in HoldCo zu und vorbehaltlich der Bedingungen welche im Support Vertrag festgelegt sind.
II. Each Attorney is fully released from the restrictions of sec. 181 German Civil Code (Bürgerliches Gesetzbuch) and authorized to represent the Principal alone and is entitled to enter into a legal transaction in the name of the Principal with himself in his own name or as an agent of a third party in relation to the aforementioned transactions and measures. Each Attorney is permitted to approve any statements made or agreements executed by himself or by third parties within the scope of this power of attorney.	II. Jeder Bevollmächtigte ist vollständig von den Beschränkungen des § 181 BGB befreit und befugt, die Vollmachtgeberin allein zu vertreten und ist berechtigt, bei den vorgenannten Geschäften und Maßnahmen im Namen der Vollmachtgeberin mit sich selbst im eigenen Namen oder als Vertreter eines Dritten Rechtsgeschäfte abzuschließen. Jeder Bevollmächtigte ist befugt, im Rahmen dieser Vollmacht von ihm selbst oder von Dritten abgegebene Erklärungen oder getroffene Vereinbarungen zu genehmigen.
Each Attorney shall only make use of this power of Attorney either (i) upon explicit instruction in writing or text form (including e-mail) by the Principal or (ii) upon satisfaction or waiver (in accordance with the Support Agreement and the Business Combination Agreement) of all conditions to Closing under the Business Combination Agreement except where the Principal has informed the Attorney in writing or text form (including e-mail) that it disputes the validity of such satisfaction or waiver.	Jeder Bevollmächtigte wird von dieser Vollmacht nur Gebrauch machen wenn entweder (i) eine ausdrückliche Weisung der Vollmachtgeberin in Schriftform oder Textform (einschließlich E-Mail) vorliegt oder (ii) alle Vollzugsbedingungen des Business Combination Agreements erfüllt wurden, oder auf sie unter Einhaltung der Regelungen des Support Vertrags und des Business Combination Agreement verzichtet wurde, es sei denn, die Vollmachtgeberin hat dem Bevollmächtigten in Schriftform oder Textform (einschließlich E-Mail) mitgeteilt, dass die Vollmachtgeberin die Wirksamkeit der Erfüllung oder des Verzichts bestreitet.
This power of attorney shall expire automatically on termination of the Support Agreement.	Diese Vollmacht erlischt automatisch mit der Beendigung des Support Vertrags.
This power of attorney shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.	Diese Vollmacht unterliegt dem Recht der Bundesrepublik Deutschland und wird in Übereinstimmung mit dem Recht der Bundesrepublik Deutschland ausgelegt.
The Principal hereby irrevocably and unconditionally undertakes vis-à-vis each Attorney (i) not to assert any claims against an Attorney in connection with the exercise, or the alleged exercise, of any of the powers conferred by this power of attorney and made in accordance with the provisions of this power of attorney, and (ii) to indemnify every Attorney from all actions, proceedings, claims, costs, expenses and liabilities of a re-description arising from, the exercise, or the alleged exercise, of any of the powers conferred by this power of attorney and made in accordance with the provisions of this power of attorney.	Die Vollmachtgeberin verpflichtet sich unwiderruflich und unbedingt gegenüber jedem Bevollmächtigten, (i) keine Ansprüche gegen Bevollmächtigte aufgrund einer Ausübung oder behaupteten Ausübung dieser Vollmacht, die im Einklang mit den Regelungen dieser Vollmacht erfolgt ist, geltend zu machen und (ii) Bevollmächtigte von allen aufgrund einer Ausübung oder behaupteten Ausübung dieser Vollmacht im Einklang mit den Regelungen dieser Vollmacht entstehenden Rechtsstreitigkeiten, Verfahren, Ansprüchen, Kosten, Ausgaben und Verpflichtungen jeglicher Art freizustellen.
If any provision of this power of attorney should be invalid in whole or in part of any reason whatsoever, the remaining provisions of this power of attorney shall not be affected thereby.	Sollten einzelne Bestimmungen dieser Vollmacht teilweise oder vollständig unwirksam oder rechtlich nicht durchsetzbar sein, aus welchem Grund auch immer, so soll die Wirksamkeit der übrigen Bestimmungen hiervon unbeeinträchtigt bleiben.
The German version of this power of attorney shall prevail.	Die deutsche Fassung dieser Vollmacht ist maßgeblich.

4

On behalf of / Im Namen von [Tencent Shareholder]

(Place / Ort)

(Date / Datum)

(Signature / Unterschrift)

by / durch: [●name of authorized representative]

Name [●position of authorized representative]

Position

5

Notarielle Beglaubigung	Notarial Certification
An diesem	Today on this
______________________________________ (date)
in	here in
______________________________________ (place of certification)
BEGLAUBIGE
ich, der Unterzeichner	I, the undersigned
______________________________________ (name of notary)
öffentlich bestellter Notar in	practicing public notary in
______________________________________ (place of notary's admission)
mit Anschrift in	with address at
______________________________________ ______________________________________ (place of notary's admission)
HIERMIT	HEREBY CERTIFY
die Echtheit vorstehender vor mir vollzogener Unterschrift von	that the above is the true signature signed before me of
______________________________________ (name of signatory) geboren am / born on______________________________________ wohnhaft in / resident in ______________________________________
ausgewiesen durch Vorlage seines gültigen Reisepasses.	identifying by presenting his valid passport.

Unterschrift Notar / Signature Notary

Notarstempel / Notary's Stamp

6

POWER OF ATTORNEY	VOLLMACHT
The undersigned	Die unterzeichnende
[Target Shareholder]
a limited liability company established under the laws of [●], with registered seat in [●] and registered with the commercial register of [●] under registration number [●] (the "Principal")	eine nach dem Recht von [●] gegründete Gesellschaft mit beschränkter Haftung, mit Sitz in [●] und eingetragen im Handelsregister [●] unter Nummer [●] (die "Vollmachtgeberin")
envisages to enter into a support agreement (der "Support Agreement") to support the conclusion of a business combination agreement with respect to the acquisition of all shares in Lilium GmbH, a limited liability company established under the laws of the Federal Republic of Germany, with registered seat in Munich and registered with the commercial register at the local court of Munich under HRB 216921 (the "Target Company") by Qell DutchCo BV , a limited liability company (to be transformed into a NV prior to closing of the DeSPAC Transaction) established under the laws of the Netherlands, with registered seat in Amsterdam and registered with the commercial register of 82165874 under registration number 862361357 ("HoldCo") inter alia among the Target Company, HoldCo, Qell Acquisition Corp., a corporation established under the laws of the Cayman Islands, with registered seat in the Cayman Islands and its business address at 601 Marshall Street Redwood City Ca 94063 ("Qell and affiliates of Quell (the "DeSPAC Transaction"). Pursuant to the Support Agreement the Principal will be obliged to transfer all of its shares held in the Target Company to HoldCo and to support the DeSPAC Transaction by taking all necessary or desirable actions in connection with the DeSPAC Transaction vis-à-vis the Target Company, Qell and other shareholders of the Target Company. In order to effect the transfer of its shares held in the Target Company, the Principal further envisages to enter into a share exchange agreement according to which the Principal transfers its shares held in the Target Company to HoldCo by way of contribution against issuance of shares in HoldCo and potentially further agreements, transfer deeds or deeds of issuance required in the context of German and / or Dutch law to effectively transfer the shares to HoldCo and / or to subscribe for and to acquire shares in HoldCo (the "Share Exchange Agreement").	beabsichtigt den Abschluss eines sog. Support-Vertrages (der "Support Vertrag"), um den Abschluss eines Unternehmenszusammenschlussvertrags in Hinblick auf den Erwerb sämtlicher Anteile an der Lilium GmbH, einer nach dem Recht der Bundesrepublik Deutschland gegründeten Gesellschaft mit beschränkter Haftung, mit Sitz in München und eingetragen im Handelsregister des Amtsgerichts München unter HRB 216921 (die "Zielgesellschaft"), durch die Qell DutchCo BV, einer nach dem Recht der Niederlande gegründeten Gesellschaft mit beschränkter Haftung (vor Vollzug der DeSPAC Transaktion wird sie in eine NV umgewandelt werden), mit Sitz in Amsterdam und eingetragen im Handelsregister 82165874 unter Nummer 862361357 ("HoldCo"), unter anderem zwischen der Zielgesellschaft, HoldCo, Qell Acquisition Corp., einer nach dem Recht der Cayman Inseln gegründeten Gesellschaft mit beschränkter Haftung, mit Sitz in den Cayman Inseln und geschäftsansässig in 601 Marshall Street Redwood City Ca 94063 ("Qell") und verbundenen Unternehmen von Quell, zu unterstützen (die "DeSPAC Transaktion"). Gemäß dem Support Vertrag verpflichtet sich die Vollmachtgeberin sämtliche von ihr gehaltenen Geschäftsanteile an der Zielgesellschaft an die HoldCo zu übertragen, sowie die DeSPAC Transaktion durch das Ergreifen aller notwendigen oder wünschenswerten Handlungen im Zusammenhang mit der DeSPAC Transaktion gegenüber der Zielgesellschaft, Qell und den sonstigen Gesellschaftern der Zielgesellschaft zu unterstützen. Um die Übertragung der Geschäftsanteile der Vollmachtgeberin an der Zielgesellschaft zu bewirken, beabsichtigt die Vollmachtgeberin zusätzlich einen sog. Share Exchange Vertrag abzuschließen, unter welchem die Vollmachtgeberin ihre Geschäftsanteile an der Zielgesellschaft im Wege der Einbringung in die HoldCo gegen Gewährung von Anteilen an der HoldCo übertragt, sowie potentiell zusätzliche Verträge, Übertragungsurkunden oder Begebungsurkunden welche nach deutschem und / oder niederländischem Recht zur wirksamen Übertragung der Geschäftsanteile an die HoldCo und / oder zur Zeichnung und Erwerb der Geschäftsanteile an der HoldCo notwendig sind (der "Share Exchange Vertrag").
(the entering into the Support Agreement, the Share Exchange Agreement and into any ancillary document in relation to the DeSPAC Transaction and any process in preparation thereto and thereafter, the "Transaction").	(der Abschluss des Support Vertrages, des Share Exchange Vertrages und sämtlicher weiteren Dokumente im Zusammenhang mit der DeSPAC Transaktion sowie die Vorbereitung und die Nachsorge, nachfolgend die "Transaktion").
The Principal hereby grants power of attorney to	Die Vollmachtgeberin bevollmächtigt hiermit
Qell DutchCo BV , a limited liability company established under the laws of the Netherlands on 11 March 2021, with registered seat in Amsterdam and registered with the commercial register of 82165874 under registration number 862361357
and	und
Daniel Wiegand
with business address at	geschäftsansässig

Claude-Dornier-Str. 1, Geb. 335 82234 Weßling, Germany
and	und
Dr. Christoph Rödter Dr. Thomas Schmid Dr. Timo Holzborn Adrian Dengler Verena Schwarz Viktor Kolberg Martina Pfaffinger
all with business address at	alle geschäftsansässig
Orrick, Herrington & Sutcliffe LLP Lenbachplatz 6 80333 Munich Germany
and	und
Gregor Klenk, Heiko Penndorf, Felix Krüger, Joana Pamukova, Christina Stella Papadimitriou, Carolin Keferstein,

2

all with business address at	alle geschäftsansässig
Goodwin Procter LLP TaunusTurm Taunustor 1 60310 Frankfurt am Main, Germany
individually with sole power of representation, hereinafter referred to as the "Attorney" or altogether the "Attorneys", to the following:	und zwar jeweils einzeln mit Einzelvertretungsbefugnis, nachstehend als der "Bevollmächtigte" oder gemeinsam als die "Bevollmächtigten" bezeichnet, zu Folgendem:
I. Subject to the parties to the Business Combination Agreement (as defined in the Support Agreement) being required to proceed to Closing in accordance with, and as such term is defined in, the Business Combination Agreement, the Attorneys may enter into and perform any transaction, take any measures and give and receive any declaration which they deem necessary or conducive in order to effect the Company Share Exchange (as defined in, and always in accordance with, the Support Agreement).	I. Vorbehaltlich, dass die Parteien des Business Combination Agreement (wie im Support Vertrag definiert) verpflichtet sind das Closing, gemäß den Vorschriften und entsprechend der Definition des Business Combination Agreement, durchzuführen, sind die Bevollmächtigten zum Abschluss und zur Durchführung sämtlicher Rechtsgeschäfte und Maßnahmen sowie zur Abgabe und Entgegennahme sämtlicher Erklärungen berechtigt, die im Ermessen der Bevollmächtigten für erforderlich oder förderlich erachtet werden um den Company Share Exchange (wie im Support Vertrag definiert und stets im Einklang mit dem Support Vertrag) herbeizuführen.
This includes, but is not limited to, in particular:	Dies umfasst insbesondere aber nicht ausschließlich:
1. Negotiation, execution, amendment, performance and/or termination of the Share Exchange Agreement (presumably to be notarized); (ii) a Dutch Deed of Issue (as defined in the Support Agreement), and (iii) a German Share Transfer Deed (as defined in the Support Agreement).	1. Verhandlung, Abschluss, Änderung, Durchführung, Aufhebung und/oder Beendigung des Share Exchange Vertrags (voraussichtlich notariell zu beurkunden); (ii) einer Dutch Deed of Issue (wie im Support Vertrag definiert), und (iii) einer German Share Transfer Deed (wie im Support Vertrag definiert).;
2. Exercise of any rights as a shareholder of the Target Company necessary or desirable in order to approve the Company Share Exchange, in particular convening and conducting shareholders’ meetings (also waiving all formalities and notice periods under applicable law and the articles of association), participation in shareholders’ meetings of the Target Company and exercising Principal's voting rights attached to shares held by the Principal in and outside shareholders’ meetings, in particular for adopting shareholders’ resolutions on the consent to the Transaction or waiver of any pre-emption rights or similar rights, in each case as explicitly set forth in the Support Agreement.	2. Ausübung aller Rechte als Gesellschafter in der Zielgesellschaft welche erforderlich oder wünschenswert sind um dem Company Share Exchange zuzustimmen, insbesondere die Einberufung und Durchführung von Gesellschafterversammlungen (auch unter Verzicht auf sämtliche gesetzliche und gesellschaftsvertragliche Frist- und Formvorschriften), die Teilnahme an Gesellschafterversammlungen der Zielgesellschaft sowie die Ausübung von Stimmrechten aus den Gesellschaftsanteilen der Vollmachtgeberin in und außerhalb von Gesellschaftersammlungen, insbesondere bei der Fassung von Beschlüssen über die Zustimmung zu der Transaktion oder den Verzicht auf Vorkaufrechte oder ähnliche Rechte, in jedem Fall wie ausdrücklich im Support Vertrag vorgesehen.
3. Subscription for and acceptance of newly issued shares to Principal in HoldCo on and subject to the terms set forth in the Support Agreement. Contribution of and/or acceptance or acknowledgement of the contribution of existing shares in the Target Company by the Principal into HoldCo on and subject to the terms set forth in the Support Agreement.	3. Übernahme/Zeichnung und Annahme neu ausgegebener Anteile an HoldCo durch die Vollmachtgeberin zu und vorbehaltlich der Bedingungen welche im Support Vertrag festgelegt sind. Einbringung von oder Entgegennahme und/oder Anerkennung der Einbringung vorhandener Anteile an der Zielgesellschaft der Vollmachtgeberin in HoldCo zu und vorbehaltlich der Bedingungen welche im Support Vertrag festgelegt sind.
4. In addition to the foregoing, each Attorney is entitled:	4. Zusätzlich zum Vorgenannten, ist jeder Bevollmächtigte berechtigt:
(a) to make use of this power of attorney in full and/or in part and/or more than once;	(a) diese Vollmacht vollständig und/oder teilweise, einmalig und/oder mehrmalig auszunutzen;

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(b) to issue, amend, supplement, terminate und/or approve all declarations which are covered by the subject matter of this power of attorney, irrespective of whether they have been made by the Principal, a legal or other representative of the Principal or any Attorney;	(b) alle Erklärungen zu ändern, zu ergänzen, aufzuheben und/oder zu genehmigen, die vom Umfang dieser Vollmacht gedeckt sind, und zwar unabhängig davon, ob diese vom Vollmachtgeber, von einem gesetzlichen oder einem anderen Vertreter des Vollmachtgebers oder von einem Bevollmächtigten abgegeben wurden;
(c) to make and receive all declarations and taking of any actions in connection with the foregoing.	(c) Erklärungen und die Vornahme von Handlungen in Zusammenhang mit dem Vorstehenden abgeben und entgegennehmen.
II. Each Attorney is fully released from the restrictions of sec. 181 German Civil Code (Bürgerliches Gesetzbuch) and authorized to represent the Principal alone and is entitled to enter into a legal transaction in the name of the Principal with himself in his own name or as an agent of a third party in relation to the aforementioned transactions and measures. Each Attorney is permitted to approve any statements made or agreements executed by himself or by third parties.	II. Jeder Bevollmächtigte ist vollständig von den Beschränkungen des § 181 BGB befreit und befugt, die Vollmachtgeberin allein und unter Befreiung von sämtlichen Beschränkungen im Hinblick auf Rechtsgeschäfte im Namen der Vollmachtgeberin mit sich selbst oder einem Dritten, im Zusammenhang mit den obigen Handlungen und Maßnahmen zu vertreten. Die Bevollmächtigen sind befugt, alle von sich selbst oder von Dritten abgegebenen Erklärungen oder abgeschlossenen Verträge zu genehmigen.
III. Each Attorney is entitled to grant sub-power of attorney to the same extent as he/she is authorized (including to grant release from the restrictions of self-contracting) as stipulated in I. and II. above.	III. Jeder einzelne Bevollmächtigte ist befugt in demselben Umfang Untervollmacht (einschließlich der Befreiung von dem Verbot des Selbstkontrahierens) zu erteilen, in dem er/sie, wie oben unter I. und II. angegeben, befugt ist.
This power of attorney is not limited in relation to third parties and shall be broadly construed in order to serve its purpose.	Diese Vollmacht ist nach außen nicht beschränkt und soll weit ausgelegt werden, um den Zweck ihrer Erteilung zu verwirklichen.
This power of attorney shall expire automatically on termination of the Support Agreement.	Diese Vollmacht erlischt automatisch mit der Beendigung des Support Vertrags.
This power of attorney shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.	Diese Vollmacht unterliegt dem Recht der Bundesrepublik Deutschland und wird in Übereinstimmung mit dem Recht der Bundesrepublik Deutschland ausgelegt.
The Principal shall indemnify each Attorney, to the extent permitted by law, from any personal liability in relation to the aforementioned transactions and measures other than in the event of such Attorney’s gross negligence or its wilful or intentional misconduct.	Die Vollmachtgeberin stellt jeden der Bevollmächtigen im Zusammenhang mit den obigen Handlungen und Maßnahmen, soweit gesetzlich zulässig, von jeder persönlichen Haftung frei, soweit diese nicht auf grober Fahrlässigkeit oder Vorsatz beruht.
The Principal hereby irrevocably and unconditionally undertakes vis-à-vis each Attorney (i) not to assert any claims against an Attorney in connection with the exercise, or the alleged exercise of any powers conferred by this power of attorney and (ii) to indemnify every Attorney from all actions, proceedings, claims, costs, expenses and liabilities of a re-description arising from the exercise, or the alleged exercise, of any of the powers conferred by this power of attorney.	Die Vollmachtgeberin verpflichtet sich unwiderruflich und unbedingt gegenüber jedem Bevollmächtigten, (i) keine Ansprüche im Zusammenhang mit der Ausübung dieser Vollmacht oder der behaupteten Ausübung gegen Bevollmächtigte geltend zu machen und (ii) Bevollmächtigte von allen Rechtsstreitigkeiten, Verfahren, Ansprüchen, Kosten, Ausgaben und Verpflichtungen jeglicher Art freizustellen, die aus einer Ausübung dieser Vollmacht oder einer behaupteten Ausübung entstehen.
If any provision of this power of attorney should be invalid in whole or in part of any reason whatsoever, the remaining provisions of this power of attorney shall not be affected thereby.	Sollten einzelne Bestimmungen dieser Vollmacht teilweise oder vollständig unwirksam oder rechtlich nicht durchsetzbar sein, aus welchem Grund auch immer, so soll die Wirksamkeit der übrigen Bestimmungen hiervon unbeeinträchtigt bleiben.
The German version of this power of attorney shall prevail.	Die deutsche Fassung dieser Vollmacht ist maßgeblich.

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On behalf of / Im Namen von [Target Shareholder]
(Place / Ort)

(Date / Datum)

(Signature / Unterschrift)

by / durch: [●name of authorized representative]

Name [●position of authorized representative]

Position

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Notarielle Beglaubigung	Notarial Certification
An diesem	Today on this
______________________________________ (date)
in	here in
______________________________________ (place of certification)
BEGLAUBIGE
ich, der Unterzeichner	I, the undersigned
______________________________________ (name of notary)
öffentlich bestellter Notar in	practicing public notary in
______________________________________ (place of notary's admission)
mit Anschrift in	with address at
______________________________________ ______________________________________ (place of notary's admission)
HIERMIT	HEREBY CERTIFY
die Echtheit vorstehender vor mir vollzogener Unterschrift von	that the above is the true signature signed before me of
______________________________________ (name of signatory) geboren am / born on______________________________________ wohnhaft in / resident in ______________________________________
ausgewiesen durch Vorlage seines gültigen Reisepasses.	identifying by presenting his valid passport.

Unterschrift Notar / Signature Notary

Notarstempel / Notary's Stamp

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HoldCo and Tencent Mobility (Luxembourg) S.à r.l. agree that the following PoA is mutually acceptable to both parties pursuant to Section 1.(c) of this Agreement.

[Exhibit C to Support Agreement]

EXHIBIT C

SHAREHOLDER NOTICES

[Exhibit C to Support Agreement]

EXHIBIT C

SHAREHOLDER NOTICES

SHAREHOLDER

Tencent Mobility (Luxembourg) S.à r.l.

Tencent Mobility (Luxembourg) S.à r.l.

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen's Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com,

exploreinvestments@tencent.com

with a copy to:

44/F, Tencent Binhai Towers, No.33 Haitian 2nd Road, Nanshan

District, Shenzhen, P.R.China 518054 Attention:

Mergers and Acquisitions Department

Email: PD_Support@tencent.com

All share certificates to:

Address: 44/F, Tencent Binhai Towers, No.33 Haitian 2nd

Road, Nanshan District, Shenzhen, P.R.China 518054

Tel: +86 13732204748

Attn: Holly Peng/M&A Dept.

with a copy (which shall not constitute notice) to:

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB

Behrenstrasse 42

10117 Berlin

Germany

Attention: Dr. Jens Wenzel, Clemens Höhn

Email: jens.wenzel@hengeler.com; clemens.hoehn@hengeler.com

SHAREHOLDER

Lightrock GrowthFund I S.A.

Lightrock Growth Fund I S.A., SICAV-RAIF

Aztec Financial Services (Luxembourg) S.A.

8, rue Lou Hemmer

L-1748 Senningerberg

Grand Duchy of Luxembourg

Attention: Vasileios Makris, Depository Manager; Cindy Lourenço, Client Relationship Manager

Email: vasileios.Makris@aztecgroup.eu (copy to LGTDepositary@aztecgroup.eu),

cindy.lourenco@aztecgroup.eu (copy to: LGTLux@aztecgroup.eu)

with a copy (which shall not constitute notice) to:

Lightrock LLP

1 St. James’s Market, London, SW1Y 4AH, United Kingdom

Attn: Umur Hursever

Email: umur@lightrock.com and legal@lightrock.com

and

Milbank LLP

Maximilianstraße 15

80539 München

Germany

Attention: Dr. Peter Nussbaum; Dr. Michael Pujol

Email: PNussbaum@milbank.com, MPujol@milbank.com

SHAREHOLDER

LGT Global Invest Ltd.

LGT Global Invest Ltd.

Grand Pavilion Commercial Centre, 1st Floor, 802 West Bay Road, Grand Cayman KY1-1207, Cayman Islands

Attention.: Mr. Urs Gaehwiler / Mr. Patrick Hunger

Email: urs.gaehwiler@lgt.com; patrick.hunger@lgt.com

and

LGT Group Foundation, Herrengasse 12, 9490 Vaduz, Principality of Liechtenstein

Attention.: Prince Max von und zu Liechtenstein / Mr. Urs Gaehwiler / Mr. Patrick Hunger

Email: max.liechtenstein@lgt.com; urs.gaehwiler@lgt.com; patrick.hunger@lgt.com with a copy (which shall not constitute notice) to:

Lightrock LLP

Attention: Umur Hursever

1 St. James’s Market, London, SW1Y 4AH, United Kingdom

Email: max.liechtenstein@lgt.com; umur@lightrock.com and legal@lightrock.com;

and

Milbank LLP

Maximilianstraße 15

80539 München

Germany

Attention: Dr. Peter Nussbaum; Dr. Michael Pujol

Email: PNussbaum@milbank.com, MPujol@milbank.com

SHAREHOLDER

Obvious Ventures II L.P.

Obvious Ventures II L.P.

220 Halleck Street, Suite 120

San Francisco, CA 94129

Attention: Andrew Beebe

Email: a@obviousventures.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One International Place, Suite 2000

Boston, MA 02110

Attention: Emily Ladd-Kravitz

Email: laddkravitze@gtlaw.com

SHAREHOLDER

Scottish Mortgage Investment Trust plc

c/o Baillie Gifford & Co

Calton Square

1 Greenside Row

Edinburgh EH1 3AN

United Kingdom

Attention: Tom Slater, Michael Pye, Keith Borrows, Christopher Smith and Eilidh Gillanders

Email to all of: Tom.Slater@bailliegifford.com; Michael.Pye@bailliegifford.com;

LegalUnlisted@bailliegifford.com

with a copy (which shall not constitute notice) to:

CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB

Lennéstrasse 7

10785 Berlin

Germany

Attention: Steffen König, Ralf Kurney

Email: steffen.koenig@cms-hs.com; ralf.kurney@cms-hs.com

SHAREHOLDER

Alexander Makram George Asseily

Alex Asseily

76 Aylestone Avenue

London, NW67AM

United Kingdom

Email: asseily@gmail.com

SHAREHOLDER

Atomico IV L.P.

Atomico IV L.P.

c/o Maples, Ugland House

PO Box 309

Grand Cayman

Cayman Islands KY1-1104

Attention: Nicole Ramroop

Email: nramroop@waystone.com

with a copy (which shall not constitute notice) to:

Atomico (UK) Partners LLP

29-35 Rathbone Street

London W1T 1NH

United Kingdom

Attention: Kasit Rochanakorn

Email: kasit@atomico.com

SHAREHOLDER

Atomico IV (Guernsey) L.P.

Atomico IV (Guernsey) L.P.

Old Bank Chambers, La Grande Rue

St. Martin, Guernsey, GY4 6RT

Attention: Nicole Ramroop

Email: nramroop@waystone.com

with a copy (which shall not constitute notice) to:

Atomico (UK) Partners LLP

29-35 Rathbone Street

London W1T 1NH

United Kingdom

Attention: Kasit Rochanakorn

Email: kasit@atomico.com

SHAREHOLDER

e42 II GmbH

e42 II GmbH

Joseph-Schumpeter-Allee 25

53227 Bonn

Germany

Attention: Marc Sieberger

Email: marc@freigeist.com; office@freigeist.com

SHAREHOLDER

Lilium Beteiligungs UG (haftungsbeschränkt) & Co. KG

Lilium Beteiligungs UG (haftungsbeschränkt) & Co. KG

c/o Lilium GmbH

Claude-Dornier-Straße 1

Geb. 335, 82234 Wessling

Germany

Attention: General Counsel

Email: roger.franks@lilium.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

Lenbachplatz 6, 80333 Munich

Germany

Attention: Dr. Christoph Rödter

Email: croedter@orrick.com

SHAREHOLDER

Stichting Evtol Investment

Stichting Evtol Investment

Naritaweg 165

1043 BW Amsterdam

The Netherlands

Attention: Mr. Hans-Peter Visser

Email: lilium@citco.com

SHAREHOLDER

The Founders: Sebastian Born, Matthias Meiner, Patrick Nathen and Daniel Wiegand

c/o Lilium GmbH

Claude-Dornier-Straße 1

Geb. 335, 82234 Wessling

Germany

Attention: CEO

Email: daniel@lilium.com, sebastian@lilium.com, patrick@lilium.com, matthias@lilium.com with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

Lenbachplatz 6, 80333 Munich

Germany

Attention: Dr. Christoph Rödter

Email: croedter@orrick.com

SHAREHOLDER

Lilium GmbH

Claude-Dornier-Straße 1

Geb. 335, 82234 Wessling

Germany

Attention: Daniel Wiegand

Email: daniel@lilium.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

Lenbachplatz 6, 80333 Munich

Germany

Attention: Dr. Christoph Rödter

Email: croedter@orrick.com

EXHIBIT D

HOLDCO GOVERNING DOCUMENTS

[Exhibit D to Support Agreement]

EXHIBIT F

FORM OF INCENTIVE EQUITY PLAN

[Exhibit F]

EXHIBIT G

FORM OF RESTRICTIVE COVENANT

[Exhibit G]

EXHIBIT H

MANAGEMENT INCENTIVE SUCCESS AWARDS

[Exhibit H]